Exhibit 4.8

[TRANSLATION FOR REFERENCE ONLY]

NT$13,200,000,000 Syndicated Loan Agreement

ChipMOS TECHNOLOGIES INC.

(as Borrower)

Land Bank of Taiwan Co., Ltd.

Bank of Taiwan Co., Ltd.

Taiwan Cooperative Bank Co., Ltd.

(as Lead Arrangers and Lenders)

Taishin International Bank Co., Ltd.

Chang Hwa Commercial Bank, Ltd.

Hua Nan Commercial Bank, Ltd.

Yuanta Commercial Bank Co., Ltd.

Ta Chong Bank, Ltd.

Taiwan Shin Kong Commercial Bank Co., Ltd.

Bank of Panhsin Co., Ltd.

(as Lenders)

Land Bank of Taiwan Co., Ltd.

(as Facility Agent)

Bank of Taiwan Co., Ltd.

Taiwan Cooperative Bank Co., Ltd.

(as Collateral Agents)

May 16, 2016

Baker & McKenzie

15F, No. 168, Dunhua North Road, Taipei City, Republic of China

Appendix

Appendix 1 The Commitment Amount of Each Lender

Appendix 2 Land Details

Appendix 3 Building Details

Appendix 4 Machinery and Equipment Details

i

Schedule

Schedule 1	Format of Drawdown Request	1-1
Schedule 2	Format of Promissory Note	2-1
Schedule 3	Format of Note Authorization	3-1
Schedule 4	Format of Statement of Non-violation of Financial Covenants	4-1
Schedule 5	Format of Subordination Undertaking	5-1
Schedule 6	Format of Real Estate Mortgage Agreement	6-1
Schedule 7	Format of Alternation of Real Estate Mortgage Agreement	7-1
Schedule 8	Format of Chattel Mortgage Agreement	8-1
Schedule 9	Format of Assignment of Insurance Rights and Benefits Agreement	9-1
Schedule 10	Format of Negative Pledge	10-1
Schedule 11	Format of Assignment of [Commitment Amount]	11-1
[Outstanding Principal Balance] Agreement

ii

Syndicated Loan Agreement

This Syndicated Loan Agreement (hereinafter the “Agreement”) is entered into on May 16, 2016, by and among the following parties:

(1)	ChipMOS TECHNOLOGIES INC. is a company limited by shares organized and existing under the Laws of the Republic of China with the business address registered at the Hsinchu Science Park at No. 1, R&D Road 1, Hsinchu Science Park, Republic of China (Taiwan) (hereinafter the “Borrower”);

and

(2)	the banks and financial institutions specified in Appendix 1 (hereinafter referred to as the “Lender” individually and as the “Lenders” collectively);

and

(3)	Land Bank of Taiwan Co., Ltd., Bank of Taiwan Co., Ltd., and Taiwan Cooperative Bank Co., Ltd. shall be the lead arrangers (hereinafter the “Lead Arranger” individually and as the “Lead Arrangers” collectively) of this Syndicated Loan (as defined hereunder);

and

(4)	Land Bank of Taiwan Co., Ltd. shall act as the Facility Agent under this Agreement (hereinafter the “Facility Agent”);

and

(5)	Bank of Taiwan Co., Ltd. (hereinafter “Bank of Taiwan”) and Taiwan Cooperative Bank Co., Ltd. (hereinafter “Taiwan Cooperative Bank”) shall act as the Collateral Agents under this Agreement (hereinafter the “Collateral Agent” individually and as the “Collateral Agents” collectively, together with the Facility Agent, the “Agent Banks”).

To repay the existing loans from the financial institutions (including, but not limited to, the outstanding amount under the 2014 Syndicated Loan (as defined hereunder)) and to replenish the working capital, the Borrower requests the Lead Arranger to organize the Lenders and applies for a credit facility in the amount of NT$13.2 billion (NT$13,200,000,000) (hereinafter this “Syndicated Loan”).

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The Lead Arranger has hereby organized the Lenders, and the Lenders have agreed to provide financing to the Borrower up to the total Maximum Facility Amount (as defined hereunder) according to the terms and conditions set forth herein.

The Lead Arranger and the Lenders also agreed to jointly appoint Land Bank of Taiwan Co., Ltd. as the Facility Agent of the Agreement to act on behalf of the Lenders, to facilitate the relevant processes of administering this Syndicated Loan according to the terms and conditions stipulated by the Agreement, and to exercise the rights vested by the Lenders pursuant to this Agreement.

In addition, the Lead Arranger and the Lenders have agreed to jointly appoint Bank of Taiwan Co., Ltd.; and Taiwan Cooperative Bank Co., Ltd. to act as the Collateral Agents to manage the Collateral(s) provided by the Borrower (as defined hereunder) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article 1 Definitions and Interpretations

1.	Definitions

Unless otherwise defined in the Agreement, the following terms shall have the meanings set forth below:

(1)	“Maximum Facility Amount” shall mean the Maximum Facility Amount committed by the Lenders pursuant to the terms of this Agreement for Tranche A Facility Amount and Tranche B Facility Amount (as defined hereunder). The Maximum Facility Amount shall be NT$13.2 billion (NT$13,200,000,000) upon the signing of this Agreement, which may be subsequently cancelled or reduced pursuant to the terms and provisions of this Agreement.

(2)	“Tranche A Facility Amount” shall mean the facility amount of NT$8.3 billion (NT$8,300,000,000) provided by the Lenders.

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(3)	“Tranche B Facility Amount” shall mean the facility amount of NT$4.9 billion (NT$4,900,000,000) or its equivalent in US dollar provided by the Lenders.

(4)	“Tranche(s) Facility Amount” shall mean the facility amounts under Tranche A Facility Amount or Tranche B Facility Amount.

(5)	“Participation Percentage” shall mean (a) the Commitment Amount respectively provided by each Lender as a percentage of each of the Tranches Facility Amount, with respect to the Tranches Facility Amount, and (b) the total Commitment Amount respectively provided by each Lender as a percentage of the Maximum Facility Amount, with respect to the Maximum Facility Amount.

(6)	“Facility Participation Amount” shall mean the facility amount provided by each Lender for each Drawdown, with respect to each and any Drawdown under this Agreement.

(7)	“Commitment Amount” shall mean the facility amount respectively committed by each Lender as indicated in Appendix 1. The following shall be deducted when calculating the Commitment Amount: (a) Facility Participation Amount already provided by the Lenders during each Drawdown under the Agreement, or (b) the amount cancelled or reduced pursuant to other provisions of the Agreement.

(8)	“Outstanding Principal Balance” shall mean the balance of loan principal already disbursed by the Lenders to the Borrower at any time during the Duration of the Agreement but not yet repaid by the Borrower. In the context of respective Lender, it shall mean the balance of loan principal already disbursed by said Lender to the Borrower but not yet repaid.

(9)	“Outstanding Balance” shall mean any and all indebtedness owed by the Borrower to the Lenders during the Duration of the Agreement, including the Outstanding Principal Balance, interest, default interest, penalties, fees and other unpaid payables.

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(10)	“Majority Lenders” (a) In terms of the Maximum Facility Amount, after the Borrower has made Drawdown for any one of the Tranches Facility Amount, it means the Lenders whose sum of the Outstanding Principal Balance has exceeded two-thirds of all of the Outstanding Principal Balance under the terms of this Agreement. Before or if the Outstanding Principal Balance is zero after the Borrower has made Drawdown for any one of the Tranches Facility Amount, it means the Lenders whose total Commitment Amount has exceeded two-thirds of the Maximum Facility Amount. (b) In terms of any Tranches Facility Amount, before or if the Outstanding Principal Balance is zero after the Borrower has made Drawdown for the Tranches Facility Amount, it means the Lenders whose total Commitment Amount has exceeded two-thirds of the sum of the Tranches Facility Amount for such Tranches Facility Amount. If the Borrower has already made Drawdown for any of the Tranches Facility Amount, it means the Lenders whose sum of the Outstanding Principal Balance for such Tranches Facility Amount has exceeded two-thirds of all of the Outstanding Principal Balances.

(11)	“Drawdown” shall mean the act of the Borrower drawing down any of the Tranches Facility Amount by requesting Lenders to disburse funds pursuant to the Agreement. “Drawdown Date” shall mean the date on which the Borrower draws down any of the Tranches Facility Amount, which must be a banking Business Day.

(12)	“First Drawdown” shall mean the act of Borrower drawing down any of the Tranches Facility Amount pursuant to the Agreement for the first time; “First Drawdown Date” shall mean the day on which the Borrower first draws down any of the Tranches Facility Amount (which must be a banking Business Day), or the day deemed as the First Drawdown Date pursuant to the Agreement.

(13)	“Drawdown Request” shall mean the drawdown request form delivered by the Borrower in accordance with the format presented in Schedule 1.

(14)	“Final Maturity Date” shall mean the last day of the Loan Period set forth in Paragraph 3 of Article 2.

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(15)	“Duration of the Agreement” shall mean the period starting from the date on which the Agreement is executed to the date on which the Borrower has completely paid off all of its indebtedness under the Agreement (including but not limited to the Outstanding Principal Balance, interest, default interest, penalties, advances, other expense items, related indemnities and interest incurred therefrom, commitment fees, Lead Arranger Fee, Facility Agent Fee, and all other relevant indebtedness), and after the Borrower has fully performed all of its obligations under the Agreement.

(16)	“Business Day” shall mean any day on which banks in Taiwan area are open to the public for business during regular business hours according to law and regulations. However, (a) for the purpose of determining London Interbank Offered Rate (as defined hereunder), Business Day shall mean any day on which banks in Taiwan and banks in London, United Kingdom are open to the public for business during regular business hours according to the laws and regulations; (b) for the payment shall be made in US dollar, Business Day shall mean any day on which banks in Taiwan and banks in New York, the United States are open to the public for business during regular business hours according to the laws and regulations.

(17)	“Promissory Note(s)” shall mean any promissory note(s) issued by the Borrower pursuant to Subparagraph (6) of Paragraph 1 of Article 10 and other promissory note(s) to be issued by the Borrower in the future to replace the aforementioned promissory note(s) that have the same format and substance as those presented in Schedule 2.

(18)	“Note Authorization(s)” shall mean any note authorization(s) issued by the Borrower pursuant to Subparagraph (6) of Paragraph 1 of Article 10 and other note authorization(s) to be issued by the Borrower in the future to replace the aforementioned note authorization(s) that have the same format and substance as those presented in Schedule 3.

(19)	“Assignment of Insurance Rights and Benefits Agreement” shall mean the agreement signed by the Borrower pursuant to Paragraph 3 of Article 11 of the Agreement; whereby the Borrower shall transfer the relevant insurance interests for the insurance purchased for the Collateral to the Collateral Agents. The content and format of such agreements shall comply with those specified in Schedule 9.

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(20)	“Land(s)” shall mean the Chupei Plant—Land, Chupei Plant 2—Land and Hukou Plant—Land owned by the Borrower as listed in Appendix 2.

(21)	“Building(s)” shall mean the Chupei Plant—Buildings, Chupei Plant 2—Buildings and Hukou Plant—Buildings, Hsinchu Science Park Plant—Buildings and Southern Taiwan Science Park Plant—Buildings owned by the Borrower as listed in Appendix 3.

(22)	“Machinery and Equipment” shall mean the machinery and equipment and the ancillary equipment owned by the Borrower as listed in Appendix 4.

(23)	“Security Agreement” shall mean the agreement for creation of real estate or chattel mortgage for items such as Land(s), Building(s), and Machinery and Equipment as stipulated by Article 11. “Security Interests” shall mean real estate or chattel mortgages created as the security for the Collateral Agents under Article 11 hereof. “Collateral(s)” shall mean the various Land(s), Building(s), and Machinery and Equipment as stipulated by Article 11 hereof.

(24)	“Negative Pledge” shall mean the Negative Pledge issued by the Borrower under Subparagraph (15) of Paragraph 1 of Article 10 pursuant to the format specified in Schedule 10.

(25)	“Security Document(s)” shall mean the Agreement, Promissory Note(s), Note Authorization(s), Security Agreement, Assignment of Insurance Rights and Benefits Agreement, Negative Pledge, and other documents signed by the Borrower or others at any time to be provided as the security for the indebtedness owed by the Borrower under the Agreement.

(26)	“Rights and Interests of Security” shall mean the mortgage of real property, chattel mortgage, pledge of rights, creation of encumbrance, alienation guarantee under trust, assignment of right and interest, conditional sale, trust receipt, pledge, lien, guaranty agreement, rights of first refusal or other rights and interests of security, or other forms of security arrangements.

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(27)	“Reference Rate” shall mean (a) the one-to-two year regular savings variable rate for savings less than NT$5,000,000 established by Chunghwa Post Co. Ltd. at the two Business Days prior to the Drawdown Date or the benchmark Interest Rate Adjustment Date (as defined hereunder) in terms of the New Taiwan dollar Drawdown of the Tranche A Facility Amount and/or Tranche B Facility Amount by the Borrower; or (b) the London Interbank Offered Rate (LIBOR) (as defined hereunder) in terms of any US dollar Drawdown by the Borrower for the Tranche B Facility Amount.

(28)	“Interest Period” shall mean, in terms of each Drawdown by the Borrower, the period starting from the Drawdown Date to the preceding day to the relevant date of the First Drawdown Date during the month next to the Drawdown date and one full month hence after. If there is no relevant date, the last day of the month shall be deemed as the relevant date. However, in terms of any Drawdown for Tranche B Facility Amount, the last interest period shall end on the Maturity Date for such Drawdown.

(29)	“Interest Rate Adjustment Date” shall mean, in terms of any New Taiwan dollar Drawdown under the Tranche A Facility Amount and Tranche B Facility Amount, the commencement date of each applicable Interest Period.

(30)	“Term of Facility” shall mean 90 days or 180 days from each New Taiwan dollar Drawdown Date without exceeding the Loan Period in terms of any Drawdown by the Borrower under the Tranche B Facility Amount, and 3 months or 6 months after each US dollar Drawdown Date without exceeding the Loan Period in terms of any Drawdown by the Borrower under the Tranche B Facility Amount. The “Maturity Date” shall mean the final date of the Term of Facility.

(31)	“London Interbank Offered Rate (LIBOR)” shall mean, in terms of any US dollar Drawdown by the Borrower under the Tranche B Facility Amount, the fixing rate of US dollar offered rate, shown on the information screen page 3750 (or the various other US dollar offered rates that will replace page 3750 in the future) at approximately 11 AM by Reuters Co., Ltd. (Reuters) two Business Days prior to the Drawdown Date, of the London Interbank Offered Rate for the same Term of Facility of such Drawdown (i.e., “Interest Rate Period”). If such interest rates are not available, the interest rate in accordance with the market practice for a longer period shall prevail.

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(32)	“TAIFX3 Rate” shall mean, in terms of any US dollar Drawdown by the Borrower under the Tranche B Facility Amount, the fixing rate of US dollar offered rate of Taipei Forex Inc. for the same period as the Interest Rate Period for the drawdown displayed on page TAIFX3 of the Reuters information screen (TAIFX3) two (2) Business Days prior to each Drawdown Date (or later on another page of the system that displays US dollar offered rates in place of page TAIFX3). If such interest rates are not available, the fixing rate of US dollar offered rate (offer side) in accordance with the market practice for a longer period shall prevail.

(33)	“Additional Capital Costs” shall mean, in terms of any US dollar Drawdown by the Borrower under the Tranche B Facility Amount, the higher of the following two items: (a) the TAIFX3 rate minus the LIBOR minus 0.30% of the annual interest rate, or (b) zero.

(34)	“Risk Sharing Percentage” shall mean (a) the ratio of the sum of the Outstanding Principal Balance of each Lender compared to the total Outstanding Principal Balance of all of the Lenders under this Agreement in terms of the Maximum Facility Amount, and (b) the ratio of the Outstanding Principal Balance of each Lender of each of the Tranches Facility Amount compared to the total Outstanding Principal Balance of all the Lenders under such Tranches Facility Amount in terms of each of the Tranches Facility Amount.

(35)	“Event of Default” shall mean any event set forth in Paragraph 1 of Article 12.

(36)	“Potential Event of Default” shall mean an event or circumstance which, with the passage of time, the giving of notice or the satisfaction of other conditions, would constitute an Event of Default.

(37)	“New Taiwan Dollar (NTD)” and “NT$” shall mean the official currency of the Republic of China.

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(38)	“US Dollar (USD)” and “US$” shall mean the official currency of the United States of America.

(39)	“Compensatory Interest Rate” shall mean the benchmark rate for NT$ loans posted by the Facility Agent at the time of interest accrual plus three percent (3%) per annum when the accrued interest payment is effected in NT$, or the US$ benchmark rate posted by the Facility Agent at the time of interest accrual plus three percent (3%) per annum when the accrued interest payment is effected in US$.

(40)	“2014 Syndicated Loan” shall mean the Syndicated Loan Agreement dated July 2, 2014 with the Maximum Facility Amount of NT$10 billion (NT$10,000,000,000) signed by the Borrower with Bank of Taiwan Co., Ltd. as the management bank of the syndicated loan participating banks.

2.	Interpretations

Unless otherwise provided in the Agreement, the terms below shall be interpreted as follows:

(1)	“Authorization” includes any approval, consent, license, permit, concession, permission, registration, resolution, instruction, statement or waiver.

(2)	“Person” refers to any individual, corporation, partnership, trust, organization, fund, association, business, joint venture, or other juristic person or non-juristic person organizations, and other legal entities or any government or agency created thereunder.

(3)	“Tax” means any tax, excise, tariff, payment, fees, deduction or withholding imposed, levied, charged, withheld or determined by taxation agency or other agencies, which also includes all associated interest, fines, penalties or other accrued or requested payment; the term “taxation” shall be interpreted in the same manner.

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3.	Other

(1)	The term the Agreement or any Security Document referred to in the Agreement includes the Agreement or Security Document and the modified or supplemental versions thereof at any time; unless otherwise specified, clauses, exhibits and schedules referred to in the Agreement shall mean the clauses, exhibits and schedules to the Agreement; the captions of clauses are for convenience only and shall not be used as basis for interpretation of clauses. The relevant competent authorities referred to in the Agreement shall include the future replacements and new competent authorities named; the term guidelines, directions, regulations or other relevant rules of relevant competent authorities referred to herein shall include the future additions, deletions and amendments.

(2)	Unless otherwise agreed, where it is necessary to convert NT$ into another currency or vice versa, the applicable exchange rate shall be the mean value of the spot exchange rates between the relevant foreign currency and NT$ posted by the Facility Agent at approximately 11 AM two (2) Business Days prior to the date of conversion.

Article 2 Facility Amount and Purpose

1. Facility Amount

(1)	Maximum Facility Amount

NT$13.2 billion (NT$13,200,000,000).

(2)	Tranches Facility Amount

(a)	Tranche A Facility Amount

Medium-term (secured) loan in the amount of NT$8.3 billion (NT$8,300,000,000).

(b)	Tranche B Facility Amount

Medium-term loan in the amount of NT$4.9 billion (NT$4,900,000,000) or its equivalent in US dollar.

(3)	The Tranche A Facility Amount discussed above shall not be used on a revolving basis, and the Tranche B Facility Amount may be used on a revolving basis within the Loan Period.

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2.	Loan Purpose

(1)	Purpose

(a)	Tranche A Facility Amount

For the Borrower to repay the existing loans granted by financial institutions (including, but not limited to, the balance under the 2014 Syndicated Loan) and to supplement its working capital.

(b)	Tranche B Facility Amount

For the Borrower to replenish its working capital.

(2)	No Obligation to Supervise

The Lenders, Facility Agent and Lead Arranger may examine, supervise and check the loan purpose adopted by the Borrower. However, the Lenders, Facility Agent and Lead Arranger shall have no obligations to supervise the actual loan purpose adopted by the Borrower.

3.	Loan Period

(1)	Tranche A Facility Amount

The Tranche A Facility Amount shall have a term of five (5) years starting from the First Drawdown Date, including a grace period of eighteen (18) months. However, if the Borrower fails to make the First Drawdown within the 3-month period set forth in Subparagraph (1) of Paragraph 4 of Article 2, the Loan Period shall be five (5) years starting from the last day of such 3-month period.

(2)	Tranche B Facility Amount

The Tranche B Facility Amount shall have a term of five (5) years starting from the First Drawdown Date. However, if the Borrower fails to make the First Drawdown within the 3-month period set out in Subparagraph (1) of Paragraph 4 of Article 2, the Loan Period shall be five (5) years starting from the last day of such 3-month period.

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4.	Drawdown Period

(1)	First Drawdown Period

The Borrower shall execute the First Drawdown within 3 months after the executive date of this Agreement, and for the First Drawdown the Borrower shall first apply for the Tranche A Facility Amount to repay the outstanding balance of the 2014 Syndicated Loan. However, if the Borrower fails to execute the First Drawdown within the said 3-month period, the expiry date of said 3-month period shall be regarded as the First Drawdown Date.

(2)	Tranche A Facility Amount

The Borrower may make Drawdown on Tranche A Facility Amount in multiple instances within three (3) months from the First Drawdown Date.

(3)	Tranche B Facility Amount

Tranche B Facility Amount may be utilized on a revolving basis within the Loan Period by the Borrower.

5.	Cancellation of Facility Amount

(1)	Unless otherwise provided in the Agreement, the Tranches Facility Amount must be drawn before the expiry of the Drawdown Period. The amount not drawn during the aforesaid period shall be cancelled automatically and shall not be available for Drawdown.

(2)	The Borrower does not have the option to cancel all or any part of the Facility Amount, unless all of the conditions below are satisfied:

(a)	The Borrower has given the Facility Agent at least fifteen (15) days prior written notice;

(b)	The cancelation amount shall be at least NT$50 million (NT$50,000,000), and the excessive part shall be in integral multiples of NT$10 million (NT$10,000,000) or the total amount that has not yet been drawn by the Borrower; and

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(c)	The effective date of such cancelation shall be on an Interest Payment Date.

(3)	When the Borrower cancels any of the Tranches Facility Amount, the Commitment Amount of each Lender for said Tranche Facility Amount shall be cancelled accordingly based on its respective Risk Sharing Percentage (or Participation Percentage if there is no Outstanding Principal Balance), and the amount cancelled as agreed herein shall no longer be available for Drawdown.

(4)	When the Borrower fails to cancel the Facility Amount according to the preceding paragraph, the Borrower shall pay a compensation equal to zero point one five percent (0.15%) of the cancelled amount to compensate the Lenders for the loss on the interest rate spread arising from the amount canceled. The Facility Agent shall calculate and notify the Borrower of the amounts of such compensation, and the Borrower shall pay those amounts to the Lenders on the day the cancellation takes effect along with other payments through the Facility Agent.

6.	Reduction of the Tranche B Facility Amount

The Tranche B Facility Amount shall be averagely reduced in five (5) periods starting the last day of the 36th month after the First Drawdown Date and the last day of each six (6)-month period thereafter (hereinafter “Amount Reduction Date”). If the Outstanding Principal Balance under the Tranche B Facility Amount has exceeded the reduced balance of the Tranche B Facility Amount on the Amount Reduction Date, the Borrower shall immediately repay the excess part of the Outstanding Principal Balance, the interests payable and expenses on the Amount Reduction Date.

Article 3 Drawdown Conditions

When the Borrower applies for a Drawdown, all of the Drawdown conditions under this Article for the First Drawdown and/or subsequent Drawdown must be satisfied. Otherwise, the Lenders are not obligated to grant the Borrower the Facility Amount pursuant to the Agreement. For the original documents submitted by the Borrower, the formats and contents must be acceptable to the Facility Agent. For photocopies of the documents submitted by the Borrower, the formats and contents shall be acceptable to the Facility Agent, and the Borrower or the document provider shall certify the authenticity, correctness and completeness of copies.

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1.	Conditions Precedent for First Drawdown

For the First Drawdown, the Borrower shall submit to the Facility Agent the following documents having a format and contents already accepted by the Facility Agent at least seven (7) Business Days prior to the scheduled Drawdown Date or such shorter period of time agreed by the Facility Agent, and shall have met the following conditions precedent:

(1)	The Agreement

The Agreement duly executed by all parties hereto.

(2)	Corporate documents

The following copies of the documents shall be affixed with the company seal of the Borrower and the seal of the Borrower’s responsible person to confirm that they are identical to the original:

(a)	Articles of Incorporation;

(b)	The Corporate Registration Card (including the directors’ roster) issued by the Science Park Bureau;

(c)	Resolutions adopted by the Borrower’s board of directors to execute this Agreement, Security Documents to which the Borrower is a party, other required notices or documents in connection with the Agreement, and in respect of authorizing the person(s) specified in Item (d) below to sign those documents (including, but not limited to, the meeting minutes of the board of directors of the Borrower); and

(d)	A specimen of the signatures and/or chops of the authorized signatories for signing this Agreement, Drawdown Request, all Security Documents to which the Borrower is a party and other required notices or documents in connection with the Agreement.

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(3)	Promissory Note and Note Authorization

An original Promissory Note and original Note Authorization issued by the Borrower pursuant to Subparagraph (6) of Paragraph 1 of Article 10 having a format and contents as prescribed in Schedules 2 and 3 hereto.

(4)	Legal Opinion

The original legal opinions issued by the legal counsel of the Lenders for the Agreement and other relevant documents.

(5)	Financial Statements

The original of the Borrower’s latest CPA-audited financial statements.

(6)	Mortgage

A first priority mortgage or a second priority mortgage over the Lands and Buildings with the maximum secured amount in favor of the Collateral Agents have been created by the Borrower pursuant to Paragraph 1 of Article 11; and a first priority chattel mortgage over the Machinery and Equipment which had not been secured for the 2014 Syndicated Loan with the maximum secured amount in favor of the Collateral Agents has been created by the Borrower.

(7)	Negative Pledge

The original Negative Pledge over the chattel mortgage of Machinery and Equipment of the 2014 Syndicated Loan issued by the Borrower pursuant to Subparagraph (15) of Paragraph 1 of Article 10 of the Agreement.

(8)	Amount

The First Drawdown shall include the Tranche A Facility Amount.

(9)	Expected Bank Loan Repayment List

The expected bank loan repayment list provided by the Borrower shall specify the name of the creditor banks, the debt amount, and the creditor bank account details.

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(10)	Documents for Voluntary Repayment

Documents as evidence of that the Borrower has requested to repay the outstanding balance of the 2014 Syndicated Loan, and the facility amount of the 2014 Syndicated Loan has been cancelled.

(11)	Land Lease Agreement

A photocopy of the lease agreement if the building is located in the administrative regions of the Hsinchu Science Park Bureau or the Southern Taiwan Science Park Bureau leased by the Borrower, which shall have the lease term no less than the Loan Period.

(12)	Subordination Undertaking

If the Borrower has advances from its shareholder, an original consent letter (having a format shown in Schedule 5) shall be signed by said shareholder consenting to the subordination of shareholder loan.

(13)	Collection Account

Borrower has opened the Collection Account with the Facility Agent.

(14)	Other documents

Other data or documents as reasonably required by the Facility Agent.

2.	Conditions Precedent to Each Drawdown

(1)	In addition to the conditions specified in the preceding paragraph, the Facility Agent shall receive the following documents at least 3 Business Days prior to the scheduled Drawdown Date (7 Business Days prior to the First Drawdown) or such shorter period of time agreed by the Facility Agent for each Tranches Facility Amount to be drawn by the Borrower; the formats and contents of such documents shall be confirmed by the Facility Agent, and the following conditions shall be satisfied as the prerequisites elements:

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(a)	The Drawdown Request issued by the Borrower according to the format prescribed by Schedule 1 shall specify the Tranche Facility Amount and the amount to be drawn and the scheduled Drawdown Date. For Drawdown of the Tranche B Facility Amount, the Borrower shall specify the Drawdown currency, the Term of Facility and the Maturity Date. The Borrower shall certify the following items in the Drawdown Request that starting from the date the Agreement is executed to the Drawdown application date: (i) no Event of Default or Potential Event of Default under this Agreement has occurred or continues to exist; (ii) no representation under the Agreement has been violated by the Borrower; (iii) the Borrower has fulfilled its undertakings under the Agreement; (iv) no material adverse changes have occurred to the financial condition of the Borrower since the date the Agreement is executed; (v) if the documents specified by the various items of Paragraph 1 of this Article are provided by the Borrower, said documents shall remain effective/applicable and unchanged within the Drawdown Period; (vi) no litigation, arbitration, compulsory execution, or other administrative litigation procedures having material adverse effect on the ability of the Borrower to perform its obligations in connection with the Agreement or Security Documents to which it is a party and (vii) loan proceeds disbursed from previous drawdowns of Facility Amount have been used pursuant to purposes as agreed herein.

(b)	When applying for the Drawdown of Tranche B Facility Amount, if the Term of Facility for a Drawdown is 90 days or 180 days (for New Taiwan dollar Drawdown), or three (3) or six (6) months (for US dollar Drawdown) and the Maturity Date has not exceeded the Loan Period, where the Maturity Date that has exceeded the Amount Reduction Date, the amount shall comply with the provisions in connection with the amount reduction under Agreement.

(c)	Applying for US Dollar Drawdown of Tranche B Facility Amount, the Borrower shall issue the actual transaction related certification documents (including, but not limited to, the material purchase agreement, purchase order (P/O), commercial invoices, transport documents, or other relevant documents recognized by the Facility Agent) to the Facility Agent. There shall be a transaction list for the actual transaction certifications mentioned above (the contents shall include, but not limited to, file names, numbers, dates, trade counterparts, and amounts), the contents of which shall be confirmed by the Borrower as identical to those listed in the transaction list statement. The Borrower shall immediately provide the original transaction certification to the Facility Agent for its review when deemed necessary by the Facility Agent.

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(d)	When applying for the Drawdown of Tranche B Facility Amount, if after this Drawdown, the total Outstanding Principal Balance for the Tranche B Facility Amount has not exceeded the valid Tranche B Facility Amount, for the purpose of this Item, the Outstanding Principal Balance calculated in US$ shall be converted to NT$ by applying the NT$ to US$ average daily closing exchange rate on the date the Facility Agent receives the Borrower’s Drawdown request.

(2)	The following conditions are also precedent to the grant of Facility Participation Amount to the Borrower by each Lender. Thus, as of the date each Lender grants the Borrower the Facility Participation Amount:

(a)	No Drawdown Date was beyond the Drawdown Period for each of the Tranches Facility Amount;

(b)	The aggregate Drawdown amount has not exceeded the relevant Tranches Facility Amount;

(c)	The Outstanding Principal Balance under the Tranche Facility Amount intended for the Drawdown for any Lender shall not exceed the Commitment Amount for such Tranche Facility Amount committed by the Lender due to the Drawdown;

(d)	No Event of Default or Potential Event of Default has occurred; and

(e)	Statements and representations made by the Borrower under the Agreement remain to be authentic and accurate in relation to the facts and circumstances at the time of the Drawdown.

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3.	Amount of Drawdown

Unless agreed upon by the Facility Agent or all of the remaining amount applied for the Drawdown, each Drawdown for Tranche B Facility Amount by the Borrower shall not be less than NT$300 million (NT$300,000,000) or US$ 5 million (US$5,000,000), and the exceeded part shall be in integral multiples of NT$100 million (NT$100,000,000) or US$1 million (US$1,000,000).

4.	Irrevocability of Drawdown Request

If the conditions precedent for each Drawdown as described above have been satisfied, the Facility Agent may accept the Drawdown Request submitted by the Borrower on behalf of the Lenders. Unless otherwise agreed by the Facility Agent, Drawdown Request shall be irrevocable and binding on the Borrower once it is received by the Facility Agent. If subsequently the conditions precedent to the relevant Drawdown are not continuously satisfied or other conditions precedent are not satisfied so that all or part of the drawdown amount requested by the Borrower is not disbursed by the Lenders, the Borrower shall, according to the demand of the Facility Agent, promptly pay each Lender for expenses and losses incurred therefrom. Nevertheless, each Lender shall present supporting documents or proofs for the expenses and losses it claims.

5.	Drawdown Procedures

(1)	After the Facility Agent has accepted the Drawdown Request, the Facility Agent shall notify the respective Lenders in writing at least two (2) Business Days prior to each Drawdown Date and notify the respective Lenders of the Facility Participation Amount based on their respective Participation Percentage and the disbursement date. The relevant Lenders shall remit or deposit the funds in the form of readily available fund into the account designated by the Facility Agent no later than noon of the Drawdown Date (Taipei time). However, if the Borrower intends to repay the outstanding balance for the bank borrowings by using the Tranche A Facility Amount, the Borrower shall authorize the Facility Agent to distribute the facility amounts of the Lenders into the bank accounts designated by the Borrower’s creditor banks. The Facility Agent’s distribution of the Facility Amount into the bank accounts designated by the Borrower’s creditor banks shall be regarded as that the Borrower has received the loan disbursement by the Lenders, and the Borrower shall provide the pay-off certificates of the borrowings from the creditor banks to the Facility Agent no later than one Business Day after the Drawdown Date.

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(2)	In terms of the Tranche B Facility Amount in New Taiwan dollar, if the Outstanding Principal Balance of the previous New Taiwan dollar Drawdown will mature at the Drawdown Date of the subsequent Drawdown, the Borrower shall authorize the Facility Agent to use the subsequent Drawdown of the Tranche B Facility Amount to settle the Outstanding Principal Balance. That is, the Outstanding Principal Balance shall be settled at the Drawdown Date of the subsequent Drawdown, and that the Borrower has received the Drawdown disbursement for the subsequent Drawdown in the amount equivalent to the Outstanding Principal Balance without requiring another fund disbursement. The Lenders only need to disburse the amount that exceeded the difference in order to settle the matured Outstanding Principal Balance for the subsequent Drawdown, and the Borrower shall be considered as having received the amount of disbursed loan from the Lenders when such matured Outstanding Principal Balance has been repaid as shown in the record of the account.

(3)	Any Lender that is unable to disburse funds as agreed upon shall notify the Facility Agent in writing no later than 10:30 AM one (1) Business Day prior to the relevant Drawdown Date, and the Facility Agent shall notify the Borrower immediately after receiving such notice. Unless the Facility Agent has received a notice of inability to disburse funds from a Lender prior to the relevant Drawdown Date, the Facility Agent may assume that the said Lender will be able to disburse funds as agreed, and it may (but is not obligated to) disburse loan proceeds to the Borrower in a timely manner based on such assumption. Notwithstanding the foregoing, the Facility Agent is not obligated to disburse funds or make advances to the Borrower on behalf of any Lender before actually receiving the agreed funds from such Lender.

(4)	The failure of any Lender to disburse loan proceeds as agreed upon hereunder does not relieve said Lender from its other obligations under the Agreement, nor does it relieve the Borrower from its obligations hereunder. Neither any other Lender nor the Facility Agent shall be held responsible for the Lender’s breach of the Agreement. If a Lender’s failure to disburse funds as agreed upon is attributable to the fault of the Lender itself, the Lender shall indemnify the Borrower for additional cost and expenses incurred due to the fact that the Borrower has to borrow the funds undisbursed by said Lender from any other party at a rate higher than the interest rate for the related loan. However, the Borrower shall present supporting documents or proofs for the additional cost and expenses it claims. The Borrower is not required to pay any commitment fee on the undrawn facility amount due to any Lender’s failure to disburse the funds as agreed upon hereunder.

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6.	Discretion over Drawdown Amount

The Borrower shall draw any of the Tranches Facility Amount according to the Commitment Amount committed by each Lender based on the Lenders’ respective Participation Percentage under the Agreement. However, if it is technically unlikely to strictly follow the various percentages of the Drawdown, the Facility Agent has the discretion to decide the allocation based on its reasonable judgment, to which neither the Borrower nor the Lenders may raise any objection.

7.	Subsequent Conditions to the First Drawdown

The Borrower shall meet the following conditions as the subsequent conditions for the First Drawdown:

(1)	If the second priority mortgage over the Lands and Buildings with the maximum secured amount in favor of the Collateral Agents have been created, the Borrower shall cancel the first priority mortgage with the maximum secured amount over the Lands and Buildings within ten (10) Business Days from the First Drawdown or any other time agreed upon by the Collateral Agents enable the Collateral Agents to have the first priority mortgage over the Lands and Buildings with the maximum secured amount.

(2)	The Borrower shall, within twenty (20) Business Days from the First Drawdown or any other time period agreed upon by the Collateral Agents, enable the Collateral Agents to have the first priority mortgage over the Machinery and Equipment, which was previously secured for the 2014 Syndicated Loan, with the maximum amount pursuant to Article 11.

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(3)	The Borrower shall, within twenty (20) Business Days from the First Drawdown or any other time period agreed upon by the Collateral Agents, sign the Assignment of Insurance Rights and Benefits Agreement (the format of which is specified in Schedule 9) to transfer the building and equipment insurance-related interests to the Collateral Agents, and obtain the original letter of commitment issued by relevant insurance company based on the format specified in the attachment to Schedule 9 hereto and deliver the same to the Facility Agent.

(4)	The Borrower shall, within twenty (20) Business Days from the First Drawdown or any other time period agreed upon by the Collateral Agents, deliver the original insurance form and the copy of the insurance payment receipt to the Collateral Agents to prove that the Borrower has obtained the various insurance for the Collateral as required under this Agreement.

Article 4 Interest, Expenses and Protection of Benefits

1.	Interest

The Borrower shall pay interest on Outstanding Principal Balance under this Agreement, which is calculated in the following manner:

(1)	Tranche A Facility Amount

(a)	Interest rate

Interest shall be calculated based on the Reference Rate plus a margin of zero point four six percent (0.46%) per annum. However, if such Interest Rate is less than one point seven percent (1.7%) per annum (before tax), the Interest Rate shall be one point seven percent (1.7%) per annum (before tax).

(b)	Interest rate adjustment

Interest rate shall be adjusted on every Interest Rate Adjustment Date.

(c)	Interest Period and Payment Deadline

The Interest Period is defined in Subparagraph (28) of Paragraph 1 of Article 1. The Borrower shall pay the interest accrued for the previous Interest Period on the first day of the current Interest Period.

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(d)	Taxes

The statutory business tax and the stamp duty on the interest shall be borne by the Borrower.

(e)	Interest Accrual Basis

Interest shall be calculated in accordance with the actual number of days elapsed on the basis of a year of 365 days.

(2)	Tranche B Facility Amount – New Taiwan Dollar

The Borrower shall pay interest on the Outstanding Principal Balance under Tranche B Facility Amount – New Taiwan Dollar, which is calculated in the following manner:

(a)	Interest rate

Interest shall be calculated based on the Reference Rate plus a margin of zero point five six percent (0.56%) per annum. However, if such Interest Rate is less than one point seven percent (1.7%) per annum (before tax), the Interest Rate shall be one point seven percent (1.7%) per annum (before tax).

(b)	Interest rate adjustment

Interest rate shall be adjusted on every Interest Rate Adjustment Date.

(c)	Interest Period and Payment Deadline

The Interest Period is defined in Subparagraph (28) of Paragraph 1 of Article 1. The Borrower shall pay the interest accrued for the previous Interest Period on the first day of the current Interest Period. However, the Borrower shall pay the interest for the final period on the Maturity Date for the Drawdown.

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(d)	Taxes

The statutory business tax and the stamp duty on the interest shall be borne by the Borrower.

(e)	Interest Accrual Basis

Interest shall be calculated in accordance with the actual number of days elapsed on the basis of a year of 365 days.

(3)	Tranche B Facility Amount – US Dollar

The Borrower shall pay interest on the Outstanding Principal Balance under Tranche B Facility Amount –– US Dollar, which is calculated in the following manner:

(a)	Interest rate

Interest shall be calculated based on the Reference Rate plus a margin of one point three five percent (1.35%) per annum and the Additional Capital Costs. Interest rate for each Drawdown shall remain unchanged during the Term of Facility.

(b)	Interest Period and Payment Deadline

The Interest Period is defined in Subparagraph (28) of Paragraph 1 of Article 1. The Borrower shall pay the interest accrued for the previous Interest Period on the first day of the current Interest Period. However, the Borrower shall pay the interest for the final period on the Maturity Date for the Drawdown.

(c)	Taxes

The statutory business tax and the stamp duty on the interest shall be borne by the Borrower.

(d)	Interest Accrual Basis

Interest shall be calculated in accordance with the actual number of days elapsed on the basis of a year of 360 days.

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(e)	Market Fluctuation

(i)	If the Lenders with more than two-thirds of the Outstanding Principal Balance under the Tranche B Facility Amount notify the Facility Agent two (2) Business Days prior to any Drawdown indicating that the Reference Rate cannot accurately reflect their funding costs, or the Facility Agent has recognized that the London interbank market has failed to provide information needed for the determination of Reference Rate; the Facility Agent shall forthwith notify the Borrower and the Lenders of the situation and determine an alternative rate in accordance with Sub-Items (ii) or (iii) hereof to replace the Reference Rate.

(ii)	Mutual Agreement on Alternative Reference Rate:

After the Facility Agent has delivered the aforesaid notice, the Borrower and the Facility Agent shall immediately in good faith negotiate with the Lenders to reach mutual agreement on an alternative rate to replace the Reference Rate, including the applicable rate, interest days, and payment date. If all of the Lenders participating in the Tranche B Facility Amount have reached a written agreement with the Borrower within thirty (30) days after receiving the aforesaid notice, the aforementioned alternative Reference Rate shall be in force retroactively at the relevant Drawdown Date.

(iii)	Lenders’ Decision on Alternative Reference Rate:

If the Borrower cannot reach mutual agreement on an alternative Reference Rate with all of Lenders participating the Tranche B Facility Amount within 30 days after receiving the aforesaid notice, in terms of the funds disbursed by the Lenders participating in the Tranche B Facility Amount, the Borrower shall calculate the alternative Reference Rate according to the weighted average of the Risk Sharing Percentage for the cost of capital (the cost of capital shall be presented by using the annual interest rate method, and the cost of capital decided by the relevant Lenders shall be binding; the relevant Lenders shall provide the relevant proof documents for the proposed cost of capital) for the funds disbursed by all of the Lenders participating in the Tranche B Facility Amount during the relevant Interest Period, plus the margin and the Additional Capital Costs provided by Item (a) of this Paragraph. The aforementioned alternative Reference Rate shall be in force retroactively at the relevant Drawdown date.

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(iv)	If the Borrower disagrees with the substitution rate established by the above Sub-item (iii) hereof, the Borrower shall settle the Outstanding Principal Balance of the Tranche B Facility Amount in advance within thirty (30) days after receiving the notice of alternative Reference Rate from the Facility Agent, pay the cost of capital for the various funds disbursed by the Lenders participating in the Tranche B Facility Amount during the Interest Period (the cost of capital shall be presented using the annual interest rate method, the cost of capital decided by the relevant Lenders shall be binding; the relevant Lenders shall provide the relevant proof documents for the proposed cost of capital), plus the margin and the Additional Capital Costs provided by Item (a) of this Paragraph. However, the Borrower does not need to pay the prepayment fee or other compensations.

2.	Commitment Fee

(1)	Tranche A Facility Amount

If the actual amount drawn by the Borrower for the Tranche A Facility Amount is less than seventy percent (70%) of the actual available Drawdown amount for the Tranche A Facility Amount upon the expiration of the Drawdown Period, the Borrower shall pay a one-time Commitment Fee based on zero point one percent (0.1%) of the difference between the actual amount drawn by the Borrower and the seventy percent (70%) of the actual available Drawdown amount to the Facility Agent within five (5) Business Days after the expiration of the Drawdown Period, which will be transferred by the Facility Agent to the Lenders pursuant to the Risk Sharing Ratio.

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(2)	Tranche B Facility Amount

From the day after 6 months from the First Drawdown Date to the expiration of the Loan Period, each 3 months shall be regarded as 1 period. If the average balance of the Borrower’s Drawdown for the Tranche B Facility Amount during each said period fails to reach fifty percent (50%) of the actual available Drawdown amount for the Tranche B Facility Amount, the Borrower shall pay the Commitment Fee for the insufficient portion for such period to the Facility Agent to be transferred to the various relevant Lenders pursuant to the Risk Sharing Ratio, which shall be calculated based on the annual fee rate of zero point one percent (0.1%) in accordance with the actual number of days elapsed on the basis of a year of 365 days. To calculate the Commitment Fee for this Paragraph, the Borrower’s US dollar Drawdown for the Tranche B Facility Amount shall be converted into NT$ pursuant to the exchange rate defined in Subparagraph (2) of Paragraph 3 of Article 1.

3.	Lead Arranger Fee and Facility Agent Fee

The Borrower shall pay the lead arranger fee to the Lead Arrangers for their service of organizing the Lenders, the facility agent fee to the Facility Agent for its service of administering the Agreement, and the collateral agent fee to the Collateral Agents for their service of managing the Collateral(s). The amounts and payment method therefore shall be separately agreed on by the Borrower, the Lead Arrangers, the Facility Agent and the Collateral Agents.

4.	Calculation of Interest Rates and Fee Rates

Interest rates and fee rates in the Agreement expressed as a percentage (%) shall have four digits after the decimal point with the fifth digit rounded off to the fourth place after the decimal point.

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Article 5 Repayment and Prepayment

1.	Repayment

(1)	Tranche A Facility Amount

In terms of the Outstanding Principal Balance of the Tranche A Facility Amount on the expiration date of the Drawdown Period, the Borrower shall pay off the amount for the first period which is eighteen (18) months after the First Drawdown Date. Subsequently, each period shall comprise six (6) months, and the amount shall be completely paid off in eight (8) periods. Among which, thirteen percent (13%) of the Outstanding Principal Balance shall be repaid for each repayment from the 1st period to the 6th periods, and eleven percent (11%) of the Outstanding Principal Balance shall be paid off for each repayment for the 7th and 8th periods. Under any circumstances, the Borrower shall pay the Outstanding Balance in full under the Tranche A Facility Amount no later than the Final Maturity Date.

(2)	Tranche B Facility Amount

(a)	The Borrower shall pay the Outstanding Principal Balance in full for each New Taiwan dollar Drawdown prior to the Maturity Date for that Drawdown, and the said Outstanding Principal Balance may continue to be utilized on a revolving basis at relevant Maturity Date pursuant to the relevant terms provided by this Agreement. When the Outstanding Principal Balance is utilized on a revolving basis, the proceeds obtained from the Facility Amount during the new Drawdown in New Taiwan dollar under Tranche B Facility Amount could be used to directly pay the original Outstanding Principal Balance in full. Thus, in terms of the portion of equivalent amount, the Borrower and the Lenders need not conduct any additional fund transfer actions, and the Borrower is deemed as having received the Drawdown payment for that portion. However, should the Borrower decide not to continue utilizing the Outstanding Principle Balance on a revolving basis, the Borrower shall pay the Outstanding Principle Balance in full at the Maturity Date. The non-revolving Facility Amount shall continue to be available for the subsequent Drawdown by the Borrower. Under any circumstances, the Borrower shall pay the Outstanding Balance in full no later than the Final Maturity Date.

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(b)	The Borrower shall forthwith settle the Outstanding Principal Balance of the US dollar Drawdown at the Maturity Date for that Drawdown with its own funds. Under any circumstances, the Borrower shall settle all the Outstanding Balance under the Tranche B-2 Facility Amount no later than the Final Maturity Date.

(3)	Currency

The Borrower shall be responsible for the foreign exchange approval and other necessary permits required for payment made in the currency stipulated by this Agreement, and the Borrower shall not be exempt from the obligation to repay its debt in the said currency because it cannot obtain such approval or permission. Unless otherwise provided by law, when the Borrower is not able to repay the debt under this Agreement in the currency specified herein, the Facility Agent shall settle the debt by converting the fund into the currency specified by the Agreement based on the spot foreign exchange offer rate posted by its bank or decide the exchange rate based on the market practice, and the Borrower shall not raise any objections regarding the conversion date and rate. Regardless of the governing laws under the Agreement, the Borrower’s payment obligations and conditions under this Agreement shall not be affected.

2.	Voluntary Prepayment

(1)	The Borrower may not prepay in whole or in part the Outstanding Principal Balance, except for the amount where all of the following conditions are satisfied:

(a)	A written notice of prepayment has been delivered to the Facility Agent at least fifteen (15) days prior to the date of prepayment;

(b)	Except for voluntary repayment of the Outstanding Principal Balance in whole, any prepayment for the Outstanding Principal Balance of Tranche A Facility Amount shall be made in an amount of not less than NT$50 Million (NT$50,000,000) and any excess portion must be an integral multiple of NT$10 Million (NT$10,000,000); any prepayment for the Outstanding Principal Balance of Tranche B Facility Amount shall be made in an amount not less than the whole Outstanding Principal Balance of each Drawdown.

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(c)	All the prepayments of the Outstanding Principal Balance of Tranche A Facility Amount shall be made in order of the repayment dates as provided in Subparagraph (1) of Paragraph 1 of this Article starting from the first repayment installment due (i.e. prepay first the installment that is due first); prepayments for the Outstanding Principal Balance of Tranche B Facility Amount shall be made in order of the repayment dates (i.e. prepay first the installment that is due first); and

(d)	The prepayment date shall be the interest payment date. The Borrower shall also pay the interest due for that period and all other accrued expenses and payments.

(2)	When the Borrower fails to make prepayment in accordance with the aforementioned requirements, the Borrower shall pay a compensation equal to zero point one five percent (0.15%) of the prepaid principal, to compensate the Lenders for the loss on interest rate spread arising from the prepayment. The Facility Agent shall calculate and notify the Borrower of the amounts of such compensation, and the Borrower shall pay the Lenders those amounts on the prepayment day together with other payments due through the Facility Agent.

3	Agreement on Prepayment

(1)	A prepayment notice sent by the Borrower pursuant to any provision under the Agreement may not be withdrawn once delivered and the Borrower must make the prepayment according to such notice.

(2)	The portion of the Tranche A Facility Amount that has been paid in advance shall no longer be available for Drawdown.

4.	Pro Rata Repayment

Unless otherwise provided in this Agreement, when the Borrower repays or prepays Outstanding Principal Balance of one of the Tranches Facility Amount, such Outstanding Principal Balance owed to the respective Lenders shall be reduced according to their respective Risk Sharing Percentage under such Tranche Facility Amount. However, if it is technically impossible to precisely comply with such percentage for the reduction, the Facility Agent has the discretion to decide the allocation based on reasonable judgment, to which neither the Borrower nor the Lenders may raise any objection.

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Article 6 Change in Law or Circumstances

1.	Legality

(1)	In the event that any change in law or in circumstances, prior to any disbursement of the Facility Amount according to this Agreement, shall make it unlawful for any Lender to maintain or give effect to its obligations hereunder, such Lender shall promptly notify the Facility Agent, and the Facility Agent shall promptly notify the Borrower upon receiving said notice. Then, (a) the said Lender shall be temporarily exempted from maintaining or allocating this loan until the circumstances in violation of law cease to exist (but shall continue to maintain or allocate if the circumstances in violation of law cease to exist before the end of the Drawdown Period); and (b) the Participation Percentage and Commitment Amount of each of the other Lenders shall remain unchanged.

(2)	In the event that any change in law or in circumstances, after any disbursement of the Facility Amount, shall make it unlawful for any Lender to maintain the loan, such Lender shall promptly notify the Facility Agent, and the Facility Agent shall promptly notify the Borrower upon receiving said notice. The Borrower shall pay in full the Outstanding Principal Balance owed to the said Lender within a period permitted by law as well as interest payment and other payments incurred prior to the repayment date.

(3)	If the aforementioned violation of law can be attributed to such Lender, such Lender shall make alternative loan arrangement for the Borrower and obtain terms that are equivalent to those under this Agreement and reimburse the Borrower for additional costs and expenses incurred as a result of the Borrower’s prepayment according to the preceding Subparagraph (2) of this Paragraph (but the Borrower shall present documents or proof for the claim of additional costs and expenses and such Lender may not raise objection to such documents or proof without justification).

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(4)	If the aforementioned violation of law cannot be attributed to such Lender, such Lender shall enter into a negotiation with the Borrower in good faith and make a reasonable effort as permitted by law at the time to make alternative loan arrangement or assist the Borrower in obtaining other loans in the form of a feasible alternative available in the market, but such Lender shall not be liable in any way for the availability of this alternative loans.

(5)	If any Lender fails to provide facility pursuant to this Agreement for any other reason and the failure to provide a loan can be attributed to this Lender, this Lender shall make alternative loan arrangement with terms equivalent to those under this Agreement for the Borrower and reimburse the Borrower for additional costs and expenses incurred by the Borrower as a result of this Lender’s failure to provide the facility leading to the Borrower paying a rate above the interest rate specified in this Agreement. However, the Borrower shall present documents or proof for the claim of additional costs and expenses. If the failure to provide a loan cannot be attributed to this Lender, the rules under above Subparagraph (4) of this Subparagraph shall apply.

2.	Increased Costs, Regulatory Changes, Taxes and Other Deductions

(1)	In case of change of the law, or change of the competent authority’s interpretations of laws and regulations, or in order to comply with the competent authority’s instruction or order, which results in: (a) any Lender being required to pay other taxes pursuant to this Agreement for transactions under this Agreement or the Borrower being subject to new tax rates or tax bases for any payment payable to any Lender under this Agreement (except for changes in statutory tax rates for the Lenders’ net income imposed by the government of the Republic of China or local governments at the Lenders’ registered places of business); (b) increase, change or applicability of any reserve, special deposit or similar requirements under this Agreement; or (c) an increase in the cost of issuing or maintaining a facility for a Lender or a decrease in the amount originally receivable by such Lender under this Agreement, and the aforementioned amount of change has been reasonably deemed by such Lender to be major and sufficient to cause the Lender to lose or become unable to receive reasonable benefits, which such Lender has received or expects to receive pursuant to this Agreement, the Borrower shall pay the additional amount to the Facility Agent promptly at the Facility Agent’s request and the Facility Agent will pay the Lender. The Lender involved shall voluntarily submit proof of increased cost or decreased income when the Facility Agent makes the aforementioned request.

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(2)	The Borrower may not withhold or deduct any payment from the payments payable pursuant to this Agreement. In addition to the taxes to be paid by the Lenders or the Facility Agent pursuant to this Agreement, if the law requires the Borrower to withhold any payment from the payments payable pursuant to this Agreement, the amount to be paid by the Borrower shall increase so that the amounts received by the Lenders or the Facility Agent after deducting the withheld amount (including the amount to be withheld on the additional amount to be paid under this paragraph) will be the same as the amounts before deduction of the withheld amount.

(3)	All taxes and expenses arising from this Agreement, Security Documents or other related documents that are signed or registered by the parties hereto shall be paid by the Borrower. If the Lead Arranger, the Facility Agent and/or the Lenders advance any tax or expense, the Borrower shall pay the full amount to the Facility Agent within five (5) Business Days of receiving the notice with the receipt, certificate or related proof of the aforementioned tax or expense from the Facility Agent for the payment to be transferred to the Lead Arranger, the Facility Agent and/or the Lenders and shall pay interest in the same currency calculated at the floating Compensatory Interest Rate (adjusted daily as the Compensatory Interest Rate changes) for the period between the advance date and the repayment date. Business tax and stamp duty shall be borne by the Borrower.

(4)	The Borrower shall provide the original of payment receipt for withholding tax or deduction or the copy that has been certified as true copy of originals to the Facility Agent within thirty (30) days after paying any withholding tax or deduction. If the Borrower makes a request regarding the taxes paid by the Lenders or other taxes that have been reimbursed by the Borrower through the Facility Agent, such Lenders shall provide the relevant receipts to the Borrower.

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(5)	If the Facility Agent shall deduct or withhold any tax from any payment to any Lender pursuant to this Agreement or Security Documents according to the law, the Borrower, when being notified by the Facility Agent, shall pay the Facility Agent on the payment date for such payment so that the payments to be transferred to the Lenders, after all necessary deductions and withholdings, are in the same amounts as those without such deductions or withholdings.

(6)	The Borrower’s commitment and obligations under this Paragraph 2 of this Article shall survive after expiration of the Duration of this Agreement.

Article 7 Other Expenses and Taxes

1.	Expenses

The Borrower shall repay the Lead Arranger and the Facility Agent within five (5) Business Days upon request for all of the reasonable costs, expenses, and fees (including but not limited to attorney’s fees and advanced fees, agent’s fees, consulting fees for consultants hired for the benefit of the Lenders, appraisal fees, audit fees, communication fees, travel expenses and other necessary advances, legal fees and the signing ceremony expenses associated with this Syndicated Loan before this Agreement is executed) incurred by the Lead Arranger and the Facility Agent as a result of arranging the Facility Amount, arranging the Lenders, negotiating, preparing and signing this Agreement, Security Documents, and other documents required under this Agreement; or for modifying, amending or seeking consent and forfeiture of right for this Agreement, Security Documents and other documents required under this Agreement on behalf of the parties involved. Such expenses (incurred prior to the date of this Agreement or during the Duration of the Agreement) shall be borne by the Borrower.

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2.	Execution Expenses

All costs, expenses and fees (including but not limited to attorney’s fees, hearing fees, expenses for obtaining a writ of execution, enforcement fees, expenses for distribution participation, arbitration fees, and expenses arising from signing agreements in case sustained or out-of-court settlement and other advances) incurred by the Facility Agent and the Lenders as a result of making an appeal or claim for any due debt obligations under this Agreement or any Security Documents or safeguarding or exercising their rights under this Agreement and Security Documents (including but not limited to participation in bankruptcy, liquidation, reorganization or other legal procedures involving the Borrower or any other party or defense for or against requests or claims involving this Agreement or Security Documents made to the Borrower by any party) shall be borne by the Borrower except in cases where a court has ruled against the Facility Agent or the Lenders.

3.	Expense Sharing

If the Borrower fails to pay the various execution expenses provided by Paragraphs 1 and 2 of this Article (excluding the Lead Arranger Fee and Facility Agent Fee), the Facility Agent may request that the Lenders advance the execution expenses on a pro rata basis according to their Risk Sharing Percentage and shall not take the necessary actions until the payments have actually been received. If the Facility Agent advances such execution expenses, the Lenders shall repay such advances to the Facility Agent promptly when notified by the Facility Agent, or the Facility Agent shall unilaterally deduct such advances from the payments to be transferred to the Lenders.

4.	Taxation

Unless otherwise agreed by the Lenders regarding income taxes payable on their income and under this Agreement, all existing and future taxes imposed by the Republic of China on payments to be received from the Borrower pursuant to this Agreement or related documents shall be borne by the Borrower. The business tax rate for enterprises engaged in banking has been adjusted to five percent (5%) since July 1, 2014. Therefore, the business tax rate to be borne by the Borrower under this syndicated loan shall be levied at rate of 5%. In the event of change of business tax rate, rate after such change shall be applied; so long as the banking enterprise is still required to provide an allowance for its bad debts, amount related to such bad debts allowance shall be borne by the Borrower.

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5.	Borrower’s Obligation to Repay Advances

The Lenders and the Facility Agent shall not be obligated to advance any expenses, taxes and fees for the Borrower. However, if any Lender or the Facility Agent advances a payment, the Borrower shall be notified. The Borrower shall repay the full amount to the Facility Agent within five (5) Business Days of receiving the notice from the Lender or Facility Agent for the payment to be transferred to the Facility Agent and/or the Lender and shall pay interest in the same currency calculated at the floating Compensatory Interest Rate (adjusted daily as the Compensatory Interest Rate changes) for the period between the advance date and the repayment date. Business tax and stamp duty shall be borne by the Borrower.

Article 8 Payment and Proof of Debt

1.	Payment by Borrower

Unless otherwise provided in this Agreement, all payments to be made by the Borrower shall be made to the Facility Agent or be deemed invalid repayments. In addition, the Borrower shall transfer or deposit available funds to the account designated by the Facility Agent in advance (or make the payment with other payment tools agreed by the Facility Agent) by 12:00 PM on the applicable due dates. For payments by transfer, repayment shall be deemed to be effective upon the payment entering the account designated by the Facility Agent; for payments by means other than transfer, repayment shall be deemed to be effective when the Facility Agent actually receives the payments. Unless otherwise provided in this Agreement, the Facility Agent shall, depending on which Tranches Facility Amount the payment was intended to repay, allocate each of such payments received from the Borrower to the accounts designated by the Lenders in advance on a pro rata basis according to the Risk Sharing Percentage as soon as practical.

2.	Prepayment

If any payment received by the Facility Agent pursuant to this Agreement is below the amount due, the Facility Agent shall proceed to allocate such payment in the following priority order: (1) pay the Facility Agent any outstanding expenses and fees (including Facility Agent fees payable to the Facility Agent) unpaid by the Borrower or the various Lenders that have been incurred by the Facility Agent in exercising its rights under this Agreement and related Agreements; (2) pay any outstanding expenses, penalty charges and interests (including default interests) unpaid by the Borrower to the Facility Agent and the Lenders pursuant to this Agreement; (3) repay the Outstanding Principal Balance; and (4) have the Facility Agent to allocate such payment on a pro rata basis according to the Lenders’ Risk Sharing Percentage pursuant to this Agreement (to be decided at the Facility Agent’s discretion if not explicitly stipulated).

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3.	Order of Payment

Unless otherwise provided in this Agreement, when the Facility Agent receives from the Borrower any payment to the Lenders, the Facility Agent shall transfer such payment to the Lenders as soon as it has received it and the Lenders shall use the payment to repay the Borrower’s debt owed to the Lenders in the order of payment pursuant to this Agreement and the applicable laws and regulations. If such payment is insufficient to repay the amount payable to the Lenders under a certain item, the Facility Agent shall allocate such payment on a pro rata basis according to the Lenders’ Risk Sharing Percentage under such certain item.

4.	Refunds

If the Facility Agent distributes to a Lender an amount which the Facility Agent has not (but should have) received from the Borrower, such Lender shall on demand promptly refund such amount to the Facility Agent together with interest (at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period) thereon for the relevant period. If the Facility Agent distributes to a Lender an amount which is required to be repaid to the Borrower, such Lender shall on demand promptly refund such amount to the Facility Agent together with such interest (if any) (at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period) thereon as is required to be paid to the Borrower.

5.	Adjustment of Payment Due on Non-Business Days

Unless otherwise provided in this Agreement, if any payment becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest payable on any principal amount shall be extended accordingly to the Business Day immediately preceding the extended due date. However, if the extension will cause the due date to be in the next month, the payment shall be made one Business Day prior to the original due date and interest payable on any principal amount shall be adjusted accordingly to the Business Day immediately preceding the adjusted new payment date.

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6.	Loan Records

The Facility Agent shall create and keep records of this Syndicated Loan with details of drawdown and payment by the Borrower. All details of payments payable but unpaid by the Borrower, unless the Borrower can prove errors in such records, shall be determined pursuant to such records. If any note or other proof of debt provided by the Borrower to the Facility Agent pursuant to this Agreement is lost, damaged or destroyed, the Borrower shall agree to follow the Facility Agent’s records and issue new note or proof of debt in writing to be provided to the Facility Agent. When a note is lost, damaged or destroyed, the Borrower shall assist the Facility Agent in completing a loss report, stop payment order, petition for a judgment of exclusion and other relevant procedures.

7.	Conclusive and Binding Proof

When the Facility Agent or a Lender may certify or confirm an amount or interest rate payable by the Borrower pursuant to any provision in this Agreement, the proof of such amount or interest rate issued by the Facility Agent or such Lender, in the absence of manifest error, shall be conclusive and binding on the Borrower to the extent permitted by law.

Article 9 Representations

1.	Representations

The Borrower hereby represents to the Lenders, the Facility Agent, the Collateral Agents, and the Lead Arranger as follows:

(1)	Legal Existence

The Borrower is a company duly incorporated under the laws of the Republic of China and is a validly existing company limited by shares having the registered address shown above. The Borrower has the corporate capacity, power and authority to possess its property and to operate its business.

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(2)	Corporate Capacity

The Borrower has full corporate capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement, Security Documents to which the Borrower is a party and other related documents. The Borrower’s board of directors has adopted all the necessary resolutions to authorize the execution, delivery and performance of this Agreement, Security Documents to which it is a party and other related documents.

(3)	Binding Force of the Agreement

This Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the respective terms; Security Documents to which the Borrower is a party and other related documents, when signed and delivered, will constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the respective terms.

(4)	No Non-Compliance with Applicable Laws

The Borrower’s execution and delivery of this Agreement, Security Documents to which the Borrower is a party and other related documents and the Borrower’s performance of obligations and exercise of rights under this Agreement, Security Documents to which the Borrower is a party and other related documents do not and will not violate any laws, regulations, orders, authorization, agreements or the obligations therein, result in breach of any other agreement, or violate the Borrower’s Articles of Incorporation or related documents, and do not violate any restrictions imposed on the Borrower or exceed the authority of the Borrower’s representative.

(5)	No Event of Default

No Event of Default or Potential Event of Default listed under this Agreement has occurred or is continuing.

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(6)	Governmental Authorizations

All necessary governmental consents, approvals, authorization, and filings and all necessary approvals or consents of the board of directors or the shareholders meeting of the Borrower have been obtained for the Borrower to execute and deliver this Agreement, Security Documents to which the Borrower is a party and other related documents or perform compliance with the applicable regulations and provisions.

(7)	Exemption from Registration or Filing

Except for the mortgage rights stipulated in Article 11, in accordance with the laws of the Republic of China, the Borrower shall not be required to file or register this Agreement or any Security Documents with any government authority in the Republic of China, or pay any taxes or other expenses in order to ensure the effectiveness, enforceability, or admissibility of this Agreement or any Security Document and related documents.

(8)	No Litigation

Unless otherwise disclosed by the Borrower in its latest financial statements or in any written document to the Facility Agent prior to the date of this Agreement, there is no litigation, arbitration, administrative litigation, compulsory enforcement, restructuring, relief, bankruptcy, settlement under the Bankruptcy Act, dissolution, liquidation, suspension of business or other similar proceedings ongoing against any of the Borrower or the Borrower’s properties or business which is likely to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party and other related documents and to the knowledge of the Borrower, there is no such proceeding threatening or pending.

(9)	No Violation

Unless otherwise disclosed in writing to the Lenders by the Borrower before this Agreement is executed, the Borrower does not violate any laws, regulations, orders, authorization, agreements or obligations, which are applicable to the Borrower or the Borrower’s properties or business and the violation of which is likely to have a material adverse effect on the Borrower’s business or financial condition or on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party and other related documents.

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(10)	Compliance with the Accounting Standards

The latest audited financial statements of the Borrower have been prepared in accordance with the applicable regulations of the Republic of China and the accounting standards required by the relevant competent authority and on a consistent basis and are presented fairly to reflect the financial condition and operational performance as of the end of the fiscal year and in the accounting period thereof. Unless otherwise disclosed in writing to the Facility Agent by the Borrower, the Borrower does not have any material liability (regardless of contingent liabilities or other liabilities) or any unrealized or expected loss that has not been disclosed in such financial statements or the notes therein or for which reserves have not been allocated. There has been no material adverse change in the assets, business, or financial condition of the Borrower between the date of such financial statements and the execution date of this Agreement and no event that is likely to cause any of such material adverse changes.

(11)	No False Representations

With respect to representations made by the Borrower in this Agreement, Security Documents to which the Borrower is a party and other related documents or any document delivered to the Lenders and related to this Agreement, the Borrower has not made any untrue representations or omitted any fact sufficiently material to be misleading if omitted. To the knowledge of the Borrower, there exists no fact sufficiently relevant to have a major adverse effect on the Borrower’s ability to operate its business and its financial condition.

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(12)	True Information

All of the information provided by the Borrower to the Lenders with respect to this Syndicated Loan shall be authentic and accurate. All of the forecasts or estimations contained in the said information shall have been prepared by the Borrower on the basis of prudent evaluations after considering all of the relevant factors and the Borrower shall make fair and reasonable forecasts and estimations. To the Borrower’s knowledge, any facts that may affect such information, forecasts, or estimates or anything that may affect the Lenders’ willingness to make loans to the Borrower pursuant to this Agreement have already been disclosed.

(13)	Tax

Except for reviews, appeals, or administrative litigation proceedings initiated by the Borrower in accordance with law, the Borrower has filed all tax returns that are required to be filed and has paid all taxes due and payable.

(14)	The Legitimate Rights on the Collateral

The Borrower shall have the full and lawful ownership or other legal rights to the Collateral provided to the Collateral Agents; shall ensure that except for the rights retained by third parties as disclosed by the Borrower to the Collateral Agents in writing prior to the execution of this Agreement, no other third party other than the Collateral Agents shall enjoy the Rights and Interests of Security, lease relationship, or any other circumstances that may sufficiently affect the implementation of the mortgage; there is no flaw in the Collateral or the rights; and the Borrower shall create the Security Interest on the Collateral to the Collateral Agents pursuant to the terms stipulated by this Agreement.

The Borrower shall further represent that all representations herein are all authentic and accurate at the date hereof.

2.	Continuity

The Borrower certifies to the Lenders, the Facility Agent, the Collateral Agents and the Lead Arranger that all representations in this Agreement herein will remain authentic and accurate during the Duration of this Agreement.

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Article 10 Undertakings

1.	Positive Undertakings

The Borrower hereby undertakes to the Lenders, the Lead Arranger and the Facility Agent that the Borrower will actively undertake the following actions during the Duration of the Agreement.

(1)	Utilization of Funds

The funds disbursed under this Syndicated Loan shall be utilized pursuant to the purposes provided in Paragraph 2 of Article 2. The Borrower shall maintain an adequate accounting system and keep the appropriate records and books. In addition, the Borrower shall record the accounts of such funds (including, but not limited to, detailed statements of Drawdown on the Tranches Facility Amount under this Agreement) in accordance with the applicable regulations and the accounting standards required by the relevant competent authority and on a consistent basis.

(2)	Continuity of Existence and Compliance with Laws

Maintain continuity of its existence and comply with all applicable laws and orders.

(3)	Financial Information

Provide to the Facility Agent and each Lender the following documents:

(a)	The Borrower shall provide the annual consolidated and stand-alone financial statements (the aforementioned financial statements shall include the balance sheets, statements of comprehensive income, statements of changes in equity, and statements of cash flows) audited and certified by certified public accountants within three (3) months after the end of each fiscal year.

(b)	When providing such financial statements pursuant to the preceding paragraph, the Borrower shall provide a statement issued by its financial officer certifying that there is no violation of any financial covenant (a template provided in Schedule 4). Such statement shall certify the financial ratios and amounts set forth below.

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(c)	Provide financial information and other data including, but not limited to, the Borrower’s information of financial, business, and operation conditions, major shareholder structure and assets as soon as possible upon written request by the Facility Agent.

(4)	Financial Covenant

Maintain the following financial ratios and covenants:

(a)	Current ratio (Current assets ÷ Current liabilities): shall be maintained at 100% or above.

(b)	Leverage ratio (Total liabilities ÷ (Equity - Intangible assets)): shall be maintained at 150% or less.

(c)	Interest coverage ratio [(Net profit before tax + Depreciation + Amortization + Interest expense) ÷ Interest expense]: shall be kept at 2.5 times or above.

Such ratios and covenants set forth above shall be reviewed annually based on the annual consolidated financial statements audited and certified by the Borrower’s certified public accountants that provided by the Borrower to the Facility Agent in accordance with Subparagraph (3) of Paragraph 1 of this Article.

If the Borrower fails to achieve any of the above-stated financial ratios and covenants of any review, the Borrower shall make improvement to achieve such financial ratio(s) and covenants within six (6) months from the date of April 1 of the next fiscal year (the “Cure Period”) (The Borrower shall provide the document issued by the certified public accountants as evidence). It would not be deemed as an Event of Default if the Borrower achieves such financial ratios and covenants within the Cure Period.

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However, if the Borrower fails to improve its financial ratios and covenants within the Cure Period, the Borrower shall pay the penalty which is zero point zero five percent (0.05%) of the Outstanding Principal Balance on the last day of the Cure Period (i.e., September 30) within five (5) Business Days from the date notified by the Facility Agent, for the Facility Agent to further transfer the amount to the Lenders. No events of default will be deemed occurred if the Borrower accomplishes improvement by increasing capital in cash or by other means upon written notice from the Facility Agent within six (6) months from the last day of the Cure Period (i.e., September 30). However, the Interest Rate under this Agreement from the last day of such Cure Period (i.e., September 30) to the day when the actual improvement is made shall be the applicable rate for the Outstanding Principal Balance plus zero point one percent (0.1%).

(5)	Notifications

Except where the Borrower shall be deemed to have notified the Facility Agent by making a disclosure on the Market Observation Post System on the website in accordance with the applicable regulations, the Borrower shall notify the Facility Agent (but such notification shall not exempt the Borrower from its obligations under the law or this Agreement and shall not prevent the Lenders from exercising their rights under the law or this Agreement) of following matters once aware and the response that the Borrower intends to adopt.

(a)	Any Event of Default or Potential Event of Default, and any remedial actions relating thereto.

(b)	Any event which is likely to have a major adverse effect on the Borrower’s ability to perform this Agreement or any controversy, litigation, arbitration, administrative litigation procedures, enforce, reforming, bailout, bankruptcy, settlement under the Bankruptcy Act, dissolution, liquidation, closure procedures, or other similar proceedings that involve over the amount of NT$100 million (NT$100,000,000).

(c)	Any material adverse change in the assets, business, or financial condition of the Borrower or any event which is likely to have a major effect on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party and other related documents.

(d)	Any changes in the Borrower’s major shareholder structure, directors, or key management level personnel.

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(e)	Change of the Chairman of the board of directors.

(f)	Any representation made by the Borrower in this Agreement becomes untrue to the Borrower’s knowledge.

(g)	The Borrower has modified or repealed its Procedures for Lending Funds to Other Parties or Procedures for Endorsement and Guarantee.

(h)	The Borrower’s board of directors has adopted a resolution for significant investment plan (including long term equity investments) in the amount of NT$500 million (NT$500,000,000) or equivalent value in other currencies. This provision shall not apply if the Borrower is required to keep the investment plan confidential pursuant to the relevant laws or provisions provided by the agreement.

(6)	Promissory Note and Note Authorization

Deliver the original Promissory Note and the original Note Authorization issued by the Borrower (authorizing the Facility Agent to fill in the Promissory Note due date, the agreed interest rate (calculated based on the Compensatory Interest Rate), and the interest starting date) with the Facility Amount as the face value, leaving the due date, interest starting date and interest rate blank, and stating the Facility Agent as the payee to the Facility Agent’s deposit stub no later than the time of application for the First Drawdown. When necessary, the Facility Agent shall require the Borrower to sign and deliver another Promissory Note and Note Authorization with the face value calculated by the Outstanding Principal Balance of Tranche A Facility Amount at the time plus the sum of the Tranche B Facility Amount and with the issuance date at that time, leaving the due date, interest starting date and interest rate blank, in order to replace the original Promissory Note and the original Note Authorization originally delivered under the terms provided by this Paragraph. Said original Promissory Note and original Note Authorization shall comply with the formats specified in Schedules 2 and 3, respectively.

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(7)	Rank of Priority for Repayment Not Lower than Unsecured Debts

Ensure that the repayment rank for the unsecured debt under this Agreement and the Security Documents to which it is a party shall be equivalent to the other unsecured debt or non-subordinated debt (unless the priority ranking is mandatory pursuant to law). Furthermore, after the Borrower has completed the creation of mortgage on the Collateral for the Facility Agent (based on the relationship of joint and several debt for the joint interests of all credit banks), the Facility Agent shall enjoy priority ranking for the Rights and Interests of Security of the Collateral, and the Facility Agent shall share those interests with the Lenders pursuant to the provisions of this Agreement.

(8)	Obtaining Necessary Qualifications

Obtain, update, and maintain Borrower’s business-related approval, license, consent, authorization, etc., as required by law; and deliver a photocopy of the said documents to the Facility Agent within five (5) Business Days after they were obtained or within a longer period as agreed upon by the Facility Agent.

(9)	Shareholder’s Advances

Should shareholder’s advances occur, prompt the shareholders to issue consent to subordination of the shareholder advances (in the format shown in Schedule 5) and deliver the consent to the Facility Agent. The said shareholders shall consent that the priority ranking of repayment for the advances shall be secondary to all debts owed to the Lenders under this Agreement, and the interest rate for the advance shall not exceed the minimum loan interest rate calculated under the terms of this Agreement in any Drawdown with the same currency.

(10)	Supervision and Inspection

After the Facility Agent has provided prior written notification, unless there is reasonable grounds for rejection, the Borrower shall permit the representatives, designated personnel, or appointees to enter the relevant facilities of the Borrower during general business hours under the premise without obstructing the Borrower’s business operations; and permit them to inspect, photocopy, or make extracts of related books, records, or documents in connection with performance of the Agreement, Security Documents to which the Borrower is a party, or other related Agreement obligations under the premise without violating the Borrower’s confidentiality obligations pursuant to relevant laws or the terms of this Agreement. All of the costs of the inspection shall be borne by the Borrower. The Facility Agent shall deliver the information obtained from the Borrower to the Lenders, and the Facility Agent and the Lenders shall observe the confidentiality obligations for said information pursuant to the Banking Act of the Republic of China.

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(11)	Maintain Good Operations

The Borrower shall maintain the finances and operations in a good condition, and the Borrower shall purchase insurance for its assets and businesses from an insurance company licensed by the Insurance Bureau of the Financial Supervision Committee in the general insurance amount range for companies engaging in the same types of businesses.

(12)	Operations and Maintenance

Provide ongoing good care and maintenance for the buildings and machinery equipment, and ensure they remain in a normal business operating state at all times.

(13)	Insurance

Insurance which is required in order to maintain this Agreement and the various Security Documents.

(14)	Implement the Environmental Protection Matters

Ensure that the Borrower has implemented environmental protection, pollution prevention, waste disposal, etc.; comply with relevant laws and regulations; and obtain the various approvals from relevant competent authorities pursuant to relevant laws and regulations. If the Borrower fails to comply with the above-mentioned laws and regulations and is ordered to suspend or to shut down by the competent authorities, the Borrower shall notify the Facility Agent immediately. The Borrower shall not utilize until the competent authorities agree the Borrower can restart its operations or business and has proposed an improvement plan approved by the Facility Agent.

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(15)	Negative Pledge

Issue the Negative Pledge (in the format shown in Schedule 10) passed by the resolution adopted by the Borrower’s board of directors for the Collateral over the Machinery and Equipment provided for the 2014 Syndicated Loan and deliver it to the Facility Agent prior to the First Drawdown pursuant to Article 30 of the Banking Act of the Republic of China.

(16)	Collection Account

Open a Collection Account with the Facility Agent prior to the First Drawdown for the repayment of Outstanding Principal Balance, interests and other payment due. After the First Drawdown, ensure that the balance in the Collection Account can reach the amount of interest for the subsequent two months that the Borrower has to repay under this Agreement.

(17)	Lease Agreements

If the building is located on a land leased by the Borrower from the Hsinchu Science Park Administration or the Southern Taiwan Science Park Administration, the Borrower shall ensure that the term of lease set forth in the lease agreement is not shorter than the Loan Period (based on the copy of the lease agreement delivered to the Facility Agent by the Borrower prior to the initial Drawdown).

2.	Negative Undertakings

The Borrower hereby undertakes to the Lenders, the Lead Arranger, and the Facility Agent that the Borrower shall not adopt the following actions during the Duration of this Agreement unless otherwise consented by the Majority Lenders (provided that, those specifically stipulated in the various Subparagraphs below shall prevail).

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(1)	Merger or Spin-off with Any Other Party

Merge with any party (except where the Borrower will be the surviving company after the merger and the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party, and other related documents will not be affected) or spin-off in accordance with the Company Act.

(2)	Dividend Distribution

Declare or pay any cash dividends when an Event of Default or Potential Event of Default has occurred.

(3)	Providing Funds or Loans

Provide funds or loans to any other party, except for those otherwise provided pursuant to the Procedures for Lending Funds to Other Parties of the Borrower.

(4)	Endorsement and Guarantees

Unless otherwise provided pursuant to the Procedures for Endorsement and Guarantee of the Borrower, the Borrower assumes liabilities or becomes directly, indirectly, or contingently liable for any indebtedness or other obligation of any other party by making guarantee, issuing endorsement, issuing notes, providing note endorsements, or by other methods.

(5)	Amendment to Articles of Incorporation

Make any amendment to the Borrower’s Articles of Incorporation that is likely to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party and other related documents.

(6)	Change of Main Business Scopes and Nature of Business

Change the main business scope or significantly change the nature of business or the type of organization of the Company.

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(7)	Collateral Value Reduction Behaviors

Disposal of all or part of the Collateral through sale, assignment, lease, relocation, demolish, set encumbrance, mortgage, trust, etc., (regardless of whether any buyer has completed the registration of mortgage) or any other behaviors sufficient to reduce the value of the Collateral, except for the actions required by Paragraph 6 of Article 11 to replace the Collateral.

(8)	Entering into Other Agreements

Enter into any agreement which is likely to have a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party and other related documents.

(9)	Share Redemption or Capital Reduction

Buy back or redeem any of its issued shares, except for buyback of shares or treasury stock allocation by the Borrower in accordance with law.

(10)	Disposal of Assets

Disposal of all or part of the major assets and revenues through sale, lease, loan, trust, transfer, etc., unless necessitated by normal operations.

(11)	Parity Collateral

Create Security Interest or any encumbrance over its existing or anticipated fixed assets to others. However, the following circumstances are exempt: (a) with prior consent given by the Majority Lenders; (b) creation thereof to financial institutions prior to the execution of the Agreement; (c) financing obtained due to the purchase price paid to procure assets or the related capital expenditures, and the Rights and Interests of Security over the assets acquired have been created to secure such financing; or (d) while creating encumbrance to others, create the same overall Rights and Interests of Security to the Collateral Agents under the Agreement for the same assets according to the same ratio or provide the equivalent assets of similar nature to create the same overall Rights and Interests of Security to the Collateral Agents of the Agreement.

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Article 11 Security

1.	Collateral

(1)	Land(s) and Building(s)

(a)	The Borrower shall, prior to the First Drawdown, create a second priority or a first priority real estate mortgage over the Chupei Plant - Land and Buildings, Hsinchu Science Park Plant - Buildings and Southern Taiwan Science Park Plants - Buildings within the maximum secured amount through creating a second priority real estate mortgage or altering the priority of mortgage in favor of the Bank of Taiwan in the sum up to 120% of the secured loan value (as set forth in Item (a) of Subparagraph (3) of this Paragraph) (other terms and conditions for creation of real estate mortgage are in the form of Schedule 6 hereto; other terms and conditions for alteration of real estate mortgage are in the form of Schedule 7 hereto). The Borrower shall compete the registration of creation or alteration of mortgage to ensure that the Borrower provide security to secure its obligations to the Lenders hereunder. Bank of Taiwan shall, in its position on behalf of the Lenders as the joint and several creditors, hold and enjoy the Security Interests in the collateral. In terms of the aforementioned maximum amount real estate mortgage, the Borrower has agreed to set thirty (30) years after the date of completion of mortgage registration as the determination date for the debt secured by the mortgage, and the Borrower shall agree to waive the rights provided by Article 881-7 of the Civil Code. If a second priority mortgage over the Lands and Buildings with the maximum secured amount in favor of the Collateral Agents has been created prior to the First Drawdown; the Borrower shall cancel the first priority mortgage with the maximum secured amount over the Lands and Buildings within ten (10) Business Days or any other period agreed upon by the Collateral Agents in order to let Bank of Taiwan hold the first priority mortgage with the maximum secured amount over the Lands and Buildings.

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(b)	The Borrower shall, prior to the First Drawdown, create a first priority real estate mortgage over Chupei Plant 2 - Land and Buildings and Hukou Plant - Land and Buildings within the maximum secured amount in favor of Taiwan Cooperative Bank in the sum up to 120% of the secured loan value set forth in Item (a) of Subparagraph (3) of this Paragraph (formats for the Real Estate Mortgage Agreement are specified in Schedule 6); and the Borrower shall complete the registration-related creation to ensure that the Borrower secures its debt against the Lenders pursuant to this Agreement. Taiwan Cooperative Bank shall, in its position as the joint and several creditors, hold and enjoy the Security Interests for the benefit of all of the Lenders. In terms of the aforementioned maximum amount real estate mortgage, the Borrower has agreed to set thirty (30) years after the date of completion of mortgage registration as the determination date for the debt secured by the mortgage, and the Borrower shall agree to waive the rights provided by Article 881-7 of the Civil Code.

(2)	Machinery and Equipment

(a)	The Borrower shall sign the Chattel Mortgage Agreement (in the format specified in Schedule 8) prior to the First Drawdown, to create the first rank chattel mortgage on the machinery and equipment not within the Collateral for 2014 Syndicated Loan to Bank of Taiwan in the sum up to the maximum amount of 140% of the secured loan value set forth in Item (b) of Subparagraph (3) of this Paragraph, and complete the registration-related creation. Bank of Taiwan shall, in its position as the joint and several creditor, hold and enjoy the Security Interests for the benefit of all of the Lenders. In terms of the aforementioned maximum real estate mortgage limit, the Borrower has agreed to set thirty (30) years after the date of completion of the mortgage registration as the determination date for the debt secured by it, and the Borrower shall agree to waive the rights provided by Article 881-7 of the Civil Code.

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(b)	The Borrower shall sign the Chattel Mortgage Agreement (in the format specified in Schedule 8) within twenty (20) Business Days after the First Drawdown to create the first rank chattel mortgage on the Machinery and Equipment within the Collateral for 2014 Syndicated Loan to Bank of Taiwan in the sum up to the maximum amount of 140% of the secured loan value set forth in Item (b) of Subparagraph (3) of this Paragraph, and complete the registration-related creation. Bank of Taiwan, Co., Ltd. shall, in its position as the joint and several creditor, hold and enjoy the Security Interests for the benefit of all of the Lenders. In respect of the aforementioned maximum real estate mortgage limit, the Borrower has agreed to set thirty (30) years after the date of completion of the mortgage registration as the determination date for the debt secured by it, and the Borrower shall agree to waive the rights provided by Article 881-7 of the Civil Code.

(3)	Secured Loan Value

(a)	Net appraisal value of the land(s) and building(s) shall be calculated by deducting the land appreciation tax and depreciation of the land(s) and building(s) based on the amounts listed in the appraisal report issued by the professional valuation organizations recognized by the Collateral Agents or the value appraised by the Collateral Agents (whichever is lower). The secured loan value shall be calculated based on 80% of the net appraisal value.

(b)	Net appraisal value of the machinery and equipment shall be calculated by deducting the depreciation for the machinery and equipment based on the appraisal report issued by a professional valuation organization recognized by the Collateral Agents, the value appraised by the Collateral Agents, or the amount listed in the cost review report issued by accountants (whichever is lower). The secured loan value shall be calculated based on 50% of the net appraisal value for the machinery and equipment with the remaining useful life of 24 months (inclusive) or less, 65% of the net appraisal value for the machinery and equipment with the remaining useful life of between 24 months (non-inclusive) and 48 months (inclusive), 70% of the net appraisal value for the machinery and equipment with the remaining useful life of over 48 months.

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(4)	The Lenders agree that the Collateral Agents shall cancel the mortgage described in the above Subparagraphs (1) and (2) of this Paragraph after the Borrower has completely paid off its debt under this Agreement.

2.	Registration Fee

The Borrower shall bear the registration fees and other related taxes or fees (including agent fees) incurred for the various mortgage creation and registrations under this Article.

3.	Assignment of Insurance Rights and Benefits Agreement

The Borrower shall, within twenty (20) Business Days, sign the Assignment of Insurance Rights and Benefits Agreement in the format as specified in Schedule 9 hereto, to assign the Borrower’s insurance rights and interests under the insurance of building and Machinery and Equipment to the relevant Collateral Agents, and obtain and deliver the letters of commitment issued by insurance companies (with the content and in the format specified in the attachment to Schedule 9 hereto) to the Collateral Agents. If the Borrower made addition(s) or renewal(s) to the insurance policies for the Machinery and Equipment or building, the Borrower shall deliver to the Collateral Agents the letters of commitment issued by insurance companies (in the format as attached to the Assignment of Insurance Rights and Benefits Agreement) with respect to such addition(s) or renewal(s).

4.	Rights and Interests of Security

(1)	The Parties to this Agreement agree that: unless otherwise stipulated in the Agreement, the Collateral Agents shall be the mortgagees, insurance beneficiary, or the beneficiary of other Rights and Interests of Security obtained from the Assignment of Insurance Rights and Benefits Agreement, Security Agreements, Collateral, and the various Security Documents. The Collateral Agents shall retain control and perform duties pursuant to the terms of this Agreement based on the status as joint creditors, and shall share the interests with the related Lenders based on the respective Risk Sharing Percentage and the role as a joint and several creditor. The Lenders agree that the payments obtained by the Collateral Agents from enforcing the mortgage of the Collateral shall first be used to repay the Outstanding Balance of the Tranche A Facility Amount, and the remainder shall be used to repay the Outstanding Balance of the Tranche B Facility Amount.

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(2)	The funds obtained by the Collateral Agents through exercising the rights and interests pursuant to the Security Agreement, Assignment of Insurance Rights and Benefits Agreement, the Security Documents, and this Agreement shall be delivered to the Facility Agents and shall be allocated in the following priority order: (a) pay the Facility Agent for the fees incurred by implementing the rights and interests under this Agreement, Security Agreement, Security Documents, and other related documents that have not been paid by the Borrower or the relevant Lenders; (b) pay the various fees (including the Facility Agent Fee), penalties, and interests (including default interest) payable to the Lenders or the Facility Agent that have not yet been paid by the Borrower; (c) repay the Outstanding Principal Balance; and (d) the remaining shall be allocated for payment by the Facility Agent based on the nature of the payments pursuant to the relevant terms of this Agreement (decided by the Facility Agent if not expressly specified by this Agreement) and based on the Risk Sharing Percentage of the respective Lenders.

(3)	Regardless of whether there are other contrary agreements in this Agreement, the Lenders agree that: the Collateral and its various interests enjoyed pursuant to this Agreement, Security Agreement, and the Security Documents shall be exercised by the Collateral Agents based on the relative terms stipulated in this Agreement in the best interests of the relevant Lenders and the Facility Agent. Unless otherwise stipulated in this Agreement, the Lenders shall not individually exercise such rights except for exercising the right to offset, lien and confusion. The Collateral Agents shall also exercise such rights as instructed by the Majority Lenders unless otherwise specified in this Agreement.

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5.	Flaw Guarantee, Disposal, and Insurance of the Collateral

(1)	If the Collateral depreciates, is damaged, or suffers losses or is at risk of being damaged or suffering losses for reasons not attributable to the Lenders; the Borrower shall immediately notify the Collateral Agents and supplement the Collateral within a reasonable period after receiving a notice from the Collateral Agents, provide other Collateral as approved by the Collateral Agents, or settle the Borrower’s debt incurred under the Security Documents or other relevant documents in advance, which shall be exempt from the advance payment restrictions set forth in Paragraph 2 of Article 5 of this Agreement. If the compensation for the Collateral is provided by a third party due to expropriation or other means, the Borrower authorizes the Collateral Agents to directly obtain said compensation payments with this Agreement as an evidence of such authorization. The Collateral Agents shall deliver such compensation payments to the Facility Agent. The Facility Agent shall use such compensation payments to offset to Borrower’s debt to the Lenders pursuant to the terms stipulated in this Agreement. However, if the aforementioned third party compensation payment is insufficient to cover the value of the Collateral, the Borrower shall provide other Collateral approved by the Collateral Agents to make up the shortfall or settle the loan repayment relating to the difference between the compensation amount and the value of the Collateral, which shall be exempt from the restrictions set forth in Paragraph 2 of Article 5 of this Agreement.

(2)	Regardless of the sequence of the Collateral provided by the Borrower to the Lenders, the Lenders shall have joint guarantee for the items under this Agreement and use this Agreement as a certificate. The various Lenders shall, based on the Risk Sharing Percentage, enjoy the Rights and Interests of Security in the same priority ranking for the Collateral provided under this Agreement pursuant to the provisions of this Agreement.

(3)	If the Collateral must be registered, possessed, managed, or transferred, or have a change of registration; undergo other formalities; require relevant procedures due to the modification or increase of the Collateral; or require the relevant procedures to issue claims against third parties or the insurer due to the damage or loss of the Collateral; the Borrower shall immediately follow and bear the costs. If a fine is issued or the Collateral is detained during the process of the abovementioned Collateral matters, the Borrower shall fully assume the responsibility. The Borrower shall bear all of the costs for the management, maintenance, taxes, and other fees of the Collateral. All of the expenses incurred by the Lenders and the Collateral Agents during the exercise of the Security Interests shall be borne by the Borrower.

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(4)	The Borrower shall, with respect to the Buildings and Machinery and Equipment, purchase sufficient amount of general property loss insurance (including but not limited to fire and additional insurances) from the insurance companies licensed by the Insurance Bureau of the Financial Supervision Committee at its own cost. The Facility Agent or any other party designated by the Collateral Agents shall be named as the only first-priority insurance compensation beneficiary (Loss Payee) for the various insurance items mentioned above (except for the third party liability insurance and public liability insurance), and this beneficiary stipulation shall not be modified without the consent of the Collateral Agents. The originals of all of the insurance policies for the Collateral as well as copies of the premium payment receipts shall be submitted to the Collateral Agents. If the Borrower has been late to purchase insurance or fails to renew the insurance before the expiration, the Collateral Agents may purchase the insurance or renew the insurance using this Agreement as the proof of authorization. The Borrower shall immediately repay the premium payment paid by the Collateral Agents, and failure to provide repayment shall be handled pursuant to Paragraph 5 of Article 7 of this Agreement. However, the Collateral Agents has no obligation to purchase or renew the insurance, or pay the insurance premium for the Borrower. If the Collateral has suffered loss, regardless the reasons given by the insurance company to deny or delay the payable insurance compensation or if the compensation payment is insufficient, the Borrower shall handle the situation pursuant to Subparagraph (1) of this Paragraph. The Collateral Agents shall use the insurance compensation to offset all debts owed by the Borrower to the Lenders pursuant to this Agreement. The Collateral Agents shall return all of the remaining funds after offsetting the debt owed by the Borrower to the Lenders back to the Borrower without interest.

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6.	Replacement of Collateral

During the duration of this Syndicated Loan, if the Borrower needs to replace the old equipment in order to enhance the technical level or if the subject matter of the chattel mortgage has been damaged (or there is a likelihood of damage) beyond repair, the Borrower shall use the newly purchased semiconductor packaging or testing equipment (hereinafter “New Subject Matter”) to replace the outdated or damaged (or a likelihood of damage to) subject matter of the chattel mortgage (hereinafter “Old Subject Matter”). However, the replacement of the subject matter of the chattel shall comply with the following terms:

(1)	The amount of the invoice for the New Subject Matter shall not be lower than that of the original net appraisal value for the Old Subject Matter.

(2)	If the Borrower needs to change the amount of the subject matter (based on the amount of the invoice) with each item less than NT$100 million (NT$100,000,000) and if the cumulative amounts of the subject matters that the Borrower requested to change under the terms of this Paragraph are less than NT$500 million (NT$500,000,000), the Borrower shall obtain the written consent from the Collateral Agents (the Lenders hereby authorize the Collateral Agents the right to decide whether to approve the Borrower’s replacement request within this range without having to notify the Lenders or obtain approval from the Lenders). However, if the Borrower’s replacement request has exceeded the single amount or cumulative amounts mentioned above, a written consent from the Majority Lender is required before the replacement can be executed.

(3)	In terms of the subject matter of the chattel mortgage approved by the Collateral Agents and the Majority Lenders, the Borrower shall process the creation of first rank mortgage of the New Subject Matter identical to that of the Old Subject Matter as well as the insurance and insurance rights and interests transfer procedures pursuant to the relevant terms of this Agreement before requesting the Collateral Agents to lift the mortgage creation for the cancellation of the Old Subject Matter (at this time, the Collateral Agents shall lift the mortgage setting for the cancellation of the Old Subject Matter based on the item approved for replacement by the Facility Agent or the Majority Lenders).

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After the Borrower has completed the replacement of the subject matter of chattel mortgage pursuant to this term, the New Subject Matter after the replacement shall be regarded as part of the “Collateral” as defined by this Agreement.

Article 12 Event of Default

1.	Specific Events

During the Duration of the Agreement, in cases of the occurrence or existence of any of the following events, the Facility Agent or the Lenders may, at any time, deem such Event of Default in accordance with Paragraph 2 of this Article:

(1)	Non-Payment

The Borrower fails to pay any amount payable, including the principal, interest, or other fees when due under this Agreement, or the Security Documents to which the Borrower is a party (the Borrower’s liability for its default is not exempt even though part of the payable amount has been received by the Facility Agent, Lead Arranger, or Lenders) within three (3) Business Days after receiving a written request from the Facility Agent.

(2)	Failure to Perform Obligations under the Agreement

In addition to the events described in Subparagraph (1) of Paragraph 1 of this Article, the Borrower fails to perform its obligations or undertakings; breaches the terms hereunder; or fails to perform its obligations in accordance with the terms provided by the related documents; and has failed to correct the condition within fourteen (14) days after its occurrence if such incident can be corrected. However, failure to meet financial ratio and covenants shall be subject to Subparagraph (4) of Paragraph 1 of Article 10.

(3)	Defaults in Obligations under Other Agreements

The Borrower has breached an agreement to which it is a party and the dispute is over the amount of NT$500 million (NT$500,000,000) or the equivalent in other currencies, and the Borrower is unable to correct the situation within the deadline stipulated by the relevant agreement or the longer period permitted by the Facility Agent. However, the case shall not apply if there is still a dispute over whether the Borrower has constituted a breach, the Borrower has underwent the necessary legal proceedings or escrow; and the Majority Lenders have confirmed that there is no significant adverse effect on the Borrower’s finances, operational capacity, or the Borrower’s ability to perform its obligations under this Agreement, the Security Documents to which the Borrower is a party and other relevant documents.

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(4)	Untrue Statement

Any part of the declaration or data, documents, financial statements made or provided by the Borrower under the Agreement; Security Documents to which the Borrower is a party or other relevant documents is untrue, inaccurate, deceiving; or the declaration is materially untrue or misleading regarding the conditions at the time the statement is announced.

(5)	Failure in Obtaining Authorization

In cases where “government authorization” referred to in Subparagraph (6) of Paragraph 1 of Article 9 is deemed necessary, but the Borrower has not received complete and effective authorization or the complete and effective authorization has been terminated or modified, causing material adverse effect on the Borrower’s assets, business or financial condition, or its ability in performing its obligations under this Agreement, Security Documents to which the Borrower is a party, or any relevant documents.

(6)	Other Defaults

(a) The Collateral (regardless of the registration completion status) has suffered provisional seizure, injunction, other protection action, compulsory enforcement, detention, seizure, auction, administrative sanctions by government agencies, expropriation, requisition, confiscation, or other similar procedures; and the Borrower has not applied to withdraw or exclude the situation within two (2) Business Days after receiving the notice from a court or a government authority; or (b) The Borrower is not able to exclude the provisional seizure or injunction, or other preservation sanction, compulsory enforcement, detention, seizure, auction, administrative sanctions by government agencies, expropriation, requisition, confiscation, freezing, registration restriction, or orders for other similar procedures of its main property that involve over NT$200 million (NT$200,000,000) within thirty (30) days after receiving the notice from a court or a government authority; and the Majority Lenders reckon that such matter will significantly affect the Borrower’s capacity to implement its obligations under this Agreement, Security Documents to which the Borrower is a party, or any relevant documents.

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(7)	Failure to Obtain Approval

The Borrower fails to obtain, renew, maintain, or comply with any approval, license, or consent from any relevant government department that is necessary for the Borrower’s business operations and maintaining the validity of the Collateral; or such approval, license, or consent is canceled, terminated, revoked, invalid or not acquirable; and such event is reasonably believed to have adverse effect on the Borrower’s capacity in performing its obligations under this Agreement, Security Documents to which the Borrower is a party, or any related documents.

(8)	Default on Debts to Financial Institutions

Besides this Syndicated Loan, the Borrower has monetary obligations to other financial institutions and has failed to remit payment on time, breached the agreement (including, but not limited to, cross-default caused by other direct or contingent liabilities), or suffered accelerated maturity. However, the case shall not apply if there is still a dispute over whether the Borrower has an obligation to pay the debt or has breached the agreement, or has underwent the necessary legal proceedings or escrow; and the Majority Lenders have confirmed that there is no significant adverse effect on the Borrower’s finances, operational capacity, or the Borrower’s ability to perform its obligations under this Agreement, the Security Documents to which the Borrower is a party and other relevant documents.

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(9)	Default on Debts to Non-financial Institutions

The Borrower has a debt of more than NT$300 million (NT$300,000,000) or the equivalent in other currencies to non-financial institutions and has failed to remit payment on time, breached the agreement (including, but not limited to, cross-default caused by other direct or contingent liabilities), or suffered accelerated maturity. However, the case shall not apply if there is still a dispute on whether the Borrower has an obligation to pay the debt or has breached the agreement, or has underwent the necessary legal proceedings or escrow; and the Majority Lenders have confirmed that there is no significant adverse effect on the Borrower’s finances, operational capacity, or the Borrower’s ability to perform its obligations under this Agreement, the Security Documents to which the Borrower is a party and other relevant documents.

(10)	Dividend Distribution against the Agreement

The Borrower breaches or fails to comply with the Agreement to declare or distribute any cash dividends.

(11)	Bankruptcy, Reorganization or Business Suspension

The Borrower suspends its business due to operational obstacles encountered for more than thirty (30) successive days, or the Borrower admits in writing its inability to repay the entirety of the debts at maturity, or halts or suspends in entirety its repayment to the Lenders, or is declared bankrupt, resolving to settlement under the Bankruptcy Act or insolvent; or the Borrower violates Subparagraph (6) of Paragraph 2 of Article 10 and significantly changes the company’s type of organization, or applies or is applied for company reorganization, bankruptcy, settlement under Bankruptcy Act, liquidation, dissolution, division of the company or any other similar procedure without prior written consent of the Majority Lenders, or acknowledging others’ unfavorable statement on the Borrower’s proceeding of the above mentioned procedures; or the Borrower violates Subparagraph (1) of Paragraph 2 of Article 10 and merges with another company while the Borrower is not the surviving company.

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(12)	Documents without Enforceability

The Agreement, any Security Document or any other relevant document is invalid, revoked, terminated, or failed for any reason; or the performance of the Borrower’s obligations under this Agreement, any Security Document or any other relevant document is impossible or illegal; or the exercise of any right or remedy of the Lenders, the Lead Arranger and the Facility Agent under this Agreement, any Security Document or any other relevant document is incapable or illegal; and such aforementioned events may cause material adverse effect on the Borrower’s ability in performing its obligations under this Agreement, and the Borrower has not make corrections within a reasonable period as required by the Facility Agent.

(13)	Judgment

The Borrower is subject to any final court decision or adjudication involving an amount of NT$300 million (NT$300,000,000) or its equivalent in other currencies, while such event may cause material adverse effect on the Borrower’s ability in performing its obligations under this Agreement, Security Documents to which the Borrower is a party, or any relevant documents; and the Borrower has failed to discharge, reverse, submit security deposit, or take any other measure to suspend the execution within thirty (30) days.

(14)	Notes

The Borrower is blacklisted by the clearing house, or the checks issued by the Borrower have been dishonored. However, this does not apply to the case where the Borrower disputes its payment obligation and has proceeded with, in good faith, necessary legal procedures or lodgment.

(15)	Inconsistent with the Loan Purposes

The utilization of funds that the Borrower has received pursuant to the Drawdown of the Facility Amount does not comply with the loan purposes set forth herein.

(16)	Adverse Changes

Any significant adverse changes in the financial condition or business operation that has a major adverse effect on the Borrower’s ability to perform its obligations under this Agreement, Security Documents to which the Borrower is a party, or other relevant documents.

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(17)	Inconsistent Collateral

The Borrower has failed to provide the Collateral pursuant to this Agreement or the Collateral provided is inconsistent with the terms of this Agreement.

(18)	Failed to Obtain or Maintain the Adequate Insurance

The Borrower is unable to obtain the proper insurance pursuant to the provisions of this Agreement.

(19)	Significant Value Impairment of the Collateral

The value of the Collateral has significantly impaired (unless the Borrower has already implemented in accordance with Subparagraph (1) of Paragraph 5 of Article 11) or the Security Agreements cannot be implemented.

2.	Effect of Event of Default

(1)	Determination of the Event of Default

Upon any of the above-mentioned events occurs, unless otherwise agreed in the Agreement, whether an Event of Default has occurred may be determined by the Facility Agent. However, when the Facility Agent deems necessary, it may, in accordance with Paragraph 14 of Article 15, convene a Lenders’ meeting and determine whether an Event of Default has occurred based on the resolution adopted by the Majority Lenders, or it may also make requests to the Majority Lenders for their written consent (including fax) on the determination.

(2)	Suspending Use of Facility Amount

During the period when the Lenders are determining whether an Event of Default has occurred, the Facility Agent shall suspend disbursing the loan to the Borrower and suspend the Borrower’s right to draw down the Facility Amount. Once the Facility Amount is suspended and it is concluded that an Event of Default has occurred in accordance with Subparagraph (1) of Paragraph 2 of this Article, the Facility Amount may not be drawn down without the written consent of the Majority Lenders.

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(3)	Declaration of Default

Once the Event of Default is determined, the Facility Agent shall notify the Borrower in writing, and shall, at its own discretion or based on the written instructions of the Majority Lenders, immediately take one or all of the following measures: (a) notify the Borrower in writing that its Facility Amount shall be immediately suspended; (b) notify the Borrower in writing that all Outstanding Principal Balance, interest, and other payments that the Borrower shall pay to each Lender and the Facility Agent under this Agreement accrued thereon but unpaid are immediately due and payable, and the Borrower shall immediately reimburse all such payments; (c) notify the Lenders to offset the Outstanding Balances owed to the Lenders against any form of deposits placed by the Borrower at the Lenders; (d) notify the Collateral Agents to exercise the various rights of the Collateral to use the relevant Collateral proceeds to compensate for the payable items pursuant to this Agreement that are still unpaid by the Borrower; (e) make payment request to the Borrower based on the Promissory Notes obtained under the Agreement; (f) exercise any rights under the laws, this Agreement, each Security Documents and other related documents without giving presentment, demand, protest, or any notice if permitted by law; or (g) other measures that the Majority Lenders agree on. The Borrower agrees, to the fullest extent permitted by law, to give up its rights of requesting the Lenders and Facility Agent to give the aforementioned presentment, demand, protest, or any notice, unless it is agreed otherwise under the Agreement.

(4)	Interest Payment

Upon the Event of Default, the Borrower shall pay the interest to the Lenders and/or the Facility Agent based on the applicable interest rates stated in the Agreement for the period starting from the date of the occurrence of the Event of Default to the date the Borrower actually pays the payment (including but not limited to Outstanding Principal Balance, interest, default interest, penalties, expenses, advances, etc.) or the date when the Event of Default ceases to exist.

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(5)	Expense Compensation

Expenses incurred as the Facility Agent exercises the aforementioned rights or takes the relevant measures shall be borne by the Borrower, but the parts of the payments that the Borrower fails to reimburse shall be shared by the Lenders based on the respective Risk Sharing Percentage stated in the Agreement. However, if the Borrower fails to pay such payments, the Facility Agent has no obligation to pay the advance. Instead, before Facility Agent takes relevant measures for its role as Facility Agent, it may request the Lenders to pay the advance of the related payment based on the respective Risk Sharing Percentage.

(6)	Continued Validity

If the Drawdown is suspended or the unused Facility Amount is terminated pursuant to this Article, this Agreement shall remain in force unless otherwise stipulated.

Article 13 Default Interest and Penalties

If the Borrower fails to pay any amount payable under this Agreement on time, to the extent permitted by law, the Borrower shall pay default interest for the period from the date the amount due to the date of actual payment in the same currency of such amount based on the floating Compensatory Interest Rate on the date the said amount due, while the business tax and stamp duty shall be borne by the Borrower. If the payment is overdue for less than six (6) months, extra amount based on 10% of the mentioned Compensatory Interest Rate shall be charged as the penalty. For the payment overdue for more than six (6) months, extra amount based on 20% of the mentioned Compensatory Interest Rate shall be charged as the penalty, while the business tax and stamp duty shall be borne by the Borrower. When there are changes in the Compensatory Interest Rates, the Interest Rate Adjustment Date shall be the first day of the following month after the changes, and the default interest is calculated monthly based on the floating interest rates. Default interest and penalty shall be calculated cumulatively on a daily and for a 365-day year basis for NT$ as well as a 360-day year basis for US$ based on the duration of delays. When the Borrower fails to pay the default interest for one year (or a shorter period as permitted by law) and still fails to pay after demand notification, the Lenders may add the default interest to the principal to be eligible for interest. When the Borrower fails to pay the Lead Arranger Fee, the Facility Agent Fee or the advances paid by the Lenders, Lead Arranger and Facility Agent, they may add the amount of all the outstanding payments and advances to the principal under the Agreement, and the Borrower is required to pay the default interest and penalty based on the aforementioned terms. The Borrower shall immediately pay the interest and penalty upon being requested.

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Article 14 Compensation, Offset and Pro Rata Sharing

1.	General Compensation

The Borrower shall compensate each Lender, the Lead Arranger, and the Facility Agent for the losses, liabilities, damages, costs and expenses (including any loss or expenses of dismissing or reusing the fund that the Lenders bear to maintain its Facility Participation Amount) caused by any Event of Default, the Borrower’s failure to make early settlement as notified in accordance with Paragraph 2 of Article 5, any other behavior of the Borrower violating its obligations under this Agreement, or any matters related to the Agreement, and any interest or expenses incurred due to non-payment of payables. The Borrower shall ensure that the Lenders, the Lead Arranger, and the Facility Agent are free from any damage. However, if the losses, liabilities, damages, costs or expenses are caused by intentional or gross negligent acts of any of the Lenders, the Lead Arranger, and the Facility Agent, the Borrower would assume no responsibility for the compensation as a result.

2.	Offset

When the Borrower fails to perform or breach its obligation under the Agreement, Security Documents to which the Borrower is a party, or any documents related, besides exercising its rights as a creditor in accordance with the laws, each Lender is entitled (but not obligated) to take each of the Borrower’s deposits at, and creditor’s rights against, each Lender and the Facility Agent (including the head office and branches) to offset the debt the Borrower owes to the Lenders and the Facility Agent (the Borrower agrees that such deposits or other creditor’s rights shall be deemed due when the Lenders and the Facility Agent exercise the right of offset), and immediately notify the Borrower. If the Borrower’s deposit is a fixed deposit, even if the deposit is not due, each Lender and the Facility Agent may terminate the deposit agreement in advance and take the deposit to offset the debt under the Agreement. If the Borrower has other rights over the aforementioned deposits (including fixed deposits) and the creditor’s rights eligible for claims against each Lender and the Facility Agent, such rights are not affected by the aforementioned offset.

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Notwithstanding the preceding Paragraph, when the other creditors of the Borrower applies for compulsory enforcement or other similar legal proceedings against the Borrower’s any deposit at any of the Lenders or the Facility Agent, and such proceedings are executed by the relevant enforcement court or each Branch of the Administrative Enforcement Agency, Ministry of Justice with orders of garnishment, seizure, transfer or payment to the Lenders or the Facility Agent, the Lenders or the Facility Agent should have the right to promptly claim early maturity of such deposit and exercise the right of offset, based on the orders specifying the amount subject to enforcement or the amount enforceable equivalent to the Outstanding Balance under the Agreement. Unless otherwise provided in this Agreement, the aforesaid early maturity is not an Event of Default as mentioned in Paragraph 1 of Article 12 of this Agreement.

When the aforementioned deposit is a check deposit, the Borrower understands and agrees that the general agreements for check deposit entered into with each Lender and the Facility Agent will be terminated when all the Facility Amount under this Syndicated Loan is declared immediately due and payable by the Lenders and the Facility Agent; if this is the case, the general agreement for check deposit shall become invalid, and the Lenders and the Facility Agent shall immediately return the amount of balance under the check account and may claim to use such amount to offset the debts owed by the Borrower to the Lenders and the Facility Agent, respectively.

After the Lenders and/or the Facility Agent issues notification of such offset or when such notification is deemed received by the Borrower, the offset shall be retroactively deemed effective at the first moment of such right of offset can be exercised to offset the debt owed by the Borrower. At the same time, the certificates of deposit, passbooks, checks, or other certificates of entitlement issued by the Lenders and the Facility Agent shall become invalid within the coverage of such offset. Other properties the Borrower owns and has kept at the Lenders and the Facility Agent or other payment collected by the Lenders and the Facility Agent on the Borrower’s behalf in the future may be kept for a lien or used for offset by the Lenders and the Facility Agent as their rights.

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3.	Pro Rata Sharing

If at any time any Lenders or the Facility Agent receives any payment under the Agreement from the Borrower (except for those received from the Facility Agent in accordance with Paragraph 1 of Article 8), whether voluntary or involuntary payment or offset or otherwise, the Lender shall transfer to the Facility Agent the amount so received within three (3) Business Days after the receipt, for the purpose of further distribution to each Lender based on their respective Risk Sharing Percentage. The Facility Agent shall deem such amount as the Borrower’s direct payment for the amount due under the Agreement; therefore, such amount shall be considered unpaid between the Borrower and the respective Lender originally receiving the payment, and such Lender still has the claim against the Borrower and other relevant rights to such payment (excluding those amount of the payment received by way of distribution from the Facility Agent). Notwithstanding the foregoing, if any Lender is required to repay the Borrower any part of an amount originally received by it from the Borrower and shared pursuant to this Article, the other Lenders shall make funds available to enable the Facility Agent to reimburse such Lender for the amount required to be repaid to the Borrower (excluding any sum which such Lender has received by way of distribution of such amount from the Facility Agent). Each Lender understands that their creditors’ rights against the Borrower under this Agreement are joint and several; yet, among the Lenders, their creditors’ rights and the Rights and Interests of Security enjoyed shall be shared based on their respective Risk Sharing Percentage. All the loan related losses and risks incurred under this Agreement shall be assumed by all Lenders based on their respective Risk Sharing Percentage.

Article 15 Lead Arranger, Lenders and Facility Agent

1.	Severability of the Lenders’ Obligations

Obligations of the Lead Arranger, Facility Agent, Collateral Agents and Lenders under the Agreement are several. Therefore, the obligations of each of the other Lenders, the Lead Arranger, Facility Agent and the Collateral Agents to the Borrower should sustain even when one of the Lenders fails to perform its obligations. Moreover, any Lenders, Lead Arranger, Facility Agent and the Collateral Agents shall not be held liable for any other Lender’s obligation.

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2.	Lenders’ Joint and Several Rights

The rights and claims of the Lead Arranger, Facility Agent, Collateral Agents and Lenders hereunder are joint and several. Therefore, the Facility Agent may request, on behalf of all the Lenders, the Borrower to repay the full amount owed by the Borrower to the Lenders under the Agreement and apply for the enforcement of the debt amount; provided, however, that the Lead Arranger, Facility Agent, Collateral Agents and Lenders all agree that the exercise of their rights arising from this Agreement shall be conducted in accordance with the terms set forth in the Agreement. At the same time, the Lead Arranger, Facility Agent, Collateral Agents and Lenders shall among themselves, based on their Risk Sharing Percentage, assume and share any risks and interests accruing under this Agreement and Security Documents related hereto. Each Lender agrees that, other than the Facility Agent, any of the Lenders is not permitted to exercise the claim to request the Borrower to repay its debt obligation, to individually take action on matters related to the Agreement, or to take actions inconsistent with the resolution reached among the Majority Lenders, unless otherwise agreed by the resolution adopted by Majority Lenders. However, exercise of rights of offset, collation, and retention are exempt from this provision.

3.	Appointment of the Facility Agent

Each Lender hereby irrevocably appoints the Facility Agent as their agent for the purposes set forth in this Agreement and Security Documents related hereto, and each Lenders hereby irrevocably authorizes the Facility Agent to take relevant actions on its behalf to exercise such rights, authority, and discretionary power as that are expressly or inexplicitly delegated to the Facility Agent (with the reasoning attached) by the terms of this Agreement and Security Documents related hereto, together with such other powers reasonably incidental thereto.

4.	Scope of Obligations

With regard to the obligations and functions of the Facility Agent described in the Agreement, Facility Agent may merely be considered as a role to conduct administrative management among the Lenders. The Facility Agent is not a representative of any Lender, nor does it have any fiduciary relationship with any Lender. The Facility Agent shall not be viewed as an agent or a fiduciary of the Borrower and shall not have any duties or responsibilities unless otherwise provided in the Agreement.

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5.	Specific Duties and Obligations

The Facility Agent shall perform the following duties and obligations:

(1)	To pay, in accordance with the terms in the Agreement, each Lender, based on the respective Risk Sharing Percentage, the amount received by the Facility Agent from the Borrower and other payments in connection with the Syndicated Loan on the day or next Business Day after receiving such payment.

(2)	To immediately inform each Lender of the following incidents:

(a)	The contents of any document which the Facility Agent receives in respect of the Facility Amount (but limited to events which the Facility Agent considers to be material).

(b)	Any Event of Default identified by the Facility Agent’s staff while performing the duties designated under this Agreement.

(3)	Unless otherwise prohibited in this Agreement, the Facility Agent shall take or refrain from taking any action in accordance with any lawful and proper instructions given to it by the Majority Lenders, and any such action taken or refrained from taking shall be binding on all the Lenders.

(4)	Prior to any notice or declaration of default in accordance with Paragraph 2 of Article 12, the Facility Agent shall, to the extent practically possible, endeavor to consult the opinions of the Lenders in advance.

6.	Rights and Authority

The Facility Agent may:

(1)	Perform its duties and obligations defined in this Agreement through its directors, officers, staff or agents.

(2)	When it deems necessary, hire lawyers, accountants, or other experts/professionals to provide advices and consultation needed and pay for the service. Meanwhile, the Facility Agent may trust and take actions following the aforementioned professional advice.

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(3)	Unless and until the Facility Agent has received directions from the Majority Lenders, the Facility Agent may not exercise any rights or authority or make any decisions. Prior to obtaining compensation to the Facility Agent’s satisfaction or any security assuring that the costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred can be repaid, the Facility Agent bears no responsibility or obligation to take any legal proceedings as instructed by the Majority Lenders. However, the Facility Agent may take procedures to secure the legitimacy of compulsory enforcement in a manner as it does when dealing with its own affairs of similar nature.

(4)	The Facility Agent bears no responsibility or obligation in taking actions which it considers may violate relevant laws or are likely to have the Facility Agent be liable for compensation to a third party. However, the Facility Agent may take any actions which it considers necessary according to laws.

(5)	The Facility Agent may presume that there is no occurrence of any Event of Default unless it has received notice from the Lenders or the Borrower. The Facility Agent may further presume that none of the Parties to the Agreement breaches the obligations under this Agreement or any Security Documents. The Facility Agent bears no obligation to verify if the Borrower has any Event of Default.

(6)	The Facility Agent may consider the Lenders which originally offer the Facility Amount as entitled to receive the repayment, unless the Facility Agent has received written instructions from the relevant Lenders.

(7)	The Facility Agent may accept the documents required under the Agreement from the Lenders and the Borrower without verifying the content or any other relevant matters. The Facility Agent, when performing the duties designated under this Agreement, may trust the signatures and the contents of the received documents as valid and accurate. Meanwhile, the Facility Agent may trust the contact information and account details provided by the Lenders before the execution of the Agreement (and the subsequent revisions informed in written notices) as accurate for communication with and remittances to the Lenders.

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(8)	The Facility Agent may deal with matters relevant to the Facility Amount of the Syndicated Loan on a pro rata basis in accordance with the relevant percentage stated in the Agreement. In cases where the actual calculation does not completely fit the percentage defined herein, the Facility Agent may make reasonable judgment on the allocation, and such decision shall be accepted by each Lender without any objection.

(9)	The Facility Agent may communicate the relevant matters under the Agreement via fax or e-mail and may trust the contents of the fax or e-mail received as authentic and accurate, unless otherwise provided in the Agreement. The Facility Agent bears no responsibility for consequences caused by interruptions or delays of and the flaws or mistakes incurred during transmission or reception of the communication (by phone, fax, email or courier), excluding circumstances where the consequences are caused due to the intentional or gross negligent acts of the Facility Agent. With regard to the matters communicated, upon the Borrower’s request as it deemed necessary, the Facility Agent shall provide the originals of the relevant documents related to the communication for the Borrower’s reference.

7.	Disclaimers to the Lenders

The Facility Agent bears no responsibilities or obligations to the Lenders on the following matters:

(1)	Liability incurred due to the failure or delay of the Borrower or any other party to perform the obligations under this Agreement or any Security Documents.

(2)	The Authorization, signature, legitimacy, legal validity, enforceability, genuineness, or sufficiency of the Agreement, any Security Document and any document related to the Syndicated Loan; the accuracy of any representation, guarantee or statement made in association with the Agreement or any Security Documents; the accuracy or completeness of any information provided by any person, whether or not such information is delivered by the Facility Agent.

(3)	Taking any action to verify the existence of an Event of Default, or any failure of the Borrower or any other party to perform its obligations under the Agreement or any Security Documents.

[Page 74]

(4)	The accuracy and reliability of the Borrower’s credit, financial condition, revenue forecasts, statements, and reports; or the sufficiency of the Agreement ensuring the claims; or providing information on the financial, other credit conditions or other matters of the Borrower or any other party to the Security Documents. Nevertheless, the Facility Agent shall not have any obligation to actively supervise or inspect the business performance of the Borrower.

(5)	The payment or advances relating to the Agreement that the Facility Agent receives for itself, or any benefits that the Facility Agent receives from the current or future transactions or other relations (irrelevant to the Agreement) with the Borrower or any other party to the Security Documents, excluding the benefits received by the Facility Agent for the benefit of the Lenders under the Agreement.

(6)	Whether any amount due and payable under this Agreement or Security Documents has been settled.

The term “Facility Agent” in this Article shall refer to (without limiting the meaning of the term used in other provisions of the Agreement) any Facility Agent and its successor agent appointed according to Paragraph 11 of this Article and its affiliates, staff, directors, employees and agents (hereinafter collectively referred to as the “Related Persons of the Facility Agent”).

8.	Obligations to the Borrower

The Related Persons of the Facility Agent bear no responsibility or obligation to the Borrower for any failure or delay of any Lender or any other party in performing the obligations under this Agreement and any Security Documents.

9.	Liability and Compensation

The Related Persons of the Facility Agent bear no liability for taking or refraining from taking any action related to the Agreement, unless such action is taken intentionally or gross negligently. For the compensation not repaid by the Borrower, the Lenders shall compensate the Facility Agent based on its respective Risk Sharing Percentage (if there is no remaining Outstanding Principal Balance, the percentage shall be the Participation Percentage) for taking or refraining from taking actions to secure or fulfill the rights of the Lenders or rights related to the Facility Amount under this Agreement or any Security Documents and for all the claims, reimbursements, damages, fines, losses, costs and other expenses (including but not limited to attorneys’ fees and disbursements incurred) arising from the aforementioned circumstances, unless the aforementioned circumstances can be attributed to the Facility Agent’s intention or gross negligence.

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10.	Acknowledgement of Lenders

Each Lender hereby acknowledges to the Facility Agent and agrees on the following:

(1)	The Lenders have never relied on any of the Related Persons of the Facility Agent, but, since the beginning (and will continue in the future), have independently, as its own separate responsibility, made its own assessment and analysis of the current status, credit, outlook, business, operations, property and financial condition of the Borrower and other related persons, taken its own responsibility for the current or future value or ownership of any of the underlying Rights and Interests of Security, been liable for its compliance with the laws and regulations applicable to financial institutions related to the transactions under the Agreement, made its own decisions as to whether or not to proceed or in taking or not taking actions under this Syndicated Loan.

(2)	The Lenders have never relied on any representation or statement of the Facility Agent to make decision to execute the Agreement.

11.	Resignation of the Facility Agent

Should the Facility Agent decide to resign its duties as the Facility Agent at any time, it shall provide written notices at least sixty (60) days in advance to the Lenders and the Borrower. The Majority Lenders shall be entitled to designate a successor Facility Agent. If the Lenders have not designated a Facility Agent within sixty (60) days after receiving the notice or the designated Facility Agent has not agreed to accept the appointment, the resigned Facility Agent shall designate a successor Facility Agent on behalf of the Lenders. The Facility Agent’s resignation shall take effect after the successor Facility Agent has been appointed and agreed to take on the position. The successor Facility Agent shall inherit the original rights, privileges, decision making rights, and duties of the resigned Facility Agent; and the resigned Facility Agent shall be absolved of any continued responsibilities and obligations as the Facility Agent under the terms of this Agreement. The resigned Facility Agent shall remit the unearned Facility Agent Fee that it has already received based on the ratio calculated according to the effective date of its resignation to the successor Facility Agent. The parties to the Agreement agree to sign any documents required for the replacement of Facility Agent. After the resignation of the original Facility Agent, the terms provided by Paragraphs 7, 8, and 9 of this Article shall serve to protect the interests of the resigned Facility Agent, and the resigned Facility Agent’s actions or inactions within its terms of office shall remain valid.

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12.	Lender as the Facility Agent

The Facility Agent and its affiliates are not required to inform or obtain approval from the Lenders when providing loans to the Borrower and its subsidiaries and the affiliates, issuing letters of credit under the commission of the Borrower, accepting deposits, obtaining the equity, and operating the business of general banking, trust, financial advisory, underwriting or other business dealings, and such business is not affected by the role as the Facility Agent of this case. The Lenders hereby acknowledge that, due to the aforementioned business dealings, the Facility Agent and its affiliates may obtain relevant information about the Borrower and its subsidiaries (including information that requires duty of confidentiality to the Borrower or its subsidiaries), which the Lenders acknowledge that the Facility Agent bears no obligation to provide to the Lenders. The Facility Agent is entitled to and may exercise the same rights and authority as the other Lenders based on its Facility Participation Amount, and shall not be affected by its role as the Facility Agent of this Syndicated Loan.

13.	Lead Arranger and Collateral Agents

(1)	Unless otherwise specified in this Agreement, the Lead Arranger does not bear the responsibilities or obligations under this Agreement or other security documents solely for its role as the Lead Arranger. However, the Paragraphs 7, 8, and 10 of this Article shall be applied when it concerns the benefit of the Lead Arranger, and in doing so, the term “Facility Agent” shall be replaced with “Lead Arranger” where it is deemed applicable.

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(2)	Unless otherwise specified, to the extent applicable, terms of this Article shall be applicable to and for the benefits of the Collateral Agents.

14.	Lenders’ Meeting

The Majority Lenders may make written requests to the Facility Agent to convene a Lenders’ meeting to discuss defaults of the Borrower or other matters related to this Agreement. The Facility Agent shall, within fifteen (15) Business Days after receipt of such notice, issue a meeting notice and hold the meeting according to the date stated. When it deems necessary, the Facility Agent may also convene the Lenders’ meeting.

15.	Holding of the Security Rights

The Collateral Agents hereby acknowledges that it holds all of the Rights and Interests of Security and has the control of the Collateral based on the benefits of the relevant Lenders, and unless (1) it has received written consent by all of the Lenders or (2) all debts under this Agreement have been repaid; the Collateral Agents shall not use the funds obtained from the implementation of any Rights and Interests of Security to repay current or future debts arisen from other financial relationships between the Collateral Agents and the Borrower.

Article 16 Amendment

1.	Majority Consent and Entire Consent

The amendment to any provision of, or giving waiver of any default under, this Agreement shall be made with the written consent of the Majority Lenders and such amendment or waiver shall be made in writing. The amendment or waiver will be effective only after the execution of the parties relating to the amendment or waiver. Without affecting the generality of the aforementioned provisions, if any amendment or waiver affects the rights and interests of the Lead Arranger or the Facility Agent, the amendment or waiver shall be consented to and executed in writing by the Lead Arranger or the Facility Agent. After the Facility Agent obtains the consent of all or the Majority Lenders according to this Agreement, the Lead Arranger, Collateral Agents and the Lenders will authorize the Facility Agent and the Borrower to make relevant amendment or waiver in writing (the consent of all or the majority of the Lenders is deemed as the authorization granted by the Lenders) and the amendment or waiver made by the Facility Agent under such mandate shall have the binding effect on all Lenders; provided, however, that the amendment or waiver relating to the following matters shall be consented to in writing by all of the Lenders:

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(1)	Facility Amount, Term, Amount and Currency

Any increase in any of the Tranches Facility Amount or extension of the loan period, or amendment to the paying amount, currency or maturity date under this Agreement.

(2)	Interest Rate and Fee Rate

Reduction in or exemption from the interest rate, Commitment Fee, or other fees or payments payable to the Lenders under this Agreement.

(3)	Repayment

Any voluntary or compulsory prepayment or datio in solutum, unless otherwise stipulated in this Agreement.

(4)	Majority Lenders

Any amendment relating to the definition of the “Majority Lenders”, this Article or Paragraph 3 of Article 14.

(5)	Settlement and Conciliation

Reaching settlement or conciliation with the Borrower, or abandoning claims, admitting claims, dismissing actions or reaching compromise in the proceedings for the debts in relation to this Agreement.

(6)	Collateral

Return or release of the Collateral specified in Article 11 or change of the contents of the Collateral unless otherwise stipulated in this Agreement.

Notwithstanding the above, for any of the amendment or change in relation to the agreements between the Facility Agent and the Lenders which does not affect the rights and obligations of the Borrower, only the written consent of the Facility Agent and the Majority Lenders are required, while the consent of the Borrower is not required, provided that the Facility Agent shall still notify the Borrower of the amendment in writing.

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With respect to the matters to which the consent of all Lenders is required according to this Agreement, if the consent of the Majority Lenders is acquired, the Borrower may, within three (3) months after receiving the notification of the result of the voting from the Facility Agent, repay all the Outstanding Balance payable to the dissenting Lenders in advance, or find another financial institution (including a Lender under this Syndicated Loan) to assume the Commitment Amount granted by the dissenting Lenders and/or the Outstanding Principal Balance of the dissenting Lenders to become a Lender under this Syndicated Loan, and if the financial institution thereafter consents to such issue in writing, all Lenders will be deemed to have consented to the issue.

2.	Administrative Fees

Unless the change of loan conditions or modification for the contents of this Agreement is required by the relevant competent authority, the Borrower shall pay NT$100 thousand (NT$100,000) fee of each application for modification or waiver of this Agreement regardless of whether the Lenders have approved such modification or waiver.

Article 17 Non-waiver and Severability

1.	Non-waiver

Unless otherwise provided by law, the failure or delay of the exercise of the rights, power or remedies under this Agreement by the Facility Agent, Lead Arranger or any Lender shall not affect the rights, power or remedies, and shall not be deemed the waiver of the rights, power or remedies by the Facility Agent, Lead Arranger or the Lenders; any single or partial exercise of the aforementioned rights, power or remedies shall not affect the further exercise thereof in the future, and shall not affect the exercise of other rights, power or remedies. The waiver of any rights under this Agreement by the Facility Agent, Lead Arranger or the Lenders shall be made in writing, and shall be effective only upon the execution of the Facility Agent, Lead Arranger or all Lenders (or the Majority Lenders, depending on the applicable provision). The effect of the waiver from Event of Default shall be specified in the document granting waivers, and subject to the terms and conditions provided therein. The rights, power and remedies specified in this Agreement shall not preclude other rights, power and remedies attainable in accordance with law.

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2.	Severability

Should any provision of this Agreement become illegal, invalid, or unenforceable at any time due to violation of the laws of the Republic of China, the legality, effectiveness, and enforceability of the remaining provisions of this Agreement shall not be affected.

Article 18 Assignment

1.	Borrower

The Borrower shall not assign any rights or obligations under this Agreement.

2.	Lenders

The Lenders (hereinafter referred to as “Assignor Banks”) may assign all or part of their rights, interests, and obligations under this Agreement, Security Documents or those arising from this Agreement, or Security Documents to any other person (hereinafter referred to as “Assignee”) in the format and contents specified in Schedule 11 without the consent of the Borrower; and the Assignor Banks shall notify the Borrower and the Facility Agent of the assignment (in the format specified in Schedule 11). The other parties shall not be affected by the assignment. In addition, the assignment of the aforementioned rights and/or obligations shall not increase the obligations of the Borrower under this Agreement or affect the rights and interests of the Borrower under this Agreement, and the Assignee shall agree to accept the provisions of this Agreement in writing. For each assignment, the Lenders assigning rights and/or obligations shall pay the Facility Agent NT$100 thousand (NT$100,000) as administrative fee.

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3.	Sub-Participation Agreement

The Lenders may execute a Sub-Participation Agreement with any other person to assign the aforementioned rights, interests and obligations to the Assignee without notifying the Borrower. The Assignor Banks shall still act as the nominal parties of this Agreement or Security Documents within the scope of the risks assumed by the Assignee to which the Assignor Banks consent. The Assignee shall exercise the rights or perform the obligations under this Agreement and/or Security Documents through the Assignor Banks and in the names of the Assignor Banks, and the Assignee does not have voting right. The Assignee shall not claim rights against the Borrower according to the Sub-Participation Agreement or this Agreement. The expenses arising from the Sub-Participation Agreement shall be borne by the Assignor Banks.

4.	Effect of Assignment

The Agreement shall have binding effect on the Assignee or successor of the Lenders, or the person who assumes or succeeds to the rights or obligations of the party hereto according to other laws and regulations.

5.	Disclosure of Information

When the Lenders deem appropriate, the Lenders may inform the Assignee, Assignee-to-be, appraisers, auditors or other personnel as permitted by laws and regulations of the information relating to the Borrower in confidence.

Article 19 Notice and Delivery of Payments by Facility Agent

1.	Service

Any notice, requirement, or other communications made under this Agreement shall be made in writing, and shall be served or delivered to relevant parties according to the following addresses, facsimile numbers or e-mail addresses (or the changed addresses, facsimile numbers or e-mail addresses, provided that the said changes must be notified in writing by the other party five (5) Business Days in advance to the other parties). The payments that the Facility Agent shall transfer to the Lenders according to this Agreement shall be remitted through the inter-bank remittance system to the accounts notified of in writing prior to the execution of this Agreement by the Lenders to the Facility Agent. The contact information of the Borrower, Collateral Agents and the Facility Agent is as follows:

Borrower: ChipMOS TECHNOLOGIES INC.

Address: No. 1, R&D Road 1, Hsinchu Science Park, Taiwan

TEL: (03)577-0055

FAX: (03)566-8981

E-mail: sandra_liu@chipmos.com

Receiver: Sandra Liu

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Facility Agent: Land Bank of Taiwan Co., Ltd.

Address: No.76, Zhonghua Rd., Hukou Industrial Park, Hsinchu County, Taiwan

TEL: (03) 598-1969

FAX: (03) 598-2499

E-mail: 078701@landbank.com.tw

Receiver: Tsing-Ru Chan

Collateral Agent: Bank of Taiwan Co., Ltd.

Address: 1F., No.15, Nanke 3rd Rd., Xinshi Dist., Tainan City, Taiwan

TEL: (06) 505-1701

FAX: (06) 505-1709

E-mail: 187184@mail.bot.com.tw

Receiver: Yin-Bin Wang

Taiwan Cooperative Bank Co., Ltd.

Address: No.23, Zhongzheng Rd., Hsinchu City, Taiwan

TEL: (03) 524-4151

FAX: (03) 526-8075

E-mail: chihhui@tcb-bank.com.tw

Receiver: Tse-Hue Lo

When either party changes the address, facsimile number, e-mail address, or the receiver; the party shall notify the other parties immediately. If the notice fails to be made according to this Agreement, the change shall not constitute a defense against the other parties.

2.	Deemed Served

The notice, requirement and other communications provided to other parties according to the aforementioned provisions shall be deemed served at the following time: (1) if sent by mail, at the time after ordinary postal delivery period since the mail is sent to relevant address; (2) if sent by facsimile, at the time the facsimile is sent and the record of the facsimile transmission is received; (3) if delivered in person, at the time of the delivery; (4) if sent by e-mail, at the time the e-mail is sent while no extraordinary notice is received.

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3.	Facility Agent

All the communications relating to this Agreement between the Borrower and the Lenders shall be made through the Facility Agent.

4.	Language

Any notice, requirement and other communications specified in this Agreement and other documents required by this Agreement to be delivered shall be made in Chinese or made in English with a Chinese translation attached thereto (the translation attached thereto by the Borrower may be an abridged translation as the case may be; provided that when the Facility Agent deems necessary, the Facility Agent may ask for the translation consistent with the original). If there is any discrepancy between the Chinese version and the English version, the Chinese version shall prevail.

Article 20 Document Destruction and Seal Handling Process

1.	Document Destruction Process

If the notes and documents provided by the Borrower to the Facility Agent as agreed in this Agreement and any certificates of the debts borne by the Borrower under this Agreement are counterfeited or altered, or if they are destroyed, lost or delayed due to an incident, disaster, or accident during transportation, in the event not attributable to the Facility Agent or other force majeure events, unless the Borrower proves that there are indeed mistakes in the records specified in the Facility Agent’s book of account, summons, the receipts produced by computer, certificates of claims, and the copies and reduced size copies of correspondences, the Borrower shall admit all the monies in the amount specified in the aforementioned books and certificates, and shall repay the principals and interests of all debts and all other expenses forthwith on the due date; or the Borrower shall issue a certificate of claim and provide it to the Facility Agent before the debt is due according to the notice from the Facility Agent, and shall cooperate with the Facility Agent to carry out the procedures required by relevant laws and regulations for the report of loss and the suspension of payments.

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2.	Notice of Change

When changing the name, institution or seal, the Borrower shall forthwith notify the Facility Agent in writing of the change and apply for the change or cancellation of the original seal. Before the procedures for the change are completed, the Borrower shall not claim rights against the Facility Agent and the Lenders for the change of the aforementioned matters. Without the consent of relevant Lenders or the Facility Agent and before the procedures for the change or cancellation of seal are completed, the original seal of the Borrower as preserved by relevant Lenders or the Facility Agent shall be still effective, and the Borrower shall be responsible for all the transactions made with relevant Lenders or the Facility Agent by using the original seal.

Article 21 Consent to Use and Transmission of Information

1.	Rights to Collect and Use Information

The Borrower and its responsible person agree that for the purpose of such matters: (1) consolidated management on deposit and loan operation for depositor and borrower; (2) credit approval and credit extension business; (3) credit extension business; (4) credit investigation; (5) bills finance business (6) debt discount and purchase business; (7) foreign exchange business; (8) credit card, cash card, debit card or electronic value-stored card business; (9) investigation, statics, research and analysis; (10) account management and debt trading business; (11) consumer, customer management and service; (12) consumer protection; (13) financial service industry’s collection and processing of information in accordance with laws and needs for financial supervision; (14) contracts, quasi-contracts or other relevant legal matters (15) non-government agency collecting or processing personal information under legal obligations; and (16) other businesses in accordance with the business registration or organizational by-law, that the Lenders, Lead Arrangers and Facility Agent may, in accordance with the Personal Data Protection Act and/or the relevant laws and regulations promulgated thereunder, collect, process, and use (including international transmission) the following information of the Borrower and its responsible person: basic identification information, credit investigation report, loan information (including the records of overdue debt, debt collection and bad debt), savings information, financial information, collateral and other information regarding properties or real estates, credit information regarding notes, personal credit information, credit information regarding credit cards (including IC cards and magnetic stripe cards), credit information in the contracted merchant of credit card companies, and other information regarding loan and credit transactions). However, with regard to the aforementioned information and the information acquired from this Syndicated Loan, the Lenders shall bear the duty of confidentiality according to the Banking Act. The responsible person of the Borrower agrees that, during the Duration of this Agreement or before all the debts are paid off, the Lenders can collect and process his personal information, and upon expiration of this Agreement, such personal information can still be processed and used. The responsible person of the Borrower may: (1) inquire and request for a review of the personal information and make copies, and any necessary fees and costs incurred may be charged by the Lenders, Lead Arrangers and Facility Agent according to Article 14 of the Person Data Protection Act; (2) request to supplement or correct the personal information, to that end a proper explanation is required; or (3) request the data to be deleted, stop being collected and used. However, during the Duration of the Agreement or after its expiration, if the responsible person of the Borrower has requested that the data be deleted or stop being collected and used, and such data is required by the data user to implement matters relevant to this Agreement or required for its operations, the Facility Agent and the various Lenders may reject the request.

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2.	Transfer of Information

Other than collecting, processing and using such person information, the Lenders may provide the information of the Borrower and its responsible person to the Lenders, their assignees, potential assignees, appraisers, auditors or other personnel authorized by relevant laws and regulations, Joint Credit Information Center, the Small and Medium Enterprise Credit Guarantee Fund of Taiwan, the Financial Information Service Co., Ltd., Taiwan Clearing House, outsourcing institutions, financial holding companies and subsidiaries (branches) thereof and of each Lender and affiliates of each Lender, persons who propose to merge with the Lenders, and other persons who propose to engage in similar transactions with the Lenders, investors (or potential investors) of the asset securitization transactions (or transactions with similar economic effects) initiated by such Lender, arranger, trustees or other relevant personnel, recipients of personal information via international transmission who have not been restricted by the central competent authority, financial supervisory agencies or agencies with investigation power provided by laws, and other relevant institutions having transactions with the Lenders, and the aforementioned institutions may process and use (including international transmission) the information. The Lenders shall notify the data receivers that keeping such information confidential is required by law.

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3.	Period, Place and Manners of Using the Information

Duration of use of aforementioned information will be the duration of specific purpose of collection, processing and use of the information, period of preservation pursuant to laws and regulations or necessary period of executing this Agreement, and whichever occurs last shall prevail. Area of use of the information will be domestic or offshore locations and other business locations of relevant institutions which the parties hereto deal with. The way of collecting and using the information will depend on reasonable and practical electronic equipment or machinery using currently available technology or other non-automatic way of data collection and usage.

4.	Use of Information

The institutions listed in paragraph 2 of this Article may collect, process and use (including international transmission) the information of the Borrower and its responsible person specified in Paragraph 1 of this Article for certain purposes such as for the needs of the registered businesses items or business stipulated in the Articles of Incorporation, and may provide the information to the Lenders, and the Lenders may process and use (including international transmission) the information. Since the responsible person of the Borrower has already known the contents that the Lenders shall notify, the Lenders process and use (including international transmission) the personal information of the responsible person of the Borrower acquired from the aforementioned institutions without notification(s) given by Facility Agents and Lenders.

5.	Use of Information by Third Party

When the Lenders intend to sell, assign, share risk or entrust their claims under this Syndicated Loan to a third party, or intend to engage a third party to carry out a lawsuit, compulsory enforcement or other legal proceedings, the Borrower and its responsible person agree that the Lenders may provide the aforementioned third party and its assignee with the information such as contents of the transaction, the status of the repayment and debt collection under this Agreement relating to the Borrower and its responsible person as set forth in paragraph 1 of this Article, and agree that the aforementioned third party, its assignee collect and use the said information.

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6.	Consent of the Responsible Person

The Borrower shall urge its responsible person (and the new responsible person changed thereafter as well) to consent to the aforementioned regulations regarding the collection of information and to execute the written consent as required by the Facility Agent.

7.	Continuous Effectiveness of Written Consent

The written consent previously given by the responsible person of the Borrower specifying that the receiver of the information may use the personal information of the Borrower and its responsible person shall continue to be effective within the scope not violating this Agreement.

8.	Outsourcing

The Borrower agrees that the Lenders and the Facility Agent may outsource relevant banking operation such as the collection of the account receivables under this Syndicated Loan according to the Regulations Governing Internal Operating Systems and Procedures for the Outsourcing of Financial Institution Operation promulgated by the competent authority of the Republic of China, Guidelines for the Outsourcing of Collection of Account Receivables by Financial Institutions adopted by the Bankers Association of the Republic of China and other relevant laws and regulations.

9.	Asset Securitization

The Borrower agrees that the Lender may, for the certain purpose of the assignment of claim, provide information relating to the debts borne by the Borrower to the assignee to whom the claim is assigned (including the assignee who intends to assume the claim) and the appraisal auditor who carries out the assignment of the claim. If the Lender entrusts assets or assigns claims for the purpose of financial asset securitization, the Borrower agrees that the Lender may make a publication instead of making a notice, that is, the Lender does not have to notify the Borrower or send a certificate of publication to the Borrower, provided that the said Lender shall still notify the Facility Agent.

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Article 22 Miscellaneous

1.	Integrity of the Agreement

This Agreement and the documents referred to herein (including but not limited to the appendixes and schedules attached to this Agreement) constitute all the obligations that the Lender, Facility Agent, Lead Arranger and the Borrower shall bear, and supersede any prior intentions, expression or understandings with respect to this Syndicated Loan.

2.	Duty of Confidentiality

Unless otherwise permitted by law or agreed in this Agreement, the matters in relation to this Agreement or the Facility Amount shall not be publicly announced or disclosed without the consent of the Borrower and the arrangement made by the Facility Agent.

3.	Copies of the Agreement

This Agreement may be made in any number of copies, and different parties may sign on respective copies, provided that all copies shall constitute one and the same agreement.

4.	Place of Performance under the Agreement

The place at which the Facility Agent is located shall be the place of exercise of the rights and performance of the obligations of the parties hereunder.

Article 23 Governing Law and Jurisdiction

1.	Governing Law

The Agreement and the rights and obligations of the respective parties hereto shall be governed by, and construed according to, the laws of the Republic of China.

2.	Court of Jurisdiction

The parties agree that any and all legal actions and proceedings arising from or relating to this Agreement shall be submitted to Taiwan Hsinchu District Court as the court of first instance, unless otherwise required to be submitted to the exclusive jurisdiction as provided by law.

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3.	No Restriction on the Rights to Take Legal Proceedings

The matters specified in this Agreement do not affect the rights of the Lenders and the Facility Agent to take legal actions against the Borrower and/or its properties before the courts of other jurisdictions or to make delivery in the manner permitted by law. The legal proceeding carried out before the court of any jurisdiction does not affect other legal proceedings carried out before the courts of other jurisdictions, regardless of whether those legal proceedings are carried out simultaneously.

4.	Counterparts

This Agreement is made in fourteen (14) originals. The Borrower, Facility Agent, Collateral Agents and the Lenders shall each hold one original as evidence.

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Borrower

ChipMOS TECHNOLOGIES INC.

Representative: Chairman Shih-Jye Cheng

Lead Arranger, Facility Agent, and Lender

Land Bank of Taiwan Co., Ltd.

Authorized Signatory:

Joint Lead Arranger, Collateral Agent, and Lender

Bank of Taiwan Co., Ltd.

Authorized Signatory:

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Taiwan Cooperative Bank Co., Ltd.

Authorized Signatory:

Lender

Taishin International Bank Co., Ltd.

Authorized Signatory:

Chang Hwa Commercial Bank, Ltd.

Authorized Signatory:

Hua Nan Commercial Bank, Ltd.

Authorized Signatory:

[Page 92]

Yuanta Commercial Bank, Ltd.

Authorized Signatory:

Ta Chong Bank, Ltd.

Authorized Signatory:

Taiwan Shin Kong Commercial Bank Co., Ltd.

Authorized Signatory:

Bank of Panhsin Co., Ltd.

Authorized Signatory:

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Appendix 1

The Commitment Amount of Each Lender

Unit: NT$ thousand

	Lenders	Commitment Amount
		Tranche A Facility Amount	Percentage of participation in Tranche A Facility	Tranche B Facility Amount	Percentage of participation in Tranche B Facility
1	Land Bank of Taiwan	1,890,000	22.77%	1,110,000	22.65%
2	Bank of Taiwan	1,570,000	18.92%	930,000	18.98%
3	Taiwan Cooperative Bank	1,570,000	18.92%	930,000	18.98%
4	Taishin International Bank	1,010,000	12.17%	590,000	12.04%
5	Chang Hwa Commercial Bank	630,000	7.59%	370,000	7.55%
6	Hua Nan Commercial Bank	530,000	6.39%	320,000	6.53%
7	Yuanta Commercial Bank	530,000	6.39%	320,000	6.53%
8	Ta Chong Bank	250,000	3.01%	150,000	3.06%
9	Taiwan Shin Kong Commercial Bank	190,000	2.29%	110,000	2.24%
10	Bank of Panshin	130,000	1.57%	70,000	1.43%
	Total	8,300,000	100.00%	4,900,000	100.00%

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Appendix 2

Land Details

Chupei Plant - Land	Land No.	Nos. 1072, 1073, 1074 and 1077, Taihe Section, Chupei City, Hsinchu County
	Address	No. 37, Xintai Rd, Chupei City, Hsinchu County
Chupei Plant 2 - Land	Land No.	Nos. 421 and 424, Taihe Section, Chupei City, Hsinchu County
	Address	No. 112, Zhonghe St, Chupei City, Hsinchu County

Hukou Plant - Land	Land No.	Nos. 18 and 18-1, Jianxing Section, Hukou Township, Hsinchu County

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Appendix 3

Building Details

Hsinchu Science Park Plant - Buildings	Construction No.	Nos. 13, 29 and 36, Keguan Section, Paoshan Township Hsinchu County
	Address	No. 1, R&D Road 1, Hsinchu Science Park, Hsinchu

Southern Taiwan Science Park Plant - Buildings	Construction No.	Nos. 1, 2, 3, 4, 612 and 613, Xinke Section, Xinshi Dist., Tainan City
	Address	No. 5, Nanke 7th Road, Xinshi Dist., Tainan City
	Construction No.	Nos. 130, 145, and 146, Xinke Section, Xinshih Dist., Tainan City
	Address	No. 3, Nanke 7th Road, Xinshi Dist., Tainan City

Chupei Plant - Buildings	Construction No.	Nos. 251-1, 251-2 and 251-3, Taihe Section, Chupei City, Hsinchu County
	Address	No. 37, Xintai Rd, Chupei City, Hsinchu County

Chupei Plant 2 - Buildings	Construction No.	Nos. 65-1, 65-2, 65-3 and 65-4, Taihe Section, Chupei City, Hsinchu County
	Address	No. 112, Zhonghe St, Chupei City, Hsinchu County

Hukou Plant - Buildings	Construction No.	Nos. 1526-1 and 1526-2, Jianxing Section, Hukou Township, Hsinchu County
	Address	No. 4 Rende Rd, Hukou Township, Hsinchu County

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Appendix 4

Machinery and Equipment Details

Equipment Name	Unit	Quantity
12 inch up and down wafer machine	SET	1

12 inch gold plating machine	SET	2

12 inch wafer unloading machine	SET	1

12 inch copper plating machine	SET	1

12 inch nickel and gold plating machine	SET	1

8 inch & 12 inch titanium copper etching machine	SET	1

8 inch etching machine	SET	1

8 inch developer wet bench	SET	1

X-ray inspection machine	SET	2

Loading machine	SET	33

Sorting machine	SET	12

Cutting machine	SET	17

Inspection machine	SET	4

Photoresist rework bench	SET	1

Photoresist coating machine	SET	3

Optical contour measuring instrument	SET	1

Automatic loading and unloading machine	SET	8

Automatic visual ball repairing machine	SET	1

Automatic printing machine	SET	3

Automatic visual inspection machine	SET	6

Automatic placement machine	SET	3

Automatic molding machine	SET	1

Flux cleaning machine	SET	1

Flux coating machine	SET	1

Stepper machine	SET	4

Automatic printing machine	SET	1

Fully automatic dispense machine	SET	1

Surface froflier	SET	1

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Equipment Name	Unit	Quantity
Gold plated automatic machine	SET	3

Gold plating machine	SET	1

Gold etching machine	SET	1

Film thickness measuring instrument	SET	1

Pick machine	SET	1

Grinding machine	SET	7

Reflow oven	SET	3

Rotary cleaning machine	SET	1

Probe machine	SET	101

Shear testing machine	SET	1

Rotary developing machine	SET	1

Washing machine	SET	3

Chip packaging machine	SET	1

Wafer surface dust detection machine	SET	1

Wafer defect inspection machine	SET	10

Crystal boat washing machine	SET	1

Wafer cleaning machine	SET	8

Wafer grinding machine	SET	2

Wafer defect inspection machine	SET	2

Crystal edge exposure machine	SET	2

Ball plating machine	SET	1

Test sorting machine	SET	7

Testing machine	SET	153

Chip mounting machine	SET	6

Sonix fusion SAT machine	SET	3

Scanning acoustic tomography	SET	1

Titanium etching machine	SET	1

Titanium copper etching machine	SET	1

Titanium tungsten etching machine	SET	3

Laser marking machine	SET	1

Laser marking machine	SET	4

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Equipment Name	Unit	Quantity
Laser grooving machine	SET	4

Plasma cleaning machine	SET	5

Electroplated layer film thickness measuring instrument	SET	1

Polyimide coating machine/developer	SET	1

Copper-tin silver plating machine	SET	1

Copper-nickel gold plating machine	SET	1

Molding machine	SET	1

Wet photoresist removal machine	SET	1

Wet gold etching machine	SET	1

Wet developer bench	SET	1

Film thickness measuring instrument	SET	1

Sputtering machine	SET	7

Flip chip bonding machine	SET	5
Microscope	SET	5
Total		480

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Schedule 1

Drawdown Request

To whom it may concern:

1.	On May 16, 2016, the Company has entered into the Syndicated Loan Agreement (hereinafter “Loan Agreement”) for the Maximum Facility Amount of NT$13.2 billion (NT$13,200,000,000) with the Lenders having the Land Bank of Taiwan Co., Ltd. as the Facility Agent. Unless otherwise specified in this Drawdown Request, all terms used herein shall have the same meaning and definition as provided in the Loan Agreement.

2.	Pursuant to the provisions in the Loan Agreement, please disburse on (date)

☐	the Tranche A Facility Amount in the amount of NT$ (NT$ ) into

☐ The Company’s bank account maintained at             Bank             Branch (Account Number:             ). The Company shall be deemed to have collected the Drawdown amount upon the Bank’s transfer of such amount to the aforesaid bank account.

☐             Bank, (Repayment Account Number:             ). The Company shall be deemed to have collected the disbursed amount upon the Bank’s transfer of such amount to the aforesaid bank account. Furthermore, this Drawdown Request shall constitute proof of the Company’s acceptance of the disbursed loan.

☐	Disburse the Tranche B Facility Amount in the amount of NT$ (NT$ ) with the Term of Facility of ☐ 90 days or ☐ 180 days the Maturity Date of : and;

☐ This shall be a new Drawdown of the Tranche B Facility Amount. Please disburse the Drawdown fund into the             Bank             Branch account (Account No.:             ) as designated by the Company.

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☐ This shall be a revolving drawdown of the Tranche B Facility Amount. Please use the drawdown amount as repayment for the Outstanding Principal Balance due on             (date), as the drawdown amount already received by the Company, and regard this Drawdown Request as proof that the Company has already received the disbursed loan.

☐	Disburse Tranche B Facility Amount in the amount of US$ (US$ ), with the Term of Facility of ☐ 3 months or ☐ 6 months , the Maturity Date of , and please disburse the drawdown fund into the Bank Branch account (Account No.: ) as designated by the Company.

3.	The Company hereby declares and confirms that from the date the Loan Agreement is executed to the Drawdown application date: (1) no Event of Default or Potential Event of Default has occurred or continues to exist; (2) no representation under the Loan Agreement has been violated by the Company; (3) the Company has fulfilled its undertakings under the Loan Agreement; (4) no material adverse changes have occurred to the financial condition of the Company since the date the Loan Agreement is executed; (5) documents provided by the Company pursuant to Paragraph 1 of Article 3 of this Loan Agreement remain effective/applicable and unchanged; (6) no litigation, arbitration, compulsory execution, or other administrative litigation procedures having material adverse effect on the ability of the Company to perform its obligations in connection with the Loan Agreement or Security Documents to which the Company is a party, and (7) loan proceeds disbursed from previous Drawdowns of Facility Amount have been used pursuant to purposes as agreed herein.

4.	The Company understands and agrees that the Drawdown Request is irrevocable and binding upon its acceptance by the Facility Agent. The Company shall not be entitled to withdraw, change, cancel or terminate this application.

5.	The relevant documents as required under the Loan Agreement are attached herewith for your reference.

Sincerely,

Lenders

Facility Agent: Land Bank of Taiwan Co., Ltd.

Applicant: ChipMOS TECHNOLOGIES INC.

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Representative: Chairman

Address: No. 1, R&D Road 1, Hsinchu Science Park,

Republic of China (Taiwan)

Date:

1-3

Schedule 2

Promissory Note

Note issuance date:

Place of payment:

Upon presentation of this Promissory Note, please pay the sum of NT$             unconditionally to Land Bank of Taiwan Co., Ltd. or other party designated by Bank of Taiwan Co., Ltd. on             (date).

Interest on this Promissory Note at the rate of             % per annum (such interest rate being the Compensatory Interest Rate plus 10%) from the date of presentation (or maturity date) to             shall be payable. In addition, interest on this Promissory Note at the rate of             % per annum (such interest rate being the Compensatory Interest Rate plus 20%) from             to the date of full repayment shall be payable.

Waiver of protest shall be applicable to this Promissory Note. No demand or notice is required under this Promissory Note.

Issuer: ChipMOS TECHNOLOGIES INC.

Representative: Chairman

Address: No. 1, R&D Road 1, Hsinchu Science Park, Republic of China (Taiwan)

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Schedule 3

Note Authorization

To whom it may concern:

In relation to the Syndicated Loan Agreement with the Maximum Facility Amount of NT$13.2 billion (NT$13,200,000,000) entered into by the Company (the “Undersigned”) on May 16, 2016 with the Lenders having the Bank of Taiwan Co., Ltd., as the Facility Agent (hereinafter the “Loan Agreement”); the Undersigned hereby deposits a Promissory Note (hereinafter “Promissory Note”) pursuant to the Loan Agreement for the sum of NT$             (NT$             ) to the Facility Agent for it to retain as proof of the Undersigned’s debts to the Lenders under the Loan Agreement.

The Undersigned hereby agrees that: The Facility Agent shall have the right to exercise, pursuant to the manner provided in the Loan Agreement (including, but not limited to, issuance of demands for repayment) and in its capacity as a joint and several creditor for the benefit of the Lenders, the various rights with respect to the Promissory Note deposited by the Undersigned in accordance with the Loan Agreement and all subsequent replacement or substitute Promissory Note (“Substitute Promissory Note”).

The Undersigned hereby expressly and irrevocably authorizes the Facility Agent and/or its agents or employees pursuant to the terms of the Loan Agreement to fill in the maturity date of the Promissory Note and Substitute Promissory Note at any time, the interest rate (this being the Compensatory Interest Rate stipulated in the Loan Agreement), and the interest accrual commencement date, and to exercise all rights under the Promissory Note upon the Undersigned’s delay or failure to perform the Loan Agreement or repay the principal sum, interest, default interest, commitment fees, all other charges or compensation for damages, pursuant to the Loan Agreement.

The Undersigned understands and agrees that the Facility Agent’s acts pursuant to this Note Authorization have the absolutely binding effect on the Undersigned.

The Undersigned’s authorization hereby is irrevocable and without any limitations. In addition, the Undersigned is not entitled to withdraw, change, cancel or terminate such authorization. Except that a resolution adopted by all the Lenders or notice by the Facility Agent confirming that all the aforesaid payables under the Loan Agreement have been fully repaid, the Undersigned’s authorization hereunder shall continue to be in effect.

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Unless otherwise defined in this Note Authorization, all terms used herein shall have the same meanings as those given in the Loan Agreement.

Sincerely,

Lenders

Facility Agent: Land Bank of Taiwan Co., Ltd.

Undersigned: ChipMOS TECHNOLOGIES INC.

Representative: Chairman

Date:

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Schedule 4

Statement of Non-violation of Financial Covenants

To whom it may concern:

With respect to the Syndicated Loan Agreement entered into by and between the Company as a Borrower and the Lenders on May 16, 2016 for the Maximum Facility Amount of NT$13.2 billion (NT$13,200,000,000) with the Bank as the Facility Agent (hereinafter the “Loan Agreement”), the Borrower hereby issues this Statement in accordance with Subparagraph (3) of Paragraph 1 of Article 10 of the Loan Agreement to certify the following matters as of the date of this Statement:

1.	There has been no Event of Default or Potential Event of Default of the Company whether in the past or at present;

2.	The Company’s financial condition is in conformity with Subparagraph (4) of Paragraph 1 of Article 10 of the Loan Agreement, being:

(1)	Current ratio: ;

(2)	Leverage ratio: ; and

(3)	Interest Cover Ratio: .

3.	The Company’s representations made in the Loan Agreement shall remain authentic and accurate, and shall continue to be in force.

All terms in this Statement shall have the same meanings and definitions as those given in the Loan Agreement.

Sincerely,

Lenders

Facility Agent: Land Bank of Taiwan Co., Ltd.

ChipMOS TECHNOLOGIES INC.

Financial Supervisor:

Date:

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Schedule 5

Subordination Undertaking

1.	The Undersigned (hereinafter “I/The Company”) shall be a shareholder of ChipMOS TECHNOLOGIES INC. (“the Borrower”) and shall hereby agree that all present and future debts of the Borrower owed to the Lenders pursuant to the Loan Agreement (as defined below) shall take priority over all debts owed by the Borrower to me/the Company. In addition, the interest rate for all loans extended by me/the Company to the Borrower shall not exceed the minimum loan interest rate of any Drawdown in the same currency calculated pursuant to the Loan Agreement.

2.	I/The Company hereby agrees that with regard to all debts owed by the Borrower to me/the Company whether at present or in the future, I/the Company shall neither accept full repayment, gift, or transfer or pledge of my/the Company’s claim concerning said debts to a third party nor demand the Borrower to make full repayment for the debts, provide any surety, pledge, retention of the Borrower’s assets before the Borrower has fully repaid all of the debts owed to the Lenders pursuant to the Loan Agreement.

3.	In the event that I/the Company violates the agreements set forth in the preceding paragraphs and cause the Lenders to become unable to recover all the debts owed by the Borrower or to suffer any loss or damage as a result, I/the Company shall be liable for such loss and damage.

4.	All of the terms used in this Subordination Undertaking shall have the same meanings and definitions as those in the Loan Agreement entered into by and between the Borrower and the Syndicated Loan Bank Group (“Lenders”) with the Bank as the Facility Agent on May 16, 2016 for the Maximum Loan Amount of NT$13.2 billion (NT$13,200,000) (the “Loan Agreement”).

5.	This Subordination Undertaking shall be governed by the laws of the Republic of China, and the parties agree that all legal actions or proceedings arising from or relating to this Subordination Undertaking shall be subjected to the jurisdiction of Taiwan Hsinchu District Court as the court of first instance unless other exclusive jurisdiction applies pursuant to the law.

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[6.	The Undersigned (if a legal entity) hereby certifies that the issuance and implementation of this Subordination Undertaking shall have been approved by the internal process of the Undersigned, and the proof of such internal process approval shall be attached to the Bank for review and record.]*

Sincerely,

Facility Agent: Land Bank of Taiwan Co., Ltd.

Undersigned:

[Representative: ]

Address:

Date:

[Attachments: Proof of internal process approval]*

*	Applicable to legal entities

5-2

Schedule 6

Real Estate Mortgage Agreement

This Real Estate Mortgage Agreement (hereinafter “the Agreement”) shall be signed and entered into by and between ChipMOS TECHNOLOGIES INC. (hereinafter “Mortgagor”) and [Taiwan Cooperative Bank Co., Ltd.] [Bank of Taiwan Co., Ltd.] (in its position as a joint and several creditor pursuant to the provisions provided by Article 283 of the Civil Code of the Republic of China to hold the security rights for the interests of the joint and several creditors, as the Lenders, pursuant to the Syndicated Loan Agreement described below, hereinafter “Mortgagee”) on                      (date).

The Mortgagor and the Syndicated Loan Bank Group (“Lenders”) with the Collateral Agents as the Mortgagee have signed a Syndicated Loan Agreement (hereinafter the “Loan Agreement”) on May 16, 2016 for the Maximum Facility Amount up to NT$13.2 billion (NT$13,200,000,000). Pursuant to the Loan Agreement, the Mortgagor shall provide the land and building improvement items under its possession and create the [first priority mortgage] [second priority mortgage] with maximum amount mortgage for the Mortgagee.

Both parties hereby agree to abide by the provisions as follows:

1.	The scope of credit security for the collateral provided by the Mortgagor shall be able to cover the various current and future debts (including past debts that have not yet been settled) owed to the Mortgagee under the Loan Agreement that include, but not limited to, outstanding principal balance, interest, default interest, penalties, costs, advances, costs needed for the Mortgagee to obtain the writ of execution pursuant to law for various debt according to the terms stipulated in this Agreement, costs for mandatory enforcement, costs for participation allocation, other fees (including, but not limited to, Lead Arranger Fee, Facility Agent Fee, commitment fees, insurance costs on collateral advanced by the Mortgagee, warehouse rental, transportation costs, etc.), compensation for all of the damages incurred due to the non-performance of the debt, and all other debts incurred by the Mortgagor pursuant to the Loan Agreement.

2.	The determination date for the debts secured by the maximum amount mortgage is (date). The Mortgagor hereby agrees to waive its rights provided by Article 881-7 of the Civil Code.

3.	The Mortgagor has a full understanding of the credit scope secured by this mortgage rights and agrees to be bound by it.

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4.	Unless otherwise defined in the Agreement, all terms used herein shall have the same meanings as those given in the Loan Agreement.

5.	The Mortgagee shall establish the respective settlement dates pursuant to the Loan Agreement for the debts secured pursuant to the matters agreed in this Agreement. If the Loan Agreement or other loan documents require the loan to be suspended, or require to withdraw part of the loan already disbursed, to decrease the line of credit or shorten the loan period, or to deem the loan as expired, the Mortgagor shall comply with these requirements without any objections.

6.	The Mortgagor hereby declares that the Mortgagor has the complete and legal rights to the collateral, and the collateral is not rented (unless otherwise provided by the Loan Agreement) or borrowed and has no third party interests or other burdens. This collateral is not prohibited by law or under seizure, not prohibited from ownership or transfer, not a pledge item, and has not been seized or detained. Should disputes arise because any of the statements above is false or there are flaws in the quality or rights of the collateral, such disputes shall be handled pursuant to the terms stipulated in the Loan Agreement.

7.	If the collateral is damaged, diminished, or depreciated, the Mortgagor shall notify the Mortgagee pursuant to the terms provided by the Loan Agreement. Without the written consent from the Mortgagee, the Mortgagor shall not demolish, alter, or enlarge the collateral in part or in full; or conduct any other act that is sufficient to reduce the value of the collateral unless otherwise provided by the terms of this Loan Agreement. The tax, maintenance, and other related costs of the collateral shall be borne by the Mortgagor.

8.	Without the written consent of the Mortgagee, the Mortgagor shall not sell, transfer, lease (unless otherwise provided by the Loan Agreement), lend the collateral, create any burdens, or unilaterally allow a third party to construct buildings on the mortgaged land (if the collateral is an open space), unless otherwise provided by the Loan Agreement. Breach of this provision shall be handled pursuant to the terms provided by this Loan Agreement.

9.	If the mortgage for the collateral should be created or registered, the Mortgagor shall handle such creation or registration and bear all of the relevant costs, unless otherwise provided in this Loan Agreement.

10.	The Mortgagor shall purchase the various insurances for the collateral pursuant to the terms stipulated in the Loan Agreement.

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11.	If the Mortgagor is required to receive compensation from a third party because all or part of the collateral has been expropriated or due to other reasons, the Mortgagee has the right to represent the Mortgagor to directly request and receive the compensation, and handle the received compensation pursuant to the terms stipulated in the Loan Agreement.

12.	The remainder after the proceeds from the disposal of the collateral has been used to settle all of the Mortgagor’s debts and costs shall be returned to the Mortgagor.

13.	For mortgage created on the housed, the mortgage shall cover the chattel attached to said houses or buildings without independency and all equipment attached to said houses (including tap water, gas, electricity, air conditioners or heaters, sanitary equipment, etc.), and other rights, objects, and attachments.

14.	The place of performance for matters stipulated herein shall be the business place of the Mortgagee. Should there be any legal proceedings, the Mortgagee and the Mortgagor agree that the Taiwan Hsinchu District Court shall be the court of first instance, unless other exclusive jurisdiction applies pursuant to the law.

15.	The Mortgagor referred to herein shall include its successors, assignees, legal representatives, or insolvency administrators. If the Mortgagee’s representative has changed, the new person accepting this duty shall be the representative of the legal entity assuming rights and obligations hereunder and registration need not to be amended.

16.	Unless otherwise waived by the Mortgagee in writing, the Mortgagee’s non-implementation, or delay of implementation, of the rights or interests under this Agreement or under any documents signed by the Mortgagee and Mortgagor, shall not be interpreted that the Mortgagee waives such rights or interests. If said rights were exercised only once or partially exercised, there should be no indication that said rights cannot be exercised again or other parts of the rights cannot be exercised again.

17.	This Agreement shall be governed by the laws of the Republic of China.

18.	The Mortgagor hereby certifies that it has reviewed all of the aforementioned terms for a reasonable period of time and has a full understanding of their meanings before signing the Agreement.

Parties to the Agreement

Mortgagor: ChipMOS TECHNOLOGIES INC.

Representative: Chairman Shih-Jye Cheng

Address: No. 1, R&D Road 1, Hsinchu Science Park, Republic

of China (Taiwan)

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Mortgagee: [Taiwan Cooperative Bank CO., Ltd.] [Bank of

Taiwan Co., Ltd.]

Representative:

Address:

Date:

6-4

Schedule 7

Alternation of Real Estate Mortgage Agreement

This Alternation of Real Estate Mortgage Agreement (hereinafter “the Agreement”) shall be signed and entered into by and between ChipMOS TECHNOLOGIES INC. (hereinafter “Mortgagor”) and Bank of Taiwan Co., Ltd., (in its position as a joint and several creditor pursuant to the provisions provided by Article 283 of the Civil Code of the Republic of China to hold the security rights for the interests of the joint and several creditors, as the Lenders, pursuant to the Syndicated Loan Agreement described below, hereinafter “Mortgagee”) on                      (date).

The Mortgagor and the Syndicated Loan Bank Group (“Lenders”) with the Facility Agents as the Mortgagee have signed a Syndicated Loan Agreement on July 2, 2014 for the Maximum Facility Amount up to NT$10 billion (NT$10,000,000,000) (hereinafter the “2014 Syndicated Loan Agreement”); the Mortgagor and the Syndicated Loan Bank Group (“Lenders”) with the Collateral Agents as the Mortgagee have signed a Syndicated Loan Agreement on May 16, 2016 for the Maximum Facility Amount up to NT$13.2 billion (NT$13,200,000,000) (hereinafter the “2016 Syndicated Loan Agreement”). Pursuant to the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement, the Mortgagor shall provide the land and constructional improvements under its possession and create the first priority mortgage with maximum amount mortgage for the Mortgagee.

Both parties hereby agree to abide by the provisions as follows:

1.	The scope of credit security for the collateral provided by the Mortgagor shall be able to cover the various current and future debts (including past debts that have not yet been settled) owed to the Mortgagee under the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement that include, but not limited to, outstanding principal balance, interest, default interest, penalties, costs, advances, costs needed for the Mortgagee to obtain the writ of execution pursuant to law for various debt according to the terms stipulated in this Agreement, costs for mandatory enforcement, costs for participation allocation, other fees (including, but not limited to, Lead Arranger Fee, Facility Agent Fee, commitment fees, insurance costs on collateral advanced by the Mortgagee, warehouse rental, transportation costs, etc.), compensation for all of the damages incurred due to the non-performance of the debt, and all other debts incurred by the Mortgagor pursuant to the Loan Agreement.

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2.	The determination date for the debts secured by the maximum amount mortgage is (date). The Mortgagor hereby agrees to waive its rights provided by Article 881-7 of the Civil Code.

3.	The Mortgagor has a full understanding of the credit scope secured by this mortgage rights and agrees to be bound by it.

4.	Unless otherwise defined in the Agreement, all terms used herein shall have the same meanings as those given in the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

5.	The Mortgagee shall establish the respective settlement dates pursuant to the Loan Agreement for the debts secured pursuant to the matters agreed in this Agreement. If the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement or other loan documents require the loan to be suspended, or require to withdraw part of the loan already disbursed, to decrease the line of credit or shorten the loan period, or to deem the loan as expired, the Mortgagor shall comply with these requirements without any objections.

6.	The Mortgagor hereby declares that the Mortgagor has the complete and legal rights to the collateral, and the collateral is not rented (unless otherwise provided by the Loan Agreement) or borrowed and has no third party interests or other burdens. This collateral is not prohibited by law or under seizure, not prohibited from ownership or transfer, not a pledge item, and has not been seized or detained. Should disputes arise because any of the statements above is false or there are flaws in the quality or rights of the collateral, such disputes shall be handled pursuant to the terms stipulated in the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

7.	If the collateral is damaged, diminished, or depreciated, the Mortgagor shall notify the Mortgagee pursuant to the terms provided by the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement. Without the written consent from the Mortgagee, the Mortgagor shall not demolish, alter, or enlarge the collateral in part or in full; or conduct any other act that is sufficient to reduce the value of the collateral unless otherwise provided by the terms of the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement. The tax, maintenance, and other related costs of the collateral shall be borne by the Mortgagor.

8.	Without the written consent of the Mortgagee, the Mortgagor shall not sell, transfer, lease (unless otherwise provided by the Loan Agreement), lend the collateral, create any burdens, or unilaterally allow a third party to construct buildings on the mortgaged land (if the collateral is an open space), unless otherwise provided by the Loan Agreement. Breach of this provision shall be handled pursuant to the terms provided by the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

7-2

9.	If the mortgage for the collateral should be created or registered, the Mortgagor shall handle such creation or registration and bear all of the relevant costs, unless otherwise provided in the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

10.	The Mortgagor shall purchase the various insurances for the collateral pursuant to the terms stipulated in the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

11.	If the Mortgagor is required to receive compensation from a third party because all or part of the collateral has been expropriated or due to other reasons, the Mortgagee has the right to represent the Mortgagor to directly request and receive the compensation, and handle the received compensation pursuant to the terms stipulated in the 2014 Syndicated Loan Agreement and 2016 Syndicated Loan Agreement.

12.	The remainder after the proceeds from the disposal of the collateral has been used to settle all of the Mortgagor’s debts and costs shall be returned to the Mortgagor without interest.

13.	For mortgage created on the housed, the mortgage shall cover the chattel attached to said houses or buildings without independency and all equipment attached to said houses (including tap water, gas, electricity, air conditioners or heaters, sanitary equipment, etc.), and other rights, objects, and attachments.

14.	The place of performance for matters stipulated herein shall be the business place of the Mortgagee. Should there be any legal proceedings, the Mortgagee and the Mortgagor agree that the Taiwan Hsinchu District Court shall be the court of first instance, unless other exclusive jurisdiction applies pursuant to the law.

15.	The Mortgagor referred to herein shall include its successors, assignees, legal representatives, or insolvency administrators. If the Mortgagee’s representative has changed, the new person accepting this duty shall be the representative of the legal entity assuming rights and obligations hereunder and registration need not to be amended.

16.	Unless otherwise waived by the Mortgagee in writing, the Mortgagee’s non-implementation, or delay of implementation, of the rights or interests under this Agreement or under any documents signed by the Mortgagee and Mortgagor, shall not be interpreted that the Mortgagee waives such rights or interests. If said rights were exercised only once or partially exercised, there should be no indication that said rights cannot be exercised again or other parts of the rights cannot be exercised again.

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17.	Any matters not mentioned herein shall be subject to this Agreement.

18.	This Agreement shall be governed by the laws of the Republic of China.

19.	The Mortgagor hereby certifies that it has reviewed all of the aforementioned terms for a reasonable period of time and has a full understanding of their meanings before signing the Agreement.

Parties to the Agreement

Mortgagor: ChipMOS TECHNOLOGIES INC.

Representative:

Address:

Mortgagee: Bank of Taiwan Co., Ltd.

Representative:

Address:

Date:

7-4

Schedule 8

Chattel Mortgage Agreement

This Chattel Mortgage Agreement (hereinafter “this Agreement”) shall be signed and entered into by and between ChipMOS TECHNOLOGIES INC. (hereinafter “Mortgagor”) and Bank of Taiwan Co., Ltd. (in its position as a joint and several creditor pursuant to Article 283 of the Civil Code of the Republic of China to hold the security rights for the interests of the joint and several creditors, as the Lenders, pursuant to the Syndicated Loan Agreement described below, hereinafter “Mortgagee”) on                      (date).

The Mortgagor and the Syndicated Loan Bank Group (“Lenders”) with the Collateral Agents as the Mortgagee have signed a Syndicated Loan Agreement (hereinafter “Loan Agreement”) on May 16, 2016 for the Maximum Facility Amount up to NT$13.2 billion (NT$13,200,000,000).

To provide security for the implementation of the various debts under the Loan Agreement, the Mortgagor shall provide chattel under its ownership pursuant to the Loan Agreement and create the first rank maximum amount chattel mortgage to the Mortgagee.

Both parties hereby agree to comply with the terms as follows:

Article 1	To provide guarantee for the various debts under the Loan Agreement that include, but not limited to, outstanding principal balance, interest, default interest, penalties, costs (include, but not limited to, pledge fees, Lead Arranger Fee, Facility Agent Fee, insurance fee advancements from the Mortgagee, warehouse rental, moving fees, and other fees), advances, costs needed for the Mortgagee to obtain the writ of execution pursuant to law for various debt securities according to the terms stipulated in this Agreement, costs for mandatory enforcement, costs for participation allocation, and other mortgage implementation costs. The Mortgagor shall create the first rank chattel mortgage to the Mortgagee in the maximum amount of NT$ in total based on the chattel details listed in the appendix (hereinafter collectively referred to as “Subject of Mortgage”) for all of the damage compensation caused by non-performance of the debt and all other debt payments (hereinafter collectively referred to as “Secured Debt”) pursuant to the Loan Agreement.

Article 2	The determination date for the debts secured by the maximum amount mortgage described in this Agreement is (date). The Mortgagor hereby agrees to waive its rights provided by Article 881-7 of the Civil Code.

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Article 3	Unless otherwise specified by this Agreement, all terms used herein shall have the same meanings as those given in the Loan Agreement.

Article 4	The Mortgagor has understood and agreed that the security provided by this mortgage is for the debt secured as set forth in Article 1 hereof. The various values of the Subject of Mortgage listed in the mortgage registration documents are for registration calculation reference only, the purpose of the various Subject of Mortgage is to provide security for the Secured Debt as a whole, and the Mortgagee shall be entitled to dispose of any Subject of Mortgage and use the proceeds to settle the Secured Debt.

Article 5	The Mortgagee shall establish the respective settlement dates pursuant to the Loan Agreement for the debts secured in accordance with this Agreement. If the Loan Agreement requires the loan to be suspended, to withdraw part of the loan already disbursed, to decrease the line of credit or shorten the loan period, or to deem the loan as expired, the Mortgagor shall comply with these requirements without any objections.

Article 6	After the registration of creation of mortgage for the Subject of Mortgage is completed, the Mortgagor shall assist the Mortgagee and/or the registration agency in making marks or affixing labels at prominent areas of the Subject of Mortgage for identification. All of the costs incurred as a result shall be borne by the Mortgagor.

Article 7	The Mortgagor shall declare that the Subject of Mortgage it provided shall be fully and legally owned by the Mortgagor; shall have no third party interests or other burdens thereon; shall not be banned due to seizure, transfer, hold, or pledged as decreed by the government; and shall not be seized or detained. Any false declaration shall be handled pursuant to the terms provided in the Loan Agreement.

Article 8	If the current status of the Subject of Mortgage is changed, the Mortgagor shall immediately notify the Mortgagee in writing. All of the Subject of Mortgage related tax, repair, storage, and other costs shall be borne by the Mortgagor. The Mortgagor shall obtain the written consent from the Mortgagee before it can sell the Subject of Mortgage, reset the priority of rights to the mortgage or any other rights that may affect the Mortgagee’s rights of the mortgage, or change the status quo of the Subject of Mortgage.

Article 9	The Mortgagor shall make conscientious efforts as a good administrator when retaining or using the Subject of Mortgage.

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Article 10	The storage site of the Subject of Mortgage shall be the designated location as agreed by the Mortgagor and Mortgagee. The Mortgagor shall not move the storage site without prior written consent by the Mortgagee unless the location is within the Mortgagor’s plant region.

Article 11	The insurance matters related to the Subject of Mortgage shall be performed pursuant to the terms stipulated by the Loan Agreement.

Article 12	If the Subject of Mortgage is required to receive compensation from a third party due to expropriation or other reasons, the Mortgagee has the right to represent the Mortgagor to directly receive the compensation, and handle the received compensation pursuant to the terms stipulated in the Loan Agreement.

Article 13	If the Mortgagor is under any of the following conditions, the Mortgagee shall dispatch its personnel to take possession of the Subject of Mortgage:

1.	Declared Event of Default under the Loan Agreement.

2.	The Subject of Mortgage was migrated, sold, pledged, transferred, leased, or subjected to other disposal without the written consent of the Mortgagee and thereby causing harm to the Mortgagee.

3.	The marks or labels on the Subject of Mortgage were arbitrarily destroyed.

4.	Mortgagor has committed actions that are sufficient to reduce the value of the Subject of Mortgage.

Any harm or costs as a result of the Mortgagee taking possession of the Subject of Mortgage shall be borne by the Mortgagor. If the Mortgagor or any third party refused to deliver the Subject of Mortgage, the Mortgagee shall petition a court to issue a compulsory execution order pursuant to this Agreement. If the Mortgagor can implement its obligations under the relevant agreement and settle all of the costs within ten (10) days (or a longer period permitted by the other loan agreement) after the Mortgagee has taken possession of the Subject of Mortgage, the Mortgagor shall redeem the Subject of Mortgage unless otherwise specified by the Loan Agreement. However, if the Subject of Mortgage has a risk of dilapidation or its value has significantly decreased to the point of impairing the Mortgagee’s interests, the Mortgagee is entitled to immediately sell the Subject of Mortgage after taking possession of it and the Mortgagor shall not raise any objection to the selling price or terms and conditions. If the Mortgagor still fails to implement its obligation under relevant agreement within ten (10) days (or a longer period permitted by the other loan contracts) after the Mortgagee has taken possession of the Subject of Mortgage, the Mortgagee shall sell the Subject of Mortgage and the Mortgagor shall not raise any objection to the sales amount or conditions. After selling, the Mortgagor shall not request for redemption. The proceeds of the sale of the Subject of Mortgage shall be used to repay the debt principal and interests, default interests, penalties, and other fees. If the proceeds are insufficient to cover the debts, the Mortgagor shall make up the shortfall, and the priority of debt repayment shall comply with the terms stipulated in the Loan Agreement.

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Article 14	Any natural or civil profits or other benefits produced by the Subject of Mortgage after the Mortgagee has taken possession shall be received by the Mortgagee and used to offset the debt owed by the Mortgagor pursuant to the terms stipulated by the Loan Agreement.

Article 15	Unless expressly waived by the Mortgagee in writing, the fact that the Mortgagee did not exercise, or failed to timely exercise, the rights arisen from this Agreement or any signed documents between the Mortgagee and Mortgagor, shall not mean that the Mortgagee has waived those rights. If said rights were exercised once or partially exercised, there should be no indication that said rights cannot be exercised again or other parts of the rights cannot be exercised again.

Article 16	The place of performance for all of the obligations stipulated by this Agreement shall be the business place of the Mortgagee. Should there be any legal proceedings, the Mortgagee and the Mortgagor agrees that the Taiwan Hsinchu District Court shall be the court of first instance unless other exclusive jurisdiction applies pursuant to the law.

Article 17	The Mortgagor referred to herein shall include its successors, assignees, legal representatives, or insolvency administrators.

Article 18	This Agreement shall be governed by the laws of the Republic of China.

Article 19	The Mortgagor hereby certifies that it has reviewed all of the aforementioned terms for a reasonable period of time and has a full understanding of their meanings before signing the Agreement.

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Parties to the Agreement

Mortgagor: ChipMOS TECHNOLOGIES INC.

Representative: Chairman Shih-Jye Cheng

Address: No. 1, R&D Road 1, Hsinchu Science Park, Republic

of China (Taiwan)

Mortgagee: Bank of Taiwan Co., Ltd.

Representative:

Address:

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Schedule 9

Assignment of Insurance Rights and Benefits Agreement

This Assignment of Insurance Rights and Benefits Agreement (hereinafter “this Agreement”) shall be signed and entered into between ChipMOS TECHNOLOGIES INC. (hereinafter “Assignor”) and [Bank’s name] (with its position as a joint and several creditor pursuant to Article 283 of the Civil Code of the Republic of China to hold the security rights for the interests of the joint and several creditors, as the Lenders, pursuant to the Syndicated Loan Agreement described below, hereinafter “Assignee”) on                      (date).

The Assignor and the Syndicated Loan Bank Group (hereinafter “Lenders”) with the Collateral Agent as the Assignee have signed a Syndicated Loan Agreement (hereinafter “Loan Agreement”) on May 16, 2016 whereby the Lenders shall provide the Maximum Facility Amount up to NT$13.2 billion (NT$13,200,000,000) to the Assignor.

The Lenders’ obligation to provide the Commitment Amount under the Loan Agreement shall be one of the conditions for the Assignor to sign this Agreement. Pursuant to the terms stipulated by the Loan Agreement, the Assignor shall assign the various insurance rights and interests (excluding third party liability insurance, public liability insurance, etc.) of security for its performance of obligations to the Assignee, to serve as the Assignor’s debt implementation guarantee for the Lenders pursuant to the terms provided by the Loan Agreement.

The parties hereby stipulates the terms of this Agreement as follows:

Article 1:	Unless otherwise specified by this Agreement, all terms used herein shall have the same meanings as those given in the Loan Agreement.

Article 2:	In order for the Assignor to provide security for the various debts payable pursuant to the terms of the Loan Agreement, the Assignor shall irrevocably and unconditionally agree to the assignment listed below; and the Assignor shall agree that such assignment shall not be revoked, relieved, terminated, or changed; and the Assignor undertakes as follows:

(1)	The Assignor shall assign the various insurance rights and interests (excluding third party liability insurance, public liability insurance, etc.) of the insurance purchased for the collateral to the Assignee.

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(2)	The Assignor shall ensure that the relevant insurance policies or contracts shall have the insurance payment terms in the contents and formats that comply with the Assignee’s demands, which include, but not limited to: “without a 14-day prior written notification to the Assignee, the insurer shall not terminate, cancel the insurance policy or contract, or make any revisions or modifications that disadvantages the Assignee, and all of the insurance compensations shall be paid to the Assignee.”

(3)	Pursuant to this Loan Agreement, the Assignor shall notify the insurer of the assignment of the insurance interests for this Agreement, obtain the written undertaking in the content and format set forth in the attachment to this Agreement, and deliver the said written undertaking to the Assignee. After the insurance policy or contract (excluding third party liability insurance, public liability insurance, etc.) for the collateral has subsequently enter into force, the Assignor shall notify the relevant insurer regarding matters in connection with the assignment of insurance pursuant to this Agreement, obtain the written undertaking from the insurer in the content and format that comply with the attachment to this Agreement, and deliver the said written undertaking to the Assignee for safekeeping.

(4)	The Assignor shall take all necessary measures to ensure that all of the relevant insurances are in full force, and protect the rights and interests enjoyed by the Assignee and the Lenders from the assigned subject. The Assignor shall also comply with the Assignee’s reasonable demands to collaborate in various other actions (or permit the Assignee to take various actions) so that the Assignee may fully enjoy the interests from the assignment pursuant to this Agreement.

Article 3:	Representations

(1)	The Assignor hereby declares and confirms as follows:

(a)	The Assignor has completed the required resolution procedures for its company; has signed this Agreement and delivered the relevant documents; and after this Agreement is signed by a representative legally authorized by the Assignor, this Agreement constitutes a legal, valid, and binding obligation to the Assignor and enforceable against the Assignor.

(b)	The assigned subject shall be legally obtained based on the various relevant insurance policies or contracts of the insurances purchased by the Assignor for the collateral, and then legally and effectively assigned to the Assignee pursuant to the terms of this Agreement. Unless otherwise created by this Agreement, the Assignor had not created any encumbrances on the aforementioned rights and interests or committed any acts that are sufficient to diminish the content of the rights and interests.

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(c)	The Assignor’s obligations under the aforementioned insurance purchased for the collateral by the Assignor are not assigned, the Assignor shall remain solely responsible for the performance of these obligations to the relevant parties, and the Assignee need not implement any related obligations or debts incurred by the Assignor under relevant insurance contracts because of this Agreement. Therefore, even if the Assignor has failed to implement its obligations under said contracts, the Assignee shall have no obligation or responsibility to perform on behalf of the Assignor.

(d)	The insurances purchased by the Assignor for the collateral shall be valid and enforceable, shall not be invalid for any reason, and to the Assignor’s knowledge, the insurer has no reason to revoke or rescind any such insurances.

(e)	The Assignor has paid all of the relevant insurance premiums and other payments, and has observed and performed those requirements as provided by the various insurance policies or insurance stipulations.

(2)	The Assignor also declares to the Assignee that at any time during the term of this Agreement and Loan Agreement, the contents of the declaration statements above shall remain true and correct.

Article 4:	The Assignor hereby undertakes as follows:

(1)	The Assignor shall pay the insurance premiums and other payments on time; and submit the original insurance policy, original temporary insurance policy, original insurance contract, copies of the insurance premium payment receipt, and copies of other relevant documents to the Assignee.

(2)	Without prior written consent by the Assignee, the Assignor shall not request the insurer to modify or revise the contents of the relevant insurance contracts in a manner that disadvantages the Assignee, and shall not agree for the insurer to modify or revise the contents of the relevant insurance contracts in a manner that disadvantages the Assignee.

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(3)	The Assignor shall complete the insurance renewals at least 14 days prior to the expiry of relevant insurance policies or contracts, and pay the premiums to ensure that insurance period remain uninterrupted.

(4)	The Assignor shall not re-assign, pledge, create security to other parties, or make any disposal of any rights or interests under the various relevant insurance contracts or of other rights already assigned to the Assignee pursuant to this Agreement.

(5)	The Assignor shall compensate the Assignee or any Syndicated Loan Banks for any advanced premium or other payments to the insurer plus the accrued interests pursuant to the terms stipulated by this Loan Agreement.

(6)	Should an insurance incident under the relevant insurance policy or contract occur, during the subsequent insurance benefit claim process, the Assignor shall handle and notify the Assignee of matters regarding the claim pursuant to the terms stipulated in the Loan Agreement.

(7)	Without prior written consent by the Assignee, the Assignor shall not abandon, lift, reconcile, compromise, or waive any insurance benefit claims; or take any actions or omit any actions that will impede the requests for insurance payment claim.

Article 5:	The Assignee shall not be obligated to check whether the nature or amount of the payments received under the terms stipulated by this Agreement are correct; and the Assignee shall be entitled (but not obligated) to receive any such interest or payment transfers, and directly pursue recovery or take legal recovery procedures.

Article 6:	Notwithstanding the assignment provisions provided by the Agreement, under the premise that the Assignor has fully complied with the Loan Agreement and the terms stipulated by this Agreement, the Assignee shall authorize the Assignor to directly negotiate with the various other insurance related parties as if the Assignor is the sole holder of all of the rights and interests of the insurance. However, unless otherwise stipulated by this Agreement, the Assignor shall not receive any insurance benefits. Said authorization shall immediately become null and void if the Majority Lenders or the Assignee confirms that an Event of Default has occurred and the Assignee has notified the Assignor of the breach in writing.

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Article 7:	This Agreement shall provide guarantee in a continuing nature; shall remain in full force before the Assignor has fully settled all of the secured debt; shall not be affected because the Assignor or any third parties have declared bankruptcy, become insolvent, or changed its organization or current status; and shall not be affected by temporary partial debt settlements or any other matters. This Agreement shall be independent of the various security interests, guarantees, or any rights or remedies that may be enjoyed or obtained by the Assignee or the Lenders at present or in the future.

Article 8:	Notwithstanding the assignment under this Agreement, the Assignor shall still comply with and fulfill its obligations pursuant to the relevant insurance policies or contracts, and the Assignee or any Lenders shall not be responsible for any obligations under the relevant insurance policies or contracts. The Assignee has no obligation to check the nature of the received payments or whether said payment has fully been paid, and has no obligation to propose any claims or take any actions in order to receive any payment or to implement the assigned subject.

Article 9:	After the occurrence of an incident stipulated in the relevant insurance policy or contract, regardless of whether an Event of Default has occurred pursuant to the Loan Agreement, the Assignee shall receive the policy proceeds pursuant to the terms stipulated by the Loan Agreement and use the proceeds to offset any of the debts or payable items of the Assignor.

Article 10:	The Assignor hereby irrevocably authorizes the Assignee as its agent (with the right to re-appointment) to sign, seal, execute, deliver, complete, and implement the Assignor’s obligations under this Agreement on behalf of the Assignor; exercise the Assignor’s interests under this Agreement; or take any actions required by the Assignee (or deemed appropriate or expedient by the Assignee) to obtain the full benefits of this security. The authorization under this Article shall be regarded as the Assignor authorizing the Assignee to perform all of the actions that shall be engaged by an agent.

Article 11:	The Assignor shall compensate the Assignee or the Lenders for all losses, debts, damages, costs, and expenses caused by exercising or performing the terms of this Agreement pursuant to the terms stipulated by the Loan Agreement; and for any lawsuits, proceedings, claims, demands, costs, and expenses incurred because the Assignor has not perform or observe any pledges or agreements stipulated in this Agreement, or caused by any of the Assignor’s actions or inactions related to the performance of obligations related to the insurance.

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Article 12:	Any of the rights, privileges, or remedies stipulated by this Agreement that have not been exercised or have not been timely exercise by the Assignee or any Lender shall not affect such rights, privileges, or remedies and shall not be regarded as a waiver of such rights, privileges, or remedies. Any independent or partial implementation of the aforementioned rights, privileges, or remedies shall not impact the future implementation or any other rights, privileges, or remedies. The rights, privileges, or remedies provided by this Agreement shall be cumulative and shall not exclude any other rights, privileges, or remedies enjoyed by the Assignee pursuant to law. Should any provisions of this Agreement become illegal, invalid, or unenforceable at any time due to violation of the laws of any jurisdiction, the applicability, legality, and enforceability of such terms under other legal jurisdictions shall not be affected.

Article 13:	If the Assignee is required to assign or transfer the rights under this Agreement to third parties pursuant to the terms by this Agreement, said third parties shall, with the consent of the Assignee, continue to enjoy the various rights enjoyed by the Assignee under this contract without exceeding the scope of rights enjoyed by the Assignee under this Agreement.

Article 14:	The obligations and responsibilities of the Assignor shall remain in force pursuant to this Agreement before all of the indebtedness are settled, which shall not be affected by any acts, omissions, or events.

Article 15:	After the term of the Loan Agreement has expired, the Assignee shall re-assign the various insurance interests back to the Assignor and return all insurance forms, certificates, and documents submitted by the Assignor to the Assignee pursuant to the terms of this Agreement to the Assignor.

Article 16:	This Agreement shall be governed by the laws of the Republic of China, and shall not be modified without the written consents from both the Assignor and the Assignee.

Article 17:	The parties hereby agree that the Taiwan Hsinchu District Court shall be the court of first instance to settle any disputes arising from this Agreement.

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Parties to the Agreement

Assignor: ChipMOS TECHNOLOGIES INC.

Representative: Chairman Shih-Jye Cheng

Address: No. 1, R&D Road 1, Hsinchu Science Park, Republic

of China (Taiwan)

Assignee: [Bank’s name]

Representative:

Address:

Date:

9-7

Attachment of Schedule 9

Form of Undertaking

The undersigned,                      Insurance Co., Ltd. (hereinafter “the Company”), hereby makes the undertakings with regards to the Company’s insurance (excluding third party liability insurance or public liability insurance) for the relevant collateral of ChipMOS TECHNOLOGIES INC. (hereinafter “ChipMOS TECHNOLOGIES”) as follows:

1.	ChipMOS TECHNOLOGIES has purchased the insurances from the Company for the assets of ChipMOS TECHNOLOGIES pursuant to the Loan Agreement signed on May 16, 2016 and the relevant documents as follows:

Insurance Type	Insured Amount	Insurance Number	Insurance Period

2.	The Company is well aware of the provisions provided by the Assignment of Insurance Rights and Interests Agreement entered into by and between ChipMOS TECHNOLOGIES and your bank on (date) to assign the various insurance rights and interests mentioned above to your bank (held for the benefit of all of the lenders based on your bank’s status as a joint and several creditor). The Company hereby confirms that it has indeed received the notice relating to the assignment and agreed thereto.

3.	The Company has listed your bank as the only first priority insurance beneficiary (Loss Payee) in the aforementioned insurance policy and relevant documents, and added the insurance payment terms approved by your bank to stipulate that the aforesaid insurance claim payments shall be made to your bank.

4.	If the Company does not receive the premium for the aforementioned insurance, your bank shall be notified immediately. Unless the Company has given your bank a written notice for 14 days in advance and a reasonable opportunity to settle the unpaid premium, the Company hereby agrees that it shall not cancel or terminate this insurance policy.

5.	If the aforementioned insurance policy is subsequently extended or updated, the Company shall submit the extended or updated insurance policy as well as the relevant documents directly to your bank based on the instructions provided by your bank.

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6.	The Company shall notify your bank in writing at least 14 days prior to the expiry of the aforementioned insurance policy, inform your bank whether the Company has received instructions on the extension or renewal, and immediately inform your bank in writing upon receiving the instructions for the aforementioned extension or renewal.

7.	The Company shall immediately notify your bank in writing if ChipMOS TECHNOLOGIES has requested to modify the insurance terms in a manner that is disadvantageous to your bank; terminate the aforementioned insurance; or nullify, revoke, or make the insurance unenforceable. The Company shall not reduce the insured amount of the insurance or change the insurance type, scope of coverage, beneficiary, or terms of insurance payment; perform any changes that will adversely affects your bank’s rights; or terminate, rescind, revoke, or make the insurance unenforceable without the prior written consent from your bank.

Sincerely,

[Bank’s name]

The Undersigned:

Insurance Co., Ltd.

Representative:

Date:

9-9

Schedule 10

Negative Pledge

To whom it may concern:

The Undersigned, ChipMOS TECHNOLOGIES INC. (hereinafter “the Borrower”), has entered into a Syndicated Loan Agreement (hereinafter “Loan Agreement”) on May 16, 2016 in the total facility amount of NT$13.2 billion (NT$13,200,000,000) with the Syndicated Loan Bank Group (hereinafter the “Lenders”) having the Land Bank of Taiwan Co., Ltd., as the Facility Agent. All of the terms used in this Negative Pledge shall have the same meanings and definitions as those given in the Loan Agreement.

The Borrower has, after its Board of Directors resolution (please see Attachment 1 for the meeting minutes of the Board of Directors) convened on                          (date), agreed to create the first rank mortgage on the machinery, equipment and their ancillary equipment (please see Attachment 2 for a list of the security properties to be provided, hereinafter collectively the “Collateral”) owned by the Borrower to the Collateral Agents to serve as the Borrower’s security for the various debts owed to the Collateral Agents and the Lenders pursuant to the terms provided by the Loan Agreement.

The Borrower hereby undertakes and agrees to the following pursuant to the Loan Agreement and Article 30 of the Banking Act of the Republic of China.

1.	Starting from the date this Negative Pledge is executed, the Borrower shall not provide any part of the Collateral or its related interests to any third parties to serve as mortgage or other security interests; shall not transfer, migrate, demolish all or parts of the Collateral, or conduct any acts that are sufficient to reduce the value of the Collateral; shall not allow any Collateral to be seized or detained; and shall not make any undertakings that will repeat or contravene this Negative Pledge without prior written consent of the Facility Agent. The undersigned shall handle the related procedures for creation of security interest in accordance with the terms stipulated by the Loan Agreement when the Collateral is in the condition available for the registration of creation of mortgagor available to be transferred to the Collateral Agents. When deemed necessary by the Facility Agent, the Facility Agent shall notify the Undersigned of the deadlines to complete the registration of mortgage or transfer the possession of Collateral to the Facility Agent.

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2.	The Borrower shall create the first rank mortgage to the Collateral Agents pursuant to the time, method, and amount specified by the Loan Agreement. The Collateral Agents shall hold these rights as the mortgagee under its status as a joint and several creditor for the benefit of the Lenders.

3.	The Undersigned hereby undertakes that when it has the insurance benefits or ownership rights for aforementioned assets to be used as Collateral, it shall handle the insurance related matters pursuant to the Loan Agreement.

4.	If the Borrower violated this Negative Pledge or conducted any acts that may impede this Negative Pledge, the directors who participated in the decision or the behavior of said acts shall be held jointly and severally liable in accordance with Article 126 of the Banking Act of the Republic of China.

5.	This Negative Pledge is irrevocable, and shall not be revoked, withdrawn, or terminated without the written consent of the Facility Agent. If mortgage has been created on part of the Collateral, for the part of the Collateral that has not been created for mortgage this Negative Pledge shall remain valid.

Sincerely,

The Lenders

Facility Agent: Land Bank of Taiwan Co., Ltd.

The Undersigned: ChipMOS TECHNOLOGIES INC.

Representative: Chairman Shih-Jye Cheng

Address: No. 1, R&D Road 1, Hsinchu Science Park,

Republic of China (Taiwan)

Date:

Attachment 1: Meeting Minutes of the Board of Directors

Attachment 2: Detailed List of the Collateral

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Schedule 11

Assignment of [Commitment Amount] [Outstanding Principal Balance] Agreement

This Assignment Agreement is jointly entered into by and between                  (hereinafter “Assignor Bank”) and                  (hereinafter “Assignee”) on                          (date).

On May 16, 2016, the Assignor Bank has entered into the Syndicated Loan Agreement (hereinafter “Loan Agreement”) with ChipMOS TECHNOLOGIES INC. (hereinafter “the Borrower”) and other Syndicated Loan Banks (the “Lenders”) in the Maximum Facility Amount of NT$13.2 billion (NT$13,200,000,000).

WHEREAS, the Assignee is desirous of assuming all rights and obligations of the Assignor Bank under the Loan Agreement, and the Assignor Bank agrees to assign all its rights and obligations under the said Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Definitions

Unless otherwise defined in this Agreement, all terms herein shall have the same meanings and definitions as those given in the Loan Agreement.

2.	Assignment

The Assignor Bank hereby agrees to assign the [rights and obligations of the Commitment Amount] [Outstanding Principal Balance] under the [Tranche A] [Tranche B] Facility Amount in the amount of [NT$] [US$]                      to the Assignee pursuant to the Loan Agreement, and the Assignee agrees to undertake the relevant rights and obligations relating to the [Commitment Amount] [Outstand Principle Balance] under the [Tranche A] [Tranche B] Facility Amount in the amount of [NT$] [US$]                     .

3.	Assignment Fee

The Assignee hereby agrees to pay to the Assignor Bank the assignment fee for the [Commitment Amount] [Outstanding Principal Balance] under the Loan Agreement, at the rate of     % of the [Commitment Amount] [Outstanding Principal Balance] assigned to it, and such payment shall be made on the execution date of this Agreement.

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4.	Effective Date

The assignment of [Commitment Amount] [Outstanding Principal Balance] under the Loan Agreement and the relevant rights and obligations shall take effect on the date of execution of this Agreement.

5.	Declarations and Confirmation

With respect to the assignment of [Commitment Amount] [Outstanding Principal Balance] under the Loan Agreement and relevant rights and obligations pursuant to this Agreement, the Assignee hereby declares and confirms as follows:

(1)	Commencing on the execution date of this Agreement, the Assignee shall perform the obligations and exercise the rights under the Loan Agreement with respect to the [Commitment Amount] [Outstanding Principal Balance] assigned by the Assignor Bank to the Assignee.

(2)	With regard to the Borrower’s credit, financial status, ability to make repayment and the risks involved in the Loan Agreement, the Assignee has conducted independent investigation and assessment in accordance with normal credit authorization procedures, has decided to provide the loan under the aforesaid Tranches Facility Amount and has been assigned the [Commitment Amount] [Outstanding Principal Balance] from the Assignor Bank.

(3)	The Assignee should independently assume the relevant credit authorization risk with regard to the [Commitment Amount] [Outstanding Principal Balance] assumed under the Loan Agreement. With respect to any matters relating to Facility Amount extended to the Borrower, the Assignor Bank has not made and does not make any declaration to the Assignee; with regard to whether the Borrower will perform its contractual obligations or any matters relating to its financial ability, business status and ability to repay etc., the Assignor Bank shall not bear any obligation of guarantee.

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(4)	The respective parties hereto have obtained all necessary internal authorization of their companies with respect to the execution of this Agreement, and this Agreement shall be binding on the parties hereto.

6.	Notice

Upon the execution of this Agreement, the respective parties shall jointly sign the notices to the Borrower, joint and several guarantor, and the Facility Agent regarding the assignment of rights and obligations under the Loan Agreement in accordance with the format of notices attached to the Agreement.

7.	Confidentiality

Unless otherwise notified in accordance with the Loan Agreement and this Agreement, the parties hereto shall maintain confidentiality with regard to the contents of this Agreement.

8.	Applicable Law

For all matters not covered herein, the laws of the Republic of China shall apply.

9.	Court of Jurisdiction

The parties hereto agree that, all legal actions or proceedings arising from or relating to this Agreement shall be submitted to the jurisdiction of Taiwan Hsinchu District Court as the court of first instance unless other exclusive jurisdiction applies pursuant to the law.

10.	Counterparts

This Agreement shall be executed in      originals, with each party holding one original.

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The Undersigned:

Assignor Bank:

Representative:

Assignee:

Representative:

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Attachment

Notice

To: ChipMOS TECHNOLOGIES INC.

Land Bank of Taiwan Co., Ltd. (hereinafter, the “Facility Agent”)

Subject: Syndicated Loan Agreement (hereinafter “Loan Agreement”) signed by ChipMOS TECHNOLOGIES INC. with the

              Syndicated Loan Bank Group (the “Lenders”) having the Land Bank of Taiwan, Co., Ltd. as its Facility Agent on May 16, 2016.

Explanation:

1.	The Bank shall be the Syndicated Loan Bank (hereinafter “Assignor Bank”) of the Loan Agreement.

2.	Pursuant to the Assignment of [Commitment Amount] [Outstanding Principal Balance] Agreement between the Assignor Bank and (hereinafter “Assignee”) executed on (date), the Assignor Bank hereby agrees to transfer the [Commitment Amount] [Outstanding Principal Balance] under the [Tranche A] [Tranche B] Facility Amount in the amount of [NT$] [US$] to the Assignee, and the Assignee hereby agrees to assume the relevant rights and obligations. Said assignment shall become effective on (date).

3.	All notices relating to the aforesaid Loan Agreement to the Assignee shall be delivered in accordance with the provisions in the Loan Agreement and to the following address or fax number of the Assignee:

Assignee:

Address:

TEL:

FAX:

E-mail:

Contact:

Bank:

Account No.:

Account Name:

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4. This Notice is issued pursuant to the Loan Agreement for your reference; please be advised.

Assignor Bank: Bank

Authorized Signatory:

Assignee:

Authorized Signatory:

Date:

We hereby confirm our receipt of notice of assignment of the [Commitment Amount] [Outstanding Principal Balance].

Borrower: ChipMOS TECHNOLOGIES INC.

Authorized Signatory:

Facility Agent: Land Bank of Taiwan Co., Ltd.

Authorized Signatory:

Date:

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